Exhibit 2.1

N o t a r i a l   D e e d

Roll of Deeds No.  1077  for 2019 K

SHARE AND ASSET PURCHASE AGREEMENT

Negotiated at Düsseldorf on August 18, 19 and 20, 2019

Before me, the undersigned Notary

Dr. Marcus Kämpfer

with official residence at Düsseldorf

appeared:

1.              Dr. Christian Bank,

born on March 18, 1976,

with business address at Kaiser-Wilhelm-Allee 1, 51368 Leverkusen, Germany,

herein acting not in his own name, but as representative with power of sole representation under a power of attorney dated August 12, 2019 under exclusion of any personal liability, which has been presented as original, a copy of which is attached — hereby certified — in the name and on behalf of

Bayer Aktiengesellschaft, with its registered seat in Leverkusen, Germany, registered with the commercial register of the local court of Cologne under HRB 48248, having its business address at Kaiser-Wilhelm-Allee 1, 51368 Leverkusen, Germany,

2.              Dr. Beatrice Vos, neé Hartmann,

born on July 4, 1975,

with business address at Plantin en Moretuslei 1A, 2018 Antwerp, Belgium,

herein acting not in her own name, but as representative with power of sole representation under a power of attorney dated August 6, 2019, under exclusion of any personal liability, which has been presented as original, a copy of which is attached — hereby certified — in the name and on behalf of

Elanco Animal Health Incorporated, with its business seat in Greenfield, State of Indiana, United States of America, Business ID: 201805031256546, having its business address at 2500 Innovation Way, Greenfield, State of Indiana, 46140 - 9163, United States of America.

The persons appearing identified themselves vis-à-vis the notary by presentation of their valid passports or IDs.

The notary, who is in command of the English language, ascertained that the persons appearing are capable of the English language. The persons appearing requested to have their statements notarized in English.

The persons appearing, acting as indicated, requested recording of the following:

Bayer Aktiengesellschaft and Elanco Animal Health Incorporated hereby enter into the Share and Asset Purchase Agreement attached to this deed. The persons appearing refer to the attached Share and Asset Purchase Agreement.

The persons appearing refer to deed-no. 1076/2019 K of the notary Dr. Marcus Kämpfer (“Reference Deed”) pursuant to section 13a of the German Notarization Act (Beurkundungsgesetz). The original of the Reference Deed was available at notarization of the deed at hand. The persons appearing confirmed to know this deed and waived the right to have it read aloud and attached hereto.

In case reference is made to Annexes, Schedules, Exhibits or Appendices in the attached Share and Asset Purchase Agreement, such reference shall relate to the Annexes, Schedules, Exhibits or Appendices (including the Annexes, Schedules, Exhibits or Appendices thereto) of the Reference Deed unless specified otherwise or attached to this notarial deed at hand.

II

All notarial fees in in connection with the notarisation of the deed at hand including the costs for the notarisation of the Reference Deed shall be borne by Elanco Animal Health Incorporated.

The foregoing protocol with the attached Share and Asset Purchase Agreement including the attached Annexes, Schedules, Exhibits and Appendices (including the attached Annexes, Schedules, Exhibits or Appendices thereto) was read aloud in the presence of the notary to the persons appearing, was ratified by the persons appearing and personally signed by the persons appearing and the notary as follows:

/s/ Christian Bank

/s/ Beatrice Vos

/s/ Kämpfer Notary

III

SHARE AND ASSET PURCHASE AGREEMENT

between

BAYER AKTIENGESELLSCHAFT

and

ELANCO ANIMAL HEALTH INCORPORATED

Dated as of August 20, 2019

i

ANNEXES, SCHEDULES AND EXHIBITS

ANNEXES
Annex 1	—	Definitions
Annex 2	—	Defined Terms
Annex 3	—	Share Sellers
Annex 4	—	Transferred Companies and Transferred Entities
Annex 5	—	Transferred Assets
Annex 6	—	Excluded Assets
Annex 7	—	Assumed Liabilities
Annex 8	—	Excluded Liabilities
Annex 9	—	Territory
Annex 10	—	Works Council Matters
Annex 11	—	Pension Arrangements
Annex 12	—	Pension Assets and Liabilities Provisions
Annex 13	—	No Injunction Jurisdictions

v

Annex 14A	—	Business Employees
Annex 14B		Leadership Circle
Annex 15	—	Business Leases
Annex 16	—	Interparty Lease Terms
Annex 17	—	Business Owned Real Property
Annex 18	—	Business Patents
Annex 19	—	Business Trademarks
Annex 20A	—	Working Capital Provisions
Annex 20B	—	Net Financial Indebtedness Provisions
Annex 20C	—	Intercompany Accounts Provisions
Annex 20D	—	Inventory Provisions

Annex 20E	—	Tax Provisions
Annex 21	—	Animal Health Environmental Products
Annex 22	—	Knowledge
Annex 23	—	Mixed Contracts
Annex 24	—	Consideration Allocation Principles
Annex 25	—	Seller Required Approvals
Annex 26	—	Central Transfer Plan Template
Annex 27	—	Liquidation of Consideration Shares
Annex 28	—	Post-Closing Tax Obligations
Annex 29	—	Confidentiality Agreement
Annex 30	—	Product Authorization Data
Annex 31	—	Defined Explorer Competitors
Annex 32	—	Bayer Restructuring Principles

SCHEDULES
Seller Disclosure Schedule
Purchaser Disclosure Schedule

EXHIBITS

Exhibit 1	—	Forms of Closing Date Statements
Exhibit 2	—	Form of Transition Services Agreement
Exhibit 3	—	Form of Reverse Transition Services Agreement
Exhibit 4	—	Term Sheet for Sales Force Agreement (France)
Exhibit 5	—	Form of Local Asset Purchase Agreement
Exhibit 6A	—	Form of Local Share Transfer Agreement (Germany)
Exhibit 6B	—	Form of Local Share Transfer Agreement (Rest of World)
Exhibit 7	—	Form of Intellectual Property Agreement
Exhibit 8	—	Form of R&D Collaboration Agreement
Exhibit 9A	—	Form of Late Stage License Agreement (Molidustat)
Exhibit 9B	—	Form of Late Stage License Agreement (sGC)
Exhibit 9C	—	Form of Late Stage License Agreement (FAP Fly)
Exhibit 9D	—	Form of Late Stage License Agreement (IRAK 4)
Exhibit 9E	—	[RESERVED]
Exhibit 9F	—	Form of Terminated Pharma Compounds Agreement
Exhibit 10	—	Term Sheet for Product Authorization Data License Agreement
Exhibit 11	—	Reverse Service Agreement for Animal Care Services
Exhibit 12A	—	Term Sheet for Belford Roxo Lease and Site Services
Exhibit 12B	—	Term Sheet for Johannesburg Lease and Site Services
Exhibit 12C	—	Term Sheet for Milan Lease and Site Services
Exhibit 12D	—	Term Sheet for Monheim Lease and Site Services
Exhibit 13A	—	Term Sheet for São Paulo Lease
Exhibit 13B	—	Term Sheet for Paris La Garenne Lease
Exhibit 13C	—	Term Sheet for Canlubang Lease
Exhibit 13D	—	Term Sheet for Blonie Lease
Exhibit 13E	—	Term Sheet for Mszczonow Lease
Exhibit 13F	—	Term Sheet for Ho Chi Minh City Lease
Exhibit 14A	—	Term Sheet for Active Ingredient Supply Agreement (Pharma - Molidustat)
Exhibit 14B	—	Term Sheet for Active Ingredient Supply Agreement (CropScience - Dormagen)
Exhibit 14C	—	Term Sheet for Reverse Active Ingredient Supply Agreement (Pharma - Emodepside)
Exhibit 14D	—	Form of Active Ingredient Supply Agreement (Pharma - La Felguera)
Exhibit 14E	—	Term Sheet for Active Ingredient Supply Agreement (CropScience - Vapi)
Exhibit 15A	—	Term Sheet for Contract Manufacturing Agreement (Pharma — Elberfeld, Pradofloxacin Anhydrate)
Exhibit 15B	—	Term Sheet for Contract Manufacturing Agreement (Pharma — Elberfeld, Pradofloxacin Trihydrate)
Exhibit 15C	—	Term Sheet for Contract Manufacturing Agreement (Pharma — Elberfeld, Enrofloxacin)
Exhibit 15D	—	Term Sheet for Reverse Product Tolling Agreement (Belford Roxo)
Exhibit 16A	—	Form of Reverse Manufacturing Agreement (Pharma - Kiel)
Exhibit 16B	—	Term Sheet for Reverse Supply Agreement (Consumer Health - Shawnee)

EXHIBITS

Exhibit 16C	—	Term Sheet for Reverse Supply Agreement (Consumer Health - Kiel)
Exhibit 17A	—	Term Sheet for Supply and Distribution Agreement (Grobig)
Exhibit 17B	—	Term Sheet for Distribution Agreement (Farm Hygiene)
Exhibit 18A	—	Form of Distribution Agreement (Importer of Record)
Exhibit 18A	—	Form of Supply Agreement (Importer of Record)
Exhibit 18B	—	Form of Interim Commercialization Agreement
Exhibit 18B	—	Form of Local Supply Agreement (Interim Commercialization)
Exhibit 19	—	Form of Pension Management Agreement (Germany)
Exhibit 20	—	Form of Indiana Law Legal Opinion
Exhibit 21	—	Form of Seller Closing Certificate
Exhibit 22	—	Form of Purchaser Closing Certificate
Exhibit 23	—	Basis of Preparation
Exhibit 24	—	Business Product Authorizations and Third Party Business Product Authorizations
Exhibit 25	—	Business Plan

SHARE AND ASSET PURCHASE AGREEMENT

SHARE AND ASSET PURCHASE AGREEMENT, dated as of August 20, 2019, between Bayer Aktiengesellschaft, a German stock corporation (“Seller Parent”), and Elanco Animal Health Incorporated, an Indiana corporation (“Purchaser”).

W I T N E S E T H:

WHEREAS, Seller Parent and certain of its Subsidiaries as listed on Annex 3 (Seller Parent and each such Subsidiary, a “Share Seller” and together, the “Share Sellers”) own all of the shares or other equity interests (the “Seller Shares”) of the entities listed on Annex 4 (each, a “Transferred Company”);

WHEREAS, Seller Parent desires to (in its own name and to cause the other Share Sellers to) sell (verkaufen), and Purchaser desires to purchase (kaufen), the Seller Shares;

WHEREAS, Seller Parent desires to (in its own name and to cause certain of the Retained Subsidiaries to) sell (verkaufen), and Purchaser desires to purchase (kaufen), the Transferred Assets (as defined below); and

WHEREAS, Seller Parent desires to (in its own name and to cause certain of the Retained Subsidiaries to) transfer, and Purchaser desires to assume, the Assumed Liabilities (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, as defined in this Agreement and intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1                                    Certain Definitions.  For purposes of this Agreement, (a) each capitalized term set forth in Annex 1 shall have the meaning ascribed to it therein, and (b) each capitalized term set forth in Annex 2 shall have the meaning ascribed to it in the Section or other provision of this Agreement specified opposite thereto.

Section 1.2                                    Other Definitional Provisions.  Unless the express context otherwise requires:

(a)                                 the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)                                 the terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)                                  the terms “Dollars” and “$” mean United States Dollars;

(d)                                 the terms “Euro” and “€” shall refer to the currency introduced at the start of the third stage of European Economic and Monetary Union pursuant to the Treaty on the Functioning of the European Union, as amended;

(e)                                  references herein to a specific Section, Subsection, Annex, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Annexes, Schedules and Exhibits of this Agreement;

(f)                                   wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g)                                  wherever the word “promptly” or “as promptly as practicable” is used in this Agreement, it shall mean without undue delay (unverzüglich); and

(h)                                 references herein to any gender include each other gender.

Section 1.3                                    Headings.  Heading references in this Agreement and the table of contents of this Agreement are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

ARTICLE II

PURCHASE AND SALE OF THE BUSINESS

Section 2.1                                    Purchase and Sale of Seller Shares.  On the terms and subject to the conditions set forth herein, in consideration of the Transaction Consideration and with effect from the Closing, Seller Parent hereby (with respect to BAH GmbH) sells (verkauft), and at Closing shall transfer (dinglich abtreten) and (with respect to the Transferred Companies other than BAH GmbH) shall cause the other Share Sellers at Closing to sell (verkaufen) and transfer (dinglich abtreten), and Purchaser hereby purchases (kauft) and, respectively, at Closing shall purchase (kaufen), the entirety of the Share Sellers’ respective right, title and interests in and to the Seller Shares, free and clear of all Encumbrances (other than transfer restrictions imposed by applicable securities Laws), and at Closing, the Purchaser shall accept transfer (dingliche Abtretung annehmen) of such right, title and interests in and to the Seller Shares.  The transfer of certain Transferred Companies organized in jurisdictions in which local Laws require specified formalities or other procedures to be observed in order to legally effect a transfer of such entity shall be effected pursuant to Local Share Transfer Agreements as further described in Section 2.8(a)(viii).

Section 2.2                                    Purchase and Sale of Transferred Assets.  On the terms and subject to the conditions set forth herein, in consideration of the Transaction Consideration and with effect from the Closing (subject to Section 2.9), Seller Parent at Closing shall sell (verkaufen) and transfer (dinglich abtreten), and shall cause the Retained Subsidiaries to sell (verkaufen) and transfer (dinglich abtreten), and Purchaser at Closing shall purchase (kaufen) and shall accept transfer (dingliche Abtretung annehmen) of, the entirety of Seller Parent’s and the Retained Subsidiaries’ right, title and interest in and to the assets set forth on Annex 5 (the “Transferred Assets”), free and clear of all Encumbrances (other than Permitted Encumbrances).

Section 2.3                                    Excluded Assets.  Notwithstanding anything herein to the contrary, Seller Parent and the Retained Subsidiaries shall retain all of their existing right, title and interest in and to, and there shall be excluded from the sale, conveyance, transfer, assignment and delivery to Purchaser hereunder, and the Business Assets shall not include, the assets of Seller Parent and its Subsidiaries set forth on Annex 6 (the “Excluded Assets”).

Section 2.4                                    Assumption of Liabilities.  On the terms and subject to the conditions set forth herein, in consideration of the provisions of this Article II and effective as of the Closing (subject to Section 2.9), Seller Parent shall, and shall cause certain of the Retained Subsidiaries to, transfer, and Purchaser shall assume, the Liabilities of Seller Parent and its applicable Retained Subsidiaries set forth on Annex 7 (the “Assumed Liabilities”) and Purchaser hereby agrees to, or to cause its appropriate and creditworthy Subsidiaries to, thereafter discharge and perform when due and/or payable all Assumed Liabilities and to cause the Transferred Entities to thereafter discharge and perform when due and/or payable all of their respective Liabilities.  Purchaser hereby guarantees the discharge and performance when due and/or payable of all Liabilities of the Transferred Entities.

Section 2.5                                    Excluded Liabilities.  Seller Parent and the Retained Subsidiaries shall retain, as of the Closing, and Purchaser and its Subsidiaries shall not assume at the Closing, the Liabilities set forth on Annex 8 (the “Excluded Liabilities”), which Seller Parent shall, and shall cause its appropriate and creditworthy Retained Subsidiaries to, discharge and perform when due and/or payable.  Seller Parent hereby guarantees the discharge and performance when due and/or payable of all Excluded Liabilities of the Retained Subsidiaries.

Section 2.6                                    Transaction Consideration.

(a)                                 The purchase price to be paid by Purchaser to Seller Parent for the Seller Shares and the Transferred Assets, and the assumption of the Assumed Liabilities, shall be the Transaction Consideration.

(b)                                 Seller Parent acknowledges that the Consideration Shares are being acquired from Purchaser in a transaction not involving a public offering and that such Consideration Shares may be resold only in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom.  The book-entry statement provided by Purchaser with respect to the Consideration Shares shall include the legend set forth below.

“THE SHARES REPRESENTED BY THIS BOOK ENTRY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION FROM THE REQUIREMENTS OF THE SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS.”

Section 2.7                                    Closing.  The Parties shall conduct the Closing of the Transaction and the other transactions contemplated by this Agreement (such transactions, the “Contemplated Transactions”) at the offices of Linklaters LLP, Königsallee 49-51, 40212 Düsseldorf, Germany, at 10:00 a.m., Central European Time, on the first (1st) Business Day of the calendar month immediately following the date on which the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied (or duly waived) (the “Conditions Satisfaction Date”); provided, that if the Conditions Satisfaction Date is within the last three (3) Business Days of a calendar month, then Closing shall take place on the first (1st) Business Day of the second (2nd) calendar month immediately following the Conditions Satisfaction Date; provided, further, that the Closing shall not occur prior to July 1, 2020.  The date on which the Closing occurs is called the “Closing Date.”

Section 2.8                                    Closing Deliveries.

(a)                                 Deliveries by Purchaser.  At the Closing (subject to Section 2.9), Purchaser shall deliver to Seller Parent the following:

(i)                                     the Purchaser Closing Certificate;

(ii)                                  an amount in cash equal to the Estimated Cash Consideration Amount in immediately available funds by wire transfer to an account or accounts that shall have been designated by Seller Parent at least two (2) Business Days prior to the Closing Date;

(iii)                               the Consideration Shares in non-certificated book-entry form, including: (A) a screenshot from Purchaser’s transfer agent reflecting the issuance of such Consideration Shares (with a statement duly issued by the Purchaser’s transfer agent evidencing ownership of the Consideration Shares to be delivered as promptly as practicable after the Closing, and in any event within two (2) Business Days of Closing), and (B) a duly certified copy of the share register of Purchaser, in each case (x) showing

Seller Parent as the holder of the Consideration Shares and (y) specifying that the Consideration Shares are fully paid and non-assessable;

(iv)                              a duly executed opinion of Barnes & Thornburg LLP, special Indiana counsel to Purchaser, in the form attached hereto as Exhibit 20;

(v)                                 a distribution agreement with respect to each Importer of Record Country (the “Distribution Agreements (Importer of Record)”), in each case duly executed by Purchaser or the applicable Purchaser Ancillary Counterparty, each of which shall be in all material respects in the form attached hereto as Exhibit 18A, except in each case for: (x) such changes as may be mutually agreed by Seller Parent and Purchaser; (y) such changes as may be necessary to satisfy requirements of applicable Law; and (z) such modifications as are required to give effect to the Central Transfer Plan.  The Distribution Agreements (Importer of Record) shall not make reference to this Agreement;

(vi)                              the Interim Commercialization Agreement, duly executed by Purchaser, which shall be in all material respects in the form attached hereto as Exhibit 18B, except for: (x) such modifications as are required to give effect to the Central Transfer Plan; and (y) such changes as may be mutually agreed by Seller Parent and Purchaser;

(vii)                           those forms and agreements on a country-by-country basis as Seller Parent and Purchaser mutually agree are necessary or appropriate to effect the transfer of the Transferred Assets or the assumption of the Assumed Liabilities pursuant to this Agreement, in each case duly executed by Purchaser or the applicable Purchaser Ancillary Counterparty (the “Local Asset Purchase Agreements”).  Each Local Asset Purchase Agreement shall be in all material respects in the form of the local purchase agreement attached hereto as Exhibit 5, except in each case for: (x) the deletion of provisions which are inapplicable to the Transferred Assets or Assumed Liabilities that are the subject of such Local Asset Purchase Agreement; (y) such changes as may be necessary to satisfy requirements of applicable Law; and (z) such changes as may be mutually agreed by Seller Parent and Purchaser.  Notwithstanding anything to the contrary in this Agreement or any Local Asset Purchase Agreement, the Parties acknowledge and agree that the Local Asset Purchase Agreements are being entered into solely for the purpose of facilitating the transfer of the Transferred Assets and the assumption of certain of the Assumed Liabilities in each relevant jurisdiction, and that the terms of this Agreement shall govern in all respects the transfer of the Transferred Assets and the assumption of the Assumed Liabilities, and that the payment of the Transaction Consideration under this Agreement shall be deemed to include the payment of any applicable purchase price under each Local Asset Purchase Agreement.  In the event of any conflict between the terms of this Agreement and the terms of a Local Asset Purchase Agreement, the terms of this Agreement shall prevail.  The Local Asset Purchase Agreements shall not make reference to this Agreement;

(viii)                        those forms and agreements on a country-by-country basis as Seller Parent and Purchaser mutually agree are necessary or appropriate to effect the transfer of the Seller Shares pursuant to Section 2.1, in each case duly executed by Purchaser or the applicable Purchaser Ancillary Counterparty (collectively, the “Local Share Transfer Agreements”).  Each Local Share Transfer Agreement shall be in all material respects in the applicable form of local share transfer agreement attached hereto as Exhibit 6A or Exhibit 6B, except in each case: (x) such changes as may be necessary to satisfy requirements of applicable Law; and (y) such changes as may be mutually agreed by Seller Parent and Purchaser.  Notwithstanding anything to the contrary in this Agreement or the Local Share Transfer Agreements, the Parties acknowledge and agree that the Local Share Transfer Agreements are being entered into solely for the purpose of facilitating the transfer of the Seller Shares in each relevant jurisdiction, that the terms of this Agreement shall govern in all respects the transfer of the Seller Shares, and that the payment of the Transaction Consideration under this Agreement shall be deemed to include the payment of any applicable Transaction Consideration under each Local Share Transfer Agreement.  In the event of any conflict between the terms of this Agreement and the terms of a Local Share Transfer Agreement, the terms of this Agreement shall prevail.  The Local Share Transfer Agreements shall not make reference to this Agreement except for those references provided for in Exhibit 6A; and

(ix)                              a counterpart of each of the other Ancillary Agreements, duly executed by Purchaser or the applicable Purchaser Ancillary Counterparty, which Ancillary Agreements shall be (A) with respect to any Ancillary Agreement the form of which is attached hereto as an Exhibit, as determined in accordance with Section 5.8(b) and (B) with respect to any Ancillary Agreement for which a binding term sheet is attached hereto as an Exhibit, as determined in accordance with Section 5.8(c).

(b)                                 Deliveries by Seller Parent.  At the Closing, subject to Section 2.9, Seller Parent shall deliver, or cause to be delivered, to Purchaser the following:

(i)                                     the Seller Closing Certificate;

(ii)                                  the Distribution Agreements (Importer of Record), in each case duly executed by Seller Parent or the applicable Seller Ancillary Counterparty;

(iii)                               the Interim Commercialization Agreement, duly executed by Seller Parent;

(iv)                              the Local Asset Purchase Agreements and the Local Share Transfer Agreements, in each case duly executed by Seller Parent or the applicable Seller Ancillary Counterparty;

(v)                                 a counterpart of each of the other Ancillary Agreements, duly executed by Seller Parent or the applicable Seller Ancillary Counterparty;

(vi)                              a duly executed “certificate of non-foreign status” of Bayer HealthCare LLC and Bayer HealthCare Animal Health Inc. or their regarded owners for United States federal income tax purposes, in a form reasonably acceptable to Purchaser; provided, however, that Purchaser’s sole right if Seller Parent fails to provide such certificate shall be to make an appropriate withholding under Section 1445 of the Code; and

(vii)                           special warranty deeds in recordable form with respect to any Transferred Owned Real Property located in the United States, executed by Seller Parent or an applicable Retained Subsidiary, together with customary title affidavits required to obtain title insurance policies with respect to each Transferred Owned Real Property with no exceptions to title other than Permitted Encumbrances.

Section 2.9                                    Deferred Closing.

(a)                                 Notwithstanding anything to the contrary in this Agreement, with respect to any Interim Commercialization Country, (i) Seller Parent and its Subsidiaries shall not sell and transfer, and Purchaser and its applicable Subsidiaries shall not purchase and assume, the Transferred Assets and Assumed Liabilities in such Interim Commercialization Country on the Closing Date; (ii) the Transferred Employees in such Interim Commercialization Country shall not be deemed Business Employees at the Closing Date; and (iii) neither Party shall deliver at the Closing the Interparty Lease Agreements or Local Asset Purchase Agreements relating to such Interim Commercialization Country.  The purchase, sale and transfer of the Transferred Assets and the assumption of the Assumed Liabilities in such Interim Commercialization Country, the transfer of the employment of the Transferred Employees in such Interim Commercialization Country and the delivery of the Interparty Lease Agreements and Local Asset Purchase Agreements with respect to such Interim Commercialization Country shall be consummated by entering into a Local Asset Purchase Agreement with respect to such Interim Commercialization Country at 10:00 a.m., Central European Time, on the last day of the interim period as defined in the Interim Commercialization Agreement with respect to such Interim Commercialization Country (each such transaction, a “Deferred Closing” and each such date, a “Deferred Closing Date”), and the Deferred Closing shall be deemed to be the Closing, and the Deferred Closing Date the Closing Date, with respect to all such Transferred Assets, Assumed Liabilities and Transferred Employees for the purposes of this Agreement.  Notwithstanding the foregoing or anything to the contrary in this Agreement, Seller Parent shall not be bound by the obligations set forth in Section 5.2 with respect to any Interim Commercialization Country following the Closing Date and neither Seller Parent nor Purchaser shall be deemed to have given any of the representations and warranties set forth in this Agreement as of any Deferred Closing Date.

(b)                                 In no event shall the payment of the Transaction Consideration be reduced or deferred in any respect due to any Deferred Closing; provided, however, that the Closing Working Capital Amount (and the estimation thereof to determine the Estimated Closing Working Capital Adjustment Amount), the Estimated Closing Intercompany Trade Accounts, the Closing Intercompany Trade Accounts, the Estimated Closing Net Pension Liabilities and the Closing Net Pension Liabilities, in each case relating to the Transferred Assets, Assumed Liabilities or Transferred Employees in any Interim Commercialization Country, shall be disregarded for the purposes of calculating the Estimated Cash Consideration Amount and the Cash Adjustment Amount.

(c)                                  Within sixty (60) days following any Deferred Closing, Seller Parent shall deliver or cause to be delivered to Purchaser a statement setting forth the Closing Working Capital Amount, the Closing Intercompany Trade Accounts, and the Closing Net Pension Liabilities, in each case relating to the Transferred Assets, Assumed Liabilities and Transferred Employees in the applicable Interim Commercialization Country as of the applicable Deferred Closing Date (a “Deferred Closing Date Statement”).  Section 2.10(c), Section 2.10(d), Section 2.10(e), Section 2.10(f) and Section 2.10(h) shall apply mutatis mutandis following the delivery of any Deferred Closing Date Statement.  Promptly (and in any event within three (3) Business Days) after the final determination of the amounts set forth on a Deferred Closing Date Statement pursuant to the foregoing sentence, (i) if the Deferred Cash Adjustment Amount is a positive number, then Purchaser shall pay to Seller Parent the applicable Deferred Cash Adjustment Amount in Dollars by wire transfer of immediately available funds to an account designated by Seller Parent or (ii) if the Deferred Cash Adjustment Amount is a negative number, then Seller Parent shall pay to Purchaser the absolute value of the Deferred Cash Adjustment Amount in Dollars by wire transfer of immediately available funds to an account designated by Purchaser.

Section 2.10                             Calculation of Estimated Cash Consideration Amount, the Cash Consideration Amount and the Cash Adjustment Amount.

(a)                                 At least three (3) Business Days prior to the Closing, Seller Parent shall deliver or cause to be delivered to Purchaser a statement in all material respects in the form attached hereto as Part A of Exhibit 1 setting forth its good faith estimate of the following items:

(i)                                     the Closing Working Capital Adjustment Amount (the “Estimated Closing Working Capital Adjustment Amount”);

(ii)                                  the Closing Net Financial Indebtedness (the “Estimated Closing Net Financial Indebtedness”);

(iii)                               the Closing Intercompany Trade Accounts (the “Estimated Closing Intercompany Trade Accounts”);

(iv)                              the Closing Net Pension Liabilities (the “Estimated Closing Net Pension Liabilities”);

(v)                                 the Closing Net Tax Position (the “Estimated Closing Net Tax Position”); and

(vi)                              the Estimated Cash Consideration Amount, derived from the foregoing.

(b)                                 On or prior to the one hundred twentieth (120th) day following the Closing Date, Seller Parent shall deliver or cause to be delivered to Purchaser a statement (the “Closing Date Statement”) in all material respects in the form attached hereto as Part B of Exhibit 1 setting forth the following items:

(i)                                     the Closing Working Capital Adjustment Amount;

(ii)                                  the Closing Net Financial Indebtedness;

(iii)                               the Closing Intercompany Trade Accounts;

(iv)                              the Closing Net Pension Liabilities;

(v)                                 the Closing Net Tax Position; and

(vi)                              the Cash Consideration Amount, derived from the foregoing.

(c)                                  In the event that Purchaser determines that the Closing Date Statement is incorrect or has not been prepared in accordance with Section 2.10(h), Purchaser shall, on or before the sixtieth (60th) day following the date the Closing Date Statement is given, so inform Seller Parent in writing (the “Purchaser’s Objection”), setting forth a specific description of the items to which Purchaser objects, the basis of Purchaser’s Objection and the adjustments to the Closing Date Statement that Purchaser believes should be made, together with any evidence or documentation supporting such objection or adjustments.  If Purchaser’s Objection is not received by Seller Parent on or before the last day of such sixty (60)-day period or if Purchaser earlier notifies Seller Parent that it agrees with the Closing Date Statement provided by Seller Parent, then the Cash Consideration Amount set forth in the Closing Date Statement delivered by Seller Parent shall be final and binding on the Parties and their respective Affiliates.  Seller Parent shall not be liable under Section 9.2 for any Losses to the extent reflected in the calculation of the Cash Consideration Amount, as finally determined pursuant to this Section 2.10.

(d)                                 If Seller Parent and Purchaser are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in Purchaser’s Objection within forty-five (45) days following the delivery of Purchaser’s Objection, then they shall refer any remaining disagreements to the CPA Firm which, acting as experts and not as arbitrators, shall determine, in accordance with Section 2.10(h), and only with respect to the remaining disagreements so submitted, whether there were mathematical errors in the Closing Date Statement or whether items on the Closing Date Statement were determined or calculated in accordance with Section 2.10(h), to what extent, if any, the Closing Date Statement and the Cash Consideration Amount require adjustment.  In resolving any disputes pursuant to this Section 2.10(d), the CPA Firm shall only assign a value to any disputed Closing Date Statement item that is at or between Seller Parent’s valuation of such disputed Closing Date Statement item and the Purchaser’s valuation of such disputed Closing Date Statement item.  Copies of any written material submitted to the CPA Firm shall simultaneously be submitted to the other Party.  Purchaser and Seller Parent shall instruct the CPA Firm to deliver its written determination to Purchaser and Seller Parent no later than thirty (30) days after such remaining disagreements underlying Purchaser’s Objection are referred to the CPA Firm.  Subject to Section 319 German Civil Code (Bürgerliches Gesetzbuch — BGB), the CPA Firm’s determination shall be final and binding upon each Party and its respective Affiliates (as the sole and exclusive remedy available to the Parties in connection with the determination of the Closing Date Statement and the calculation of the Cash Consideration Amount pursuant to this Section 2.10(d)), assuming each of the Parties is otherwise in compliance with this Section 2.10(d).  The fees and disbursements of the CPA Firm shall be borne equally by Purchaser and Seller Parent.  Purchaser and Seller Parent shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the Parties’ respective accountants, to the extent permitted by such accountants) relating to the Closing Date Statement and Purchaser’s Objection and all other items reasonably requested by the CPA Firm in connection therewith.

(e)                                  Purchaser shall provide to Seller Parent and its accountants full access to the Books and Records and to any other information, including work papers of its accountants (to the extent permitted by such accountants), and to any employees of Purchaser and its Affiliates during regular Business hours and on reasonable advance notice, to the extent necessary for Seller Parent to prepare the Closing Date Statement, to respond to Purchaser’s Objection and to prepare materials for presentation to the CPA Firm in connection with Section 2.10(d).

(f)                                   Seller Parent shall provide to Purchaser and its accountants full access to any information, including information used by Seller Parent in preparing the statement referred to in Section 2.10(a) or Closing Date Statement including work papers of its accountants (to the extent permitted by such accountants), and to any employees of Seller Parent and its Affiliates during regular Business hours and on reasonable advance notice, to the extent necessary for Purchaser to review the statement referred to in Section 2.10(a) or the Closing Date Statement and to prepare materials for presentation to the CPA Firm in connection with Section 2.10(d).

(g)                                  If the amount equal to the Cash Consideration Amount minus the Estimated Cash Consideration Amount (the “Cash Adjustment Amount”) is a positive number, then Purchaser shall promptly (and in any event within three (3) Business Days) after the final determination thereof in accordance with this Section 2.10(g) pay to Seller Parent the Cash Adjustment Amount, in Dollars by wire transfer of immediately available funds to an account designated by Seller Parent.  If the Cash Adjustment Amount is a negative number, then Seller Parent shall promptly (and in any event within three (3) Business Days) after the final determination thereof in accordance with this Section 2.10(g) pay to Purchaser the absolute value of the Cash Adjustment Amount, in Dollars by wire transfer of immediately available funds to an account designated by Purchaser.  Notwithstanding the foregoing, the Cash Adjustment Amount shall be reduced by an amount in Dollars equal to the aggregate cash amounts paid as adjustments to Local Closing Cash Payments in Local Payment Countries pursuant to the terms of an applicable Local Agreement, in each case converted into Dollars at the Reference Exchange Rate as of the date which is one (1) day prior to the Closing Date.

(h)                                 All determinations under this Agreement (i) with respect to the Estimated Closing Working Capital Adjustment Amount and the Closing Working Capital Adjustment Amount, shall each be prepared in accordance with the Working

Capital Provisions and, to the extent not inconsistent therewith, the Seller Accounting Guideline; (ii) with respect to Estimated Closing Net Financial Indebtedness and Closing Net Financial Indebtedness, shall each be prepared in accordance with the Net Financial Indebtedness Provisions and, to the extent not inconsistent therewith, the Seller Accounting Guideline; (iii) with respect to the Estimated Closing Intercompany Trade Accounts and the Closing Intercompany Trade Accounts shall each be prepared in accordance with the Intercompany Accounts Provisions and, to the extent not inconsistent therewith, the Seller Accounting Guideline; (iv) with respect to Estimated Closing Net Pension Liabilities and Closing Net Pension Liabilities, shall each be prepared in accordance with the Pension Assets and Liabilities Provisions and, to the extent not inconsistent therewith, the Seller Accounting Guideline; and (v) with respect to the Estimated Closing Net Tax Position and the Closing Net Tax Position, shall each be prepared in accordance with the Tax Provisions and, to the extent not inconsistent therewith, the Seller Accounting Guideline; and in each case the calculations shall be made in a manner to avoid any duplication of entries across (A) Estimated Closing Working Capital Adjustment Amount, Estimated Closing Net Financial Indebtedness, Estimated Closing Intercompany Trade Accounts, Estimated Closing Net Pension Liabilities and Estimated Closing Net Tax Position; and (B) Closing Working Capital Adjustment Amount, Closing Net Financial Indebtedness, Closing Intercompany Trade Accounts, and Closing Net Pension Liabilities and Closing Net Tax Position.

Section 2.11                             Local Cash Refund.

(a)                                 The Parties agree that any consideration provided for in any Local Asset Purchase Agreement (such consideration, “Local Consideration”), if applicable, shall be included in, and shall be payable as part of (and not in addition to), the Transaction Consideration.  Accordingly, notwithstanding anything to the contrary contained in any Local Asset Purchase Agreement and except as otherwise required by applicable Law, Purchaser and the Purchaser Ancillary Counterparties shall have no obligation to deliver any separate payment with regard to any Local Consideration.

(b)                                 Notwithstanding the foregoing, the Parties acknowledge that there are certain jurisdictions in which consideration may be required to be paid locally at the Closing in the applicable local currency either (i) pursuant to applicable Law or (ii) by agreement between the Parties (the “Local Payment Countries”), and that such payment, and any adjustments thereto due to payment of the Cash Adjustment Amount, shall be made pursuant to the provisions of the applicable Local Agreement.  The Parties agree that the amount of any such payments made on or around the Closing Date (the “Local Closing Cash Payments”) shall be determined in Dollars and, if applicable Law requires or the Parties mutually agree to, payment in a currency other than Dollars, such Dollar amount shall be converted into such other currency at the Reference Exchange Rate as of the date which is two (2) Business Days prior to the date Seller Parent or its applicable Subsidiary receives such Local Closing Cash Payment.  Seller Parent shall, within two (2) Business Days following receipt of all Purchaser Local Closing Cash Payments, pay to Purchaser a refund in Dollars by wire transfer of immediately available funds to an account designated by Purchaser in an amount equal to the aggregate value of all Purchaser Local Closing Cash Payments, in each case converted into Dollars from the applicable local currency at the Reference Exchange Rate as of the date such Local Closing Cash Payment was received by Seller Parent or its applicable Subsidiary.

Section 2.12                             Non-Assignability of Assets.

(a)                                 Each Party shall, and shall cause its respective Subsidiaries to, cooperate and use their respective reasonable best efforts to (i) secure as promptly as practicable all material Permits or Consents required in connection with the Contemplated Transactions, (ii) deliver required notices to third parties required in connection with the Contemplated Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Contemplated Transactions and to fully carry out the purposes of this Agreement and (iv) take any other necessary actions, including initiating or defending any Proceeding in relation to any action seeking to delay, restrain, prevent, enjoin or otherwise prohibit the Contemplated Transactions.  Without limiting the foregoing, (A) Seller Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to obtain as promptly as practicable prior to the Closing the Seller Required Approvals and (B) Purchaser shall, and shall cause its Subsidiaries to, use reasonable best efforts to obtain as promptly as practicable prior to the Closing the Purchaser Required Approvals.  Notwithstanding anything to the contrary in this Agreement, (A) (x) except for the Seller Required Approvals, Seller Parent shall not be required to request a Permit or Consent from any third party if Seller Parent reasonably believes that such request would materially and adversely affect Seller Parent’s relationship with such third party with respect to any of Seller Parent’s businesses other than the Business and (y) the failure to obtain any Permit or Consent shall not in and of itself be a breach of this Agreement by Seller Parent and (B) (x) except for the Purchaser Required Approvals and the Regulatory Clearances, Purchaser shall not be required to request a Permit or Consent from any third party if Purchaser reasonably believes that such request would materially and adversely affect Purchaser’s relationship with such third party with respect to its businesses and (y) the failure to obtain any Permit or Consent shall not in and of itself be a breach of this Agreement by Purchaser.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, to the extent that (i) the consummation of Contemplated Transactions requires any Permits or Consents under any Business Contract or Business Lease, and such Permits or Consents shall not have been obtained prior to the Closing, or (ii) the sale, assignment, sublease, transfer, conveyance or delivery or attempted sale, sublease, assignment, transfer, conveyance or delivery to Purchaser of any asset that would be a Transferred Asset (other than any Business Contract or a Business Lease which is a Transferred Asset) or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any Permits or Consents, and such Permits or Consents shall not have been obtained prior to the Closing, then the Closing shall nevertheless proceed (without the sale, assignment, sublease, transfer, conveyance or delivery of any asset referred to above) unless such failure causes a failure of any of the conditions to Closing set forth in Article VIII, in which event the Closing shall proceed only if the failed condition is waived by the Party or Parties entitled to the benefit thereof.  In the event that the Closing proceeds without the applicable Consent or Permit having been obtained, then (A) such Contracts or assets shall be regarded as included in the Closing Working Capital Adjustment Amount, or Closing Net Pension Liabilities, if applicable, for purposes of the calculations required under Section 2.10 (except to the extent that the benefit of such assets cannot effectively be provided to Purchaser pursuant to this Section 2.12(b)), and (B) following the Closing, the Parties shall use their reasonable best efforts, and cooperate with each other, to obtain promptly such Permits or Consents.  Notwithstanding anything to the contrary in this Agreement, neither Seller Parent nor any of its Affiliates, nor Purchaser nor any of its Affiliates shall be required to make any payment in connection with obtaining any Permits or Consents (other than filing, recordation or similar fees which, except as otherwise provided in this Agreement, shall be shared equally by Seller Parent and Purchaser), initiate any claims or agree to or execute any changes to any Contract in connection with its obligations under this Section 2.12(b).  To the extent that, with the other Party’s prior written consent, either Party incurs any out-of-pocket costs in order to secure any Permit or Consent, then the other Party shall promptly reimburse the Party which incurred such costs for fifty percent (50%) of any such costs.  Pending such Permit or Consent, the Parties shall use their reasonable best efforts to cooperate with each other to agree to any reasonable and lawful arrangements designed to provide (i) to Purchaser and/or its Subsidiaries (including the Transferred Entities) the benefits and burdens of use of such Contract or asset and (ii) to Seller Parent and the Retained Subsidiaries the benefits, including any indemnities, that they would have obtained had the applicable Contract or asset been sold, assigned, subleased, transferred, conveyed or delivered to Purchaser at the Closing.  In furtherance of the foregoing, Seller Parent shall be deemed to be Purchaser’s duly appointed agent, and shall act at Purchaser’s direction, for the sole purpose of completing, fulfilling and discharging all of Purchaser’s rights and obligations with respect to any Transferred Asset of a type described in the first sentence of this Section 2.12(b).  Once the required Permit or Consent is obtained, Seller Parent shall, or shall cause the relevant Retained Subsidiaries to, sell, assign, sublease, transfer, convey and deliver such Contract or asset to Purchaser at no additional cost.  To the extent that any such Permit or Consent cannot be obtained within twelve (12) months following the Closing pursuant to this Section 2.12(b), then Purchaser and Seller Parent shall, subject to applicable Law and any restrictions under Permits or Consents, enter into commercially reasonable arrangements (including subleasing, sublicensing or subcontracting) to provide to the Parties the economic (taking into account Tax costs and benefits) and operational equivalent of obtaining such Permit or Consent and the performance by Purchaser of the obligations thereunder.  Seller Parent shall hold in trust for and pay to Purchaser promptly upon receipt thereof, all income, proceeds and other monies (including any Tax refunds and Tax Benefits) received by Seller Parent or any of its Subsidiaries in connection with its use of any Contract or asset (net of any Taxes and any other reasonable out-of-pocket costs imposed upon Seller Parent or any of its Subsidiaries) in connection with the arrangements under this Section 2.12(b).  Seller Parent will vis-à-vis the third party (im Außenverhältnis) remain the party to any such Contract (any such Contract, a “Non-Transferring Contract”), and Seller Parent and Purchaser shall, for the purpose of their internal relationship (im Innenverhältnis), to the extent permitted under applicable Law and the terms and conditions of the applicable Contract, behave and treat each other as if the transfer and assumption of the Non-Transferring Contract had effectively taken place with economic and legal effect as of the

Closing Date, and shall enter into any agreement reasonably required to achieve that end.  Seller Parent will act for Purchaser as a commission agent (Kommissionär).  The terms of such commission arrangement (including its VAT treatment) will be set out in the Transition Services Agreement.

Section 2.13                             Mixed Contracts.  Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, none of this Agreement or the Ancillary Agreements shall constitute an assignment or transfer of the Mixed Contracts except to the extent contemplated by this Section 2.13.  Purchaser and Seller Parent shall, subject to Section 2.12, use their reasonable best efforts to assign or transfer (a) those portions of the Mixed Contracts that are Related to the Business to the extent so Related to the Business to Purchaser and (b) those portions of the Mixed Contracts that are not Related to the Business to Seller Parent, in each case if so assignable or transferable, or appropriately amend the Mixed Contracts or replace with separate Contracts, as soon as reasonably practicable after the Closing Date, so that each of Purchaser and Seller Parent or their respective Affiliates shall be entitled to the rights and benefits and shall assume the related portion of any Liabilities inuring to their respective Businesses.  If any Mixed Contract cannot be so assigned, transferred, amended or replaced, Purchaser and Seller Parent shall use their reasonable best efforts to cause: (i) the benefits associated with that portion of such Mixed Contract that is Related to the Business, the Transferred Assets and/or the Assumed Liabilities to be enjoyed by Purchaser and its Affiliates; (ii) the obligations associated with that portion of such Mixed Contract that is Related to the Business, the Transferred Assets and/or the Assumed Liabilities to be borne by Purchaser and its Affiliates; (iii) the benefits associated with that portion of each Mixed Contract that is not Related to the Business to be enjoyed by Seller Parent or any Retained Subsidiary; and (iv) the obligations associated with that portion of each Mixed Contract that is not Related to the Business to be borne by Seller Parent or any of its Subsidiaries.  Prior to the Closing Date, Seller Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to take all actions and prepare all documents necessary to effect the assignment, transfer, amendment or replacement of all Mixed Contracts necessary to comply with this Section 2.13.  From Closing until the date that is one (1) year after the Closing Date, each of Purchaser and Seller Parent shall use its respective reasonable best efforts to cause the terms of any assigned or transferred Mixed Contract or any amended or replacement Contract to Purchaser and its Affiliates to be on terms no less favorable to either Party than the terms of Seller Parent’s and its Subsidiaries’ applicable Mixed Contract as of the date of this Agreement.

Section 2.14                             Affiliate Acquisitions.  Notwithstanding anything to the contrary contained in this Agreement, Purchaser may elect to have any or all of the Transferred Assets and/or Seller Shares conveyed or transferred to, or any of the Assumed Liabilities assumed by, one or more of its Affiliates (each, an “Affiliate Purchaser”) so long as (i) except for any withholding Taxes which are the subject of Section 2.15, no such conveyance or transfer results in any greater cost, Taxes or obligation than Seller Parent or any Retained Subsidiary would otherwise have incurred, (ii) no such conveyance or transfer would materially impair or delay the consummation of any of the Contemplated Transactions and (iii) no such conveyance or transfer would unduly complicate, delay or impair the receipt of any Seller Required Approvals, any

Purchaser Required Approvals or any other Permits needed to effect the Transaction; provided, however, that no such conveyance or transfer shall relieve Purchaser of any of its obligations to Seller Parent and its Subsidiaries hereunder with respect to the Assumed Liabilities or otherwise.  The Transaction Consideration shall be allocated among those Transferred Assets and Seller Shares to be conveyed to Purchaser and those Transferred Assets and Seller Shares to be conveyed to the respective Affiliate Purchaser, but in no event shall the amount of the Transaction Consideration or any other items to be paid for the Transferred Assets, the Seller Shares, the nature of the Assumed Liabilities to be assumed, the obligation to pay Taxes or Transfer Taxes or the allocation of risk and responsibility between Seller Parent and Purchaser be modified to the detriment of Seller Parent and its Subsidiaries as a result of the delivery of separate bills of sale, assignments and other closing documents.

Section 2.15                             Withholding Taxes.

(a)                                 Subject to Section 2.15(b), any payment by Purchaser of any amount specified in this Agreement shall be paid free and clear of, and without any deduction or withholding on account of or in relation to, any Tax; provided, however, that Seller Parent shall provide Purchaser with any statements, forms or other documents reasonably requested by Purchaser to reduce or eliminate such deduction or withholding.  The Parties agree to take commercially reasonable efforts to cooperate to eliminate or reduce any such deduction or withholding.

(b)                                 Notwithstanding anything to the contrary in this Agreement (including Section 2.15(a)) or any Local Agreement, to the extent that (i) Seller Shares or Transferred Assets are acquired pursuant to this Agreement by an Affiliate of Purchaser that is organized and tax-resident in the same country as the relevant Share Seller, Retained Subsidiary, Transferred Entity or Transferred Assets, or (ii) Seller Shares or Transferred Assets are acquired pursuant to this Agreement by Purchaser or an Affiliate of Purchaser organized in the United States, Purchaser shall be entitled to deduct and withhold from any amounts allocable to such transfers and otherwise payable pursuant to this Agreement or to any Local Agreement such amounts as are required to be deducted and withheld under applicable Tax Law or according to an order issued by a Government Entity after following the procedures specified in Section 2.15(c).

(c)                                  Except for any amounts that are withheld by reason of the failure to provide the certificate described in Section 2.8(b)(vi), to the extent that Section 2.15(b) applies to a payment, if Purchaser believes that any withholding of Tax is required with respect to any payment under this Agreement or any Local Agreement, then Purchaser shall give written notice to Seller Parent, if applicable, or the applicable Subsidiary of Seller Parent describing the basis for such withholding in reasonable detail at least twenty (20) Business Days prior to the Closing Date, and Purchaser shall provide Seller Parent or such Subsidiary of Seller Parent with a reasonable opportunity to provide any applicable certificate, form or documentation that would reduce or eliminate the requirement to deduct and withhold Tax with respect to such payment, and Purchaser shall otherwise cooperate with Seller Parent or the applicable Subsidiary of Seller Parent and take such steps as Seller Parent or such Subsidiary of Seller Parent may reasonably request to reduce or eliminate such withholding obligation to the extent permitted by applicable Law.

(d)                                 To the extent that amounts are deducted and withheld pursuant to Section 2.15(b):  (i) such deducted and withheld amounts shall be timely remitted by Purchaser to the applicable Government Entity, (ii) such deducted and withheld amounts shall be treated for all purposes of this Agreement or any Local Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and such Person shall not be entitled to claim a gross-up in respect of such amounts, and (iii) full evidence of such payment to the applicable Governmental Entity and any further documentation that is reasonably requested by Seller Parent and available to Purchaser shall be as promptly as practicable forwarded by Purchaser to Seller Parent.

(e)                                  To the extent that Purchaser has paid any additional amounts to Seller Parent under Section 2.15(a), Seller Parent is obliged to promptly pay to Purchaser the amount of any (i) Tax Refunds of the relevant withholding Taxes or (ii) such relevant withholding Taxes for which Seller Parent or any Affiliate of Seller Parent receives a credit or offset against its Tax liability.  The amount of any payments to Purchaser pursuant to this Section 2.15(e), shall not be subject to Section 7.1(c).

Section 2.16                             Post-Closing Payment.  Following the Closing, the Parties shall perform the covenants set forth in Section 2.16 of the Seller Disclosure Schedule.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER PARENT

Except as set forth in the Seller Disclosure Schedule, Seller Parent represents and warrants to Purchaser, by way of an independent guarantee irrespective of fault (verschuldensunabhängig) pursuant to Section 311 (1) German Civil Code (Bürgerliches Gesetzbuch — BGB), as of the date of this Agreement and, with respect only to the Seller Fundamental Representations, as of the Closing Date, as follows; provided that it is understood and agreed that any such representation and warranty which expressly speaks as of a particular date or period of time shall be deemed to be true and correct as of the date of this Agreement and, with respect only to the Seller Fundamental Representations, as of the Closing Date, if it was true and correct as of such particular date or period of time.

Section 3.1                                    Organization and Qualification.  Seller Parent is a stock corporation duly organized, validly existing and in good standing under the Laws of Germany and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on such portion of the Business as it currently conducts.  Seller Parent is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct of its portion of the Business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not, individually or in the aggregate, (A) have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole, or (B) prevent, materially delay or materially impair Seller Parent’s ability to consummate the Contemplated Transactions.

Section 3.2                                    Subsidiaries.  Each Share Seller, each Transferred Entity and each Retained Subsidiary of Seller Parent which has title to any Transferred Asset is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its portion of the Business as currently conducted.  Each Share Seller, each Transferred Entity and each Retained Subsidiary of Seller Parent which has title to any Transferred Asset is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of the Business Assets or the conduct of the Business requires such qualification, except, in each case, for failures to be so qualified or in good standing that would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

Section 3.3                                    Capitalization of the Transferred Entities.  Annex 4 sets forth a correct and complete list of each Transferred Entity, listing for each such Transferred Entity its name, its jurisdiction of organization, its authorized equity interests, the number and type of its issued and outstanding equity interests and the current record and beneficial ownership of such equity interests.  The Seller Shares and the equity interests of each other Transferred Entity are duly authorized, validly issued, fully paid and non-assessable and owned beneficially and of record by the Person set forth opposite such equity interests on Annex 4, free and clear of all Encumbrances, other than transfer restrictions imposed by applicable securities Laws.  Except for the Seller Shares and any equity interest held by a Transferred Entity, there are no shares of common stock, preferred stock or other equity interests of any Transferred Entity issued or outstanding, and there are no preemptive or other outstanding rights, subscriptions, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate any Transferred Entity to issue or to sell any shares of capital stock or other securities or other ownership interest in such Transferred Entity or any other securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any securities of any Transferred Entity, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  No Share Seller or Transferred Entity is a party to any voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting, purchase, repurchase or transfer of its respective Seller Shares or other equity interests.  None of the Transferred Entities has any outstanding bonds, debentures, notes or other obligations that provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of such Transferred Entity on any matter.  No Transferred Entity is under any obligation, or is bound by any Contract pursuant to which it may become obligated to, (i) declare, make or pay any dividends or distributions, whether current or accumulated or due or payable, or (ii) make any loan to, investment in, or capital contribution to, any Person.

Section 3.4                                    Corporate Authorization.  Seller Parent has full corporate power and authority to execute and deliver this Agreement and each Applicable Ancillary Agreement and to perform its obligations hereunder and thereunder.  The execution and delivery by Seller Parent of this Agreement and the Applicable Ancillary Agreements and the performance of its obligations hereunder and thereunder have been duly and validly authorized, and no additional corporate or shareholder authorization or consent is required in connection with the execution and delivery by Seller Parent of this Agreement or the Applicable Ancillary Agreements or the performance of its obligations hereunder or thereunder.  Each Seller Ancillary Counterparty has full corporate power and authority to execute and deliver the Applicable Ancillary Agreements and to perform its obligations thereunder.  The execution and delivery by each Seller Ancillary Counterparty of the Applicable Ancillary Agreements and the performance of its obligations thereunder have been or prior to the Closing will have been duly and validly authorized, and no additional corporate or shareholder authorization or consent is or will be required in connection with the execution and delivery by any Seller Ancillary Counterparty of the Applicable Ancillary Agreements or the performance of its obligations thereunder.

Section 3.5                                    Consents and Approvals.  Except for: (i) any Permits that may be required with respect to the Business Product Authorizations, (ii) the Seller Antitrust Clearances and the Purchaser Antitrust Clearances and (iii) any Seller Required Approvals, no Permit or Consent is required to be obtained by Seller Parent in connection with the execution and delivery by Seller Parent of this Agreement and the Applicable Ancillary Agreements or the performance of its obligations hereunder or thereunder or by any Seller Ancillary Counterparty in connection with the execution and delivery by such Seller Ancillary Counterparty of the Applicable Ancillary Agreements or the performance of its obligations thereunder, other than those the failure of which to obtain, give or make that would not, individually or in the aggregate, (A) have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole, or (B) prevent, materially delay or materially impair Seller Parent’s or any Seller Ancillary Counterparty’s ability to consummate the Contemplated Transactions.

Section 3.6                                    Non-Contravention.  The execution and delivery by Seller Parent of this Agreement and the Applicable Ancillary Agreements and the performance of its obligations hereunder and thereunder and the execution and delivery by each Seller Ancillary Counterparty of each Applicable Ancillary Agreement and the performance of its obligations thereunder do not and will not: (i) violate any provision of the Organizational Documents of Seller Parent, any Transferred Entity or any Seller Ancillary Counterparty, (ii) assuming the receipt of all Seller Required Approvals, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Seller Parent or any of its Subsidiaries which is a party thereto under, or result in a loss of any benefit to which Seller Parent or any of its Subsidiaries which is a party thereto is entitled under, any

Material Contract, or the creation of any Encumbrance upon the Seller Shares or the Business Assets, or (iii) assuming the receipt of the Seller Required Approvals and the making of any filings or notifications described in Section 3.5(i) and Section 3.5(ii), violate or result in a breach of or constitute a default under applicable Law to which Seller Parent or any Subsidiary of Seller Parent (including any Seller Ancillary Counterparty) is subject, or under any Business Permit or Business Product Authorization, other than, in the cases of clauses (ii) and (iii), conflicts, breaches, terminations, defaults, cancellations, modifications, accelerations, losses, violations or Encumbrances that would not, individually or in the aggregate, (A) have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole, or (B) prevent, materially delay or materially impair Seller Parent’s or any Seller Ancillary Counterparty’s ability to consummate the Contemplated Transactions.

Section 3.7                                    Binding Effect.  This Agreement and each of the Ancillary Agreements, when duly and validly executed and delivered by Purchaser and the Purchaser Ancillary Counterparties, constitute valid and legally binding obligations of Seller Parent and of each Seller Ancillary Counterparty, enforceable against Seller Parent and each Seller Ancillary Counterparty in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 3.8                                    Financial Information.

(a)                                 Section 3.8(a) of the Seller Disclosure Schedule sets forth the audited combined balance sheet of the Business as of December 31, 2018, December 31, 2017 and December 31, 2016 and the audited combined income statement of the Business for each of the fiscal years in the three-year period ended December 31, 2018, in each case including any notes and schedules thereto (the “Audited Financial Statements”).  The Audited Financial Statements fairly present, in all material respects, the financial position and results of operations of the Business as of the dates and or for the periods set forth therein, in each case in accordance with IFRS-IASB consistently applied during the periods involved, except as may be noted therein or in the notes thereto and subject to the fact that the information set forth in the Audited Financial Statements (and the allocations and estimations made in preparing the Audited Financial Statements) (i) is not necessarily indicative of the costs that would have resulted if the Business had been operated on a standalone basis as of such dates or for such periods and (ii) may not be indicative of any such costs to Purchaser and its Subsidiaries (including the Transferred Entities) that will result following the Closing.

(b)                                 Section 3.8(b) of the Seller Disclosure Schedule sets forth the unaudited selected balance sheet information of the Business as of June 30, 2019 and the unaudited selected income statement information of the Business for the six (6)-month period ended June 30, 2019 (the “Interim Financial Information” and, together with the Audited Financial Statements, the “Financial Information”) derived from the financial fact book addendum, dated as of July 26, 2019, prepared by B&W Deloitte GmbH.  The

Interim Financial Information fairly presents, in all material respects, the financial position and results of operations of the Business as of such date and for such period, in each case in accordance with the basis of preparation set forth in the financial fact book, dated as of May 24, 2019, attached as Exhibit 23 hereto (the “Basis of Preparation”), prepared by B&W Deloitte GmbH, and as derived from the financial and management reporting systems described in the Basis of Preparation, except as may be noted in the Basis of Preparation and subject to the fact that the Interim Financial Information (and the allocations and estimations made in preparing the Interim Financial Information) (i) is not necessarily indicative of the costs that would have resulted if the Business had been operated on a standalone basis as of such date or for such period and (ii) may not be indicative of any such costs to Purchaser and its Subsidiaries (including the Transferred Entities) that will result following the Closing.

(c)                                  Seller Parent and its Subsidiaries maintain, with respect to the operation of the Business, a system of internal controls and procedures which are effective, in all material respects, to provide reasonable assurance that: (i) transactions are executed with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS-EU and to maintain accountability for the assets of the Business; and (iii) unauthorized acquisition, use or disposition of the Business Assets that could have a material effect on the Financial Information are prevented or timely detected.  The records, systems, controls, Data and information of Seller Parent and its Subsidiaries relating to the Business that are used in the systems of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Seller Parent or its accountants or a wholly owned Subsidiary of Seller Parent.

(d)                                 Seller Parent has disclosed, to its auditors and the audit committee of Seller Parent’s supervisory board, with respect to the operation of the Business, (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Seller Parent’s ability to record, process, summarize and report financial information and has identified for Seller Parent’s auditors and audit committee of Seller Parent’s supervisory board any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller Parent’s internal control over financial reporting.  Since January 1, 2017, to the Knowledge of Seller Parent, no material complaints from any source relating to the Business regarding accounting, internal accounting controls or auditing matters, and no concerns relating to the Business from Seller Parent’s employees regarding questionable accounting or auditing matters, have been received by Seller Parent.  No attorney representing Seller Parent or any of its Subsidiaries, whether or not employed by Seller Parent or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Seller Parent or any of its Representatives with respect to the operation of the Business to Seller Parent’s chief legal officer, the audit committee of Seller Parent’s supervisory board (or other committee designated for the purpose) or Seller Parent’s supervisory board pursuant to any policy of Seller Parent contemplating such reporting.

(e)                                  Neither the Transferred Entities nor the Business are subject to any Liabilities which would be required to be reflected on or reserved in a balance sheet of the Transferred Entities or the Business prepared under IFRS-IASB, other than Liabilities (i) reflected or reserved in the Financial Information, (ii) relating to, or arising in connection with, this Agreement or any matter specifically disclosed in the Seller Disclosure Schedule, (iii) that have arisen in the Ordinary Course since June 30, 2019, (iv) that are Excluded Liabilities or (v) that, individually or in the aggregate, would not have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

Section 3.9                                    Absence of Changes.  (a) Since December 31, 2018 and through the date of this Agreement, Seller Parent and its Subsidiaries have conducted the Business in the Ordinary Course in all material respects, (b) since December 31, 2018 and through the date of this Agreement, neither Seller Parent nor any of its Subsidiaries has taken any action or suffered to exist any set of facts that, if occurring after the date hereof, would have required the consent of Purchaser pursuant to Section 5.2(a)(i), Section 5.2(a)(iii), Section 5.2(a)(vii), Section 5.2(a)(xiii), Section 5.2(a)(xv) or  Section 5.2(a)(xvii) and (c) since December 31, 2018, there has been no change, effect, event, occurrence or development resulting in the occurrence of a Blue Material Adverse Effect.

Section 3.10                             Litigation and Claims.

(a)                                 There is not, and since January 1, 2017, there has not been, any Proceeding pending, or to the Knowledge of Seller Parent, threatened in writing, against or relating to Seller Parent or any of its Subsidiaries in connection with the Business, the Business Assets, the Assumed Liabilities or the Contemplated Transactions which has resulted in, or is reasonably expected, if determined adversely to Seller Parent or its Subsidiaries, to result in, (i) a liability in excess of five million Euro (€5,000,000) or (ii) an equitable remedy that would adversely affect the Business in a significant manner.

(b)                                 None of the Transferred Entities, the Business Assets, the Assumed Liabilities or the Business is, or since January 1, 2017 has been, subject to any Order other than those that (i) would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole, or (ii) would not prevent, materially delay or materially impair the ability of Seller Parent and its Subsidiaries to consummate the Contemplated Transactions.

Section 3.11                             Employee Benefits.

(a)                                 Section 3.11(a) of the Seller Disclosure Schedule sets forth a correct and complete list of (i) each Benefit Plan (other than any employment agreements or offer letters, and other than as set forth in Section 3.11(b) of this Agreement), (ii) each current material standard form employment contract or offer letter applicable to Business Employees in the ten (10) jurisdictions that employ the greatest number of Business Employees (excluding, for the purposes of determining the applicable ten (10)

jurisdictions, Temporary Employees) and (iii) any employment contract or offer letter with any Business Employee with a job title of vice president or more senior and employed in a jurisdiction covered by Section 3.11(a)(ii) that is inconsistent in any material respect with the standard form for such jurisdiction, in each case in effect as of the date of this Agreement, which provides annual benefits in excess of ten thousand Euro (€10,000) to any individual Business Employee, and separately identifies each such Benefit Plan that is a Transferred Entity Benefit Plan (the “Material Benefit Plans”), and Seller Parent has made available to Purchaser, to the extent applicable, correct and complete copies of each such Material Benefit Plan, including any amendments thereto.  As of the date of this Agreement, there are no unwritten agreements in effect that, if written, would have been Benefit Plans providing annual benefits in excess of ten thousand Euro (€10,000) to any individual Business Employee.

(b)                                 Part A of Annex 11 sets forth a correct and complete list of each Benefit Plan that (i) as of the Balance Sheet Date, either (x) Seller Parent accounted for as a post-employment defined benefit pension plan in accordance with the Seller Accounting Guideline in force at the Balance Sheet Date or (y) is a CTA Funded Long-Term Working Account Plan or (ii) is an Other Long-Term Employee Benefit Plan, in each case that is transferred to Purchaser or its Affiliates in connection with the Transaction.

(c)                                  Neither the execution of this Agreement nor the consummation of the Transaction shall (i) entitle any Business Employees to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment after the date of this Agreement (other than severance pay required by applicable Law or Labor Obligations) or (ii) accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the Material Benefit Plans to any Business Employees.

(d)                                 Each Material Benefit Plan complies and has been established, amended, managed and operated in all material respects with applicable Law (including any local regulatory or tax approval requirements).  As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Seller Parent, threatened against Seller Parent or its Subsidiaries relating to any such Material Benefit Plan, other than those Proceedings which, if determined adversely to Seller Parent and its Subsidiaries, would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

Section 3.12                             Compliance with Laws.

(a)                                 Since January 1, 2017, Seller Parent and its Subsidiaries have conducted the Business and operated and used the Business Assets in compliance with applicable Law, except for failures to comply that would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

(b)                                 Since January 1, 2017, Seller Parent and its Subsidiaries have not, and since January 1, 2017 through the date of this Agreement, to the Knowledge of Seller Parent, each Representative or Person acting on behalf of Seller Parent or its Subsidiaries have not, in relation to the Business, violated any Anti-Bribery Laws, Anti-Money Laundering Laws, Economic Sanctions Laws or Antitrust Laws in any material respect.

(c)                                  Since January 1, 2017 through the date of this Agreement, none of Seller Parent nor any of its Subsidiaries has received any written notice alleging any material violation under any applicable Law (including Anti-Bribery Laws, Anti-Money Laundering Laws, Economic Sanctions Laws and Antitrust Laws) in relation to the conduct of the Business or the operation or use of the Business Assets.

(d)                                 As of the date of this Agreement, Seller Parent and its Subsidiaries have all Permits necessary for the conduct of the Business and the ownership and use of the Business Assets, in each case as conducted or owned and used by Seller Parent and its Subsidiaries as of the date of this Agreement, except for those Permits the absence of which would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

(e)                                  Since January 1, 2017 through the date of this Agreement, neither Seller Parent nor any of its Subsidiaries has received any written notice from any Government Entity that such Government Entity has commenced or will commence any Proceeding to withdraw any Permit necessary for the conduct of the Business or the ownership and use of the Business Assets, except, in each case, where such Proceeding would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

Section 3.13                             Environmental Matters.

(a)                                 Since January 1, 2017, the Business, the Business Owned Real Property and the Business Leased Real Property have been in compliance with all applicable Environmental Laws, other than failures to comply that would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

(b)                                 Since January 1, 2017 or as is otherwise unresolved, neither Seller Parent nor any of its Subsidiaries has received from any Person any written notice, demand, claim, letter or request for information relating to any violation or alleged violation of, or any material Liability under, any Environmental Law in relation to the conduct of the Business (except with respect to matters relating to an Excluded Asset or an Excluded Liability), the Business Owned Real Property, the Business Leased Real Property or the Business Assets, except in each case as would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

(c)                                  There are no Orders outstanding, or any Proceedings pending, or, to the Knowledge of Seller Parent, threatened relating to compliance with or Liability under any Environmental Law in relation to the conduct of the Business (except with respect to matters relating to an Excluded Asset or an Excluded Liability), the Business Owned Real Property, the Business Leased Real Property or the Business Assets, other than those Orders and Proceedings that would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

(d)                                 To the Knowledge of Seller Parent, no Business Owned Real Property or Business Leased Real Property has been contaminated with any Hazardous Substance requiring investigation or remediation under any Environmental Law, except in each case as would not, individually or in aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

(e)                                  To the Knowledge of Seller Parent, neither Seller Parent nor any of its Subsidiaries, with respect to the Business, nor any Transferred Entity is subject to any investigation or remediation obligations under any Environmental Law with respect to the offsite treatment, storage or disposal of any Hazardous Substances, except for such Liabilities as would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

(f)                                   Since January 1, 2017 or as such obligations or indemnities are otherwise surviving or outstanding, neither Seller Parent nor any of its Subsidiaries, with respect to either the Business, nor any Transferred Entity has assumed by Contract or operation of law or provided an indemnity under any Contract with respect to any Liability of any other Person arising under Environmental Laws or with respect to Hazardous Substances, except for such Liabilities as would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

(g)                                  Seller Parent has made available to Purchaser correct, complete and unredacted (except in respect of personally identifiable information) copies of all material environmental assessments or audit reports or other similar studies or analyses, and all other material environmental, health, or safety documents, prepared since January 1, 2017 and in the possession or control of the Transferred Entities that relate to environmental matters with respect to the Business, the Transferred Entities, the Business Owned Real Property, the Business Leased Real Property or any real property formerly owned, leased or used by the Transferred Entities.

Section 3.14                             Intellectual Property.

(a)                                 The Registered Business Intellectual Property (i) that is issued, registered or granted is subsisting and, to the Knowledge of Seller Parent, valid and enforceable (and the applications therefor are validly pending), and (ii) is not subject to any outstanding Order adversely affecting its validity or enforceability or Seller Parent’s or its Subsidiaries’ ownership thereof.  Payment of all renewal and maintenance fees in respect of the material Registered Business Intellectual Property, and all filings related thereto, have been duly made.

(b)                                 The Business Intellectual Property, the Licensed Intellectual Property and all Intellectual Property licensed, sublicensed, or subject to a covenant not to assert pursuant to any Business Contract collectively constitute, in all material respects, all of the Intellectual Property (other than (i) Product Authorizations (which are addressed in Section 3.19(d)) and (ii) the Intellectual Property described in clauses (O) and (P) of Annex 6 hereto (Excluded Assets)) owned by, or licensed by a third party to, Seller Parent or any of its Subsidiaries that is necessary for the conduct of the Business (including the discovery, research, development, manufacturing and commercialization of all Business Products and, with respect to the current state of their respective development as of the date hereof, all Business Pipeline Products) in the manner conducted as of the date of this Agreement.

(c)                                  Seller Parent or one of its Subsidiaries (including the Transferred Entities) is the sole and exclusive owner of all Business Intellectual Property and Seller Licensed Intellectual Property, free and clear of Encumbrances, other than Permitted Encumbrances, and has the right to (i) transfer ownership of the Transferred Intellectual Property; and (ii) grant the licenses (or sublicenses, as applicable), or the covenants not to assert, under the Licensed Intellectual Property that are set forth in the Ancillary Agreements.

(d)                                 The (i) conduct of the Business (including the discovery, research, development, manufacturing and commercialization of the Business Products and, with respect to the current state of their respective development as of the date hereof, the Business Pipeline Products) and (ii) use of the Business Intellectual Property and the Seller Licensed Intellectual Property within the scope of the Business, do not infringe, misappropriate or otherwise violate, and since January 1, 2017 have not infringed, misappropriated or otherwise violated, the Intellectual Property of any other Person, except, in each case of the foregoing (i) or (ii), where such infringement, misappropriation or violation would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole, and there is no litigation, opposition, cancellation, proceeding or claim pending or, to the Knowledge of Seller Parent, threatened in writing alleging the same.  To the Knowledge of Seller Parent, none of the Business Intellectual Property or Seller Licensed Intellectual Property is being infringed upon, misappropriated or otherwise violated by any other Person, except where such infringement, misappropriation or violation would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

(e)                                  There is no litigation, opposition, cancellation, proceeding or claim pending, asserted or, to the Knowledge of Seller Parent, threatened in writing concerning the ownership, validity, registrability, enforceability, infringement, or the right to use any

Business Intellectual Property or Seller Licensed Intellectual Property, except where such litigation, opposition, cancellation, proceeding or claim would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

(f)                                   Seller Parent and its Subsidiaries (including all Transferred Entities) have made all payments in respect of employee inventor compensation under the German Employee Inventions Act (Arbeitnehmererfindungengesetz - ArbNErfG) or any similar applicable Laws of any other jurisdiction in respect of Business Patents which were required to be made by Seller Parent and its Subsidiaries (including all Transferred Entities) pursuant to such Laws.

(g)                                  The Registered Business Intellectual Property includes all Patents (including, for clarity, all unpublished Patent applications) and, except for the Bay/Bai Marks (as defined in the Intellectual Property Agreement) that are licensed to the Transferred Entities under the Intellectual Property Agreement, Trademarks that, in each case, are Related to the Business, and no such Patents or Trademarks have been transferred or assigned out of the Transferred Entities during the twelve (12) month period prior to the date hereof.

(h)                                 None of Seller Parent or its Subsidiaries intends or has any plans to grant to any Person (other than the Transferred Entities as set forth in the Intellectual Property Agreement) any license or other similar rights within the Animal Health Field under any of the Patents that were (i) identified by Purchaser in writing to Seller Parent or its Subsidiaries prior to the date hereof and set forth on Section 3.14(h) of the Seller Disclosure Schedule and (ii) not included on the Schedule of Exclusively Licensed Patents of the Intellectual Property Agreement.

(i)                                     Seller Parent and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all the material Trade Secrets included in the Business Intellectual Property, and to maintain and protect each other item of Business Intellectual Property and Seller Licensed Intellectual Property.  To the Knowledge of Seller Parent, since January 1, 2017, there has not been any unauthorized access to, or loss, theft or misuse of, any such Trade Secrets or other confidential information that is material to the Business except where such access to, or loss, theft or misuse would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

(j)                                    To the Knowledge of Seller Parent, (i) the Transferred IT Assets (including the Software included therein) perform in material conformance with their documentation, (ii) (A) the Transferred IT Assets (including the Software included therein) are free from any material Software defect and (B) none of the IT Assets used in the conduct of the Business contain any material virus, Software routine or hardware component, in each case, designed to permit unauthorized access or to disable or otherwise harm any computer, systems or Software, and (iii) the Transferred IT Assets (including the Software included therein) have not, since January 1, 2017, materially malfunctioned or failed where such malfunction or failure was not remediated within a reasonable period of time.

(k)                                 Seller Parent and its Subsidiaries have adopted a privacy policy regarding the collection and use of personally identifiable information which applies to the conduct of the Business (such information, the “Business Personal Information,” and such privacy policy, the “Business Privacy Policy”).  Seller Parent and its Subsidiaries conduct and, since January 1, 2017, have conducted the Business in material compliance with the Business Privacy Policy, and to the Knowledge of Seller Parent, since January 1, 2017, no Person has gained unauthorized access to or made any unauthorized use of the Transferred IT Assets or any Business Personal Information, except as would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

(l)                                     None of Seller Parent or its Subsidiaries intends or has any plans to grant to the animal health division of any Defined Explorer Competitor broad query access to the CS Library (as defined in the R&D Collaboration Agreement) for research within the Animal Health Field; provided, however, that the foregoing shall not apply to any access to the CS Library granted as part of a transaction with any Defined Explorer Competitor, where such transaction is not principally for the purpose of animal health research.

Section 3.15                             Labor.

(a)                                 Neither Seller Parent nor any of its Subsidiaries is a party to or bound by any material Contract with an Employee Representative Body (“Business Labor Agreements”) other than Contracts covering substantially all employees of multiple employers (including at least one (1) employer that is not an Affiliate of Seller Parent) within a defined scope in a jurisdiction pursuant to the Law or customary practice of that jurisdiction, respecting the Business Employees, and no such Contract is being negotiated by Seller Parent or any of its Subsidiaries in relation to the conduct of the Business.

(b)                                 Neither Seller Parent nor any of its Subsidiaries is a party to or bound by any Business Labor Agreement that would prohibit (i) the termination of the employment of any Business Employees in connection with any downsizing or labor-related restructuring (including layoffs and redundancies) or (ii) the closure or relocation of any establishment (or significant part thereof) of the Business, except as would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

(c)                                  Seller Parent and its Subsidiaries are in compliance in all respects with all labor Laws and Business Labor Agreements in relation to the Business Employees and the conduct of the Business, and, with respect to the Business Employees, are not engaged in any unfair labor practices, as defined in the National Labor Relations Act or any other Law applicable to the Business Employees, except as would not, individually or in the aggregate, (i) have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole, or (ii) prevent, materially delay or materially impair the ability of Seller Parent and its Subsidiaries to consummate the Contemplated Transactions.

(d)                                 There is no pending or, to the Knowledge of Seller Parent, threatened strike, walkout or other work stoppage or any union organizing effort by any of the Business Employees that may interfere in any material respect with the respective business activities of the Business or prevent, materially delay or materially impair the ability of Seller Parent and its Subsidiaries to consummate the Contemplated Transactions.

(e)                                  With respect to the Business Employees, there is no material unfair labor practice charge or complaint, or Proceeding relating to unfair labor practice, against the Business pending or, to the Knowledge of Seller Parent, threatened, before the National Labor Relations Board or any other Government Entity that may interfere in any material respect with the respective business activities of the Business or prevent, materially delay or materially impair the ability of Seller Parent and its Subsidiaries to consummate the Contemplated Transactions.

Section 3.16                             Contracts.

(a)                                 Seller Parent has made available to Purchaser prior to the date of this Agreement correct, complete and unredacted copies of all Material Contracts (including all amendments thereto) in effect as of the date of this Agreement.  “Material Contract” means any Business Contract (including any Mixed Contracts to the extent included therein but excluding Benefit Plans) which is of the types set forth below and for which the term has not yet expired in accordance with the terms of such Business Contract:

(i)                                     Business Leases;

(ii)                                  Contracts pursuant to which the Business sells products to its top fifty (50) customers, as measured by the aggregate value of sales to such customers during the twelve (12)-month period ending on December 31, 2018;

(iii)                               Contracts with the top fifty (50) suppliers of goods and services to the Business, as measured by aggregate payments to such suppliers during the twelve (12)-month period ending on December 31, 2018;

(iv)                              Contracts that would obligate Purchaser and its Subsidiaries (including the Transferred Entities) not to (i) compete following the Closing in any Business or geographic area or (ii) engage in any line of business or acquire any legal entity, in each case, where such restriction on competition, engagement in any line of business or acquisition would be material to the Business;

(v)                                 Contracts that relate to the settlement of any (A) Proceeding involving a claim for money damages in excess of five million

Euro (€5,000,000) where all or any portion of such money damages remains unpaid, or (B) any other Proceeding not involving a claim for money damages where the settlement materially impacts the conduct of the Business or the operation and use of the Business Assets;

(vi)                              Contracts that relate to (A) a material joint venture, partnership, joint development, collaborative research or similar agreement involving the sharing of profits or expenses, or (B) the discovery, research or development of any material Business Products or material Business Pipeline Products or creation or ownership of any material Business Intellectual Property;

(vii)                           Contracts that grant an option to acquire, sell, lease or license any material Business Asset or that grant any right of first offer, right of first refusal or right of first negotiation in respect of any material Business Asset;

(viii)                        Contracts that (A) grant “most favored nation” pricing terms to any customer or supplier of Seller Parent and its Subsidiaries or (B) that would obligate Purchaser and its Subsidiaries (including the Transferred Entities) to provide any such “most favored nation” pricing terms, in each case, where such terms would be material to the Business;

(ix)                              Contracts that require Seller Parent and its Subsidiaries to purchase from a third Person its or their total requirements of any products or services which are material to the Business, taken as a whole;

(x)                                 Contracts for the license, sale or acquisition, or grant of any covenant (including any covenant not to sue or covenant not to assert), release, immunity or other rights with respect to (A) any Business Intellectual Property by Seller Parent and its Subsidiaries to any Person or (B) any Intellectual Property Related to the Business from another Person to Seller Parent or any of its Subsidiaries, except for non-exclusive licenses of Software granted by any Person to Seller Parent or any of its Subsidiaries that is generally available on non-discriminatory terms, in each of the foregoing clauses (A) and (B) where such license is material to the Business, taken as a whole;

(xi)                              Contracts pursuant to which any of the Transferred Entities has incurred indebtedness for borrowed money in excess of five million Euro (€5,000,000) which will not be terminated as of Closing or which impose an Encumbrance (other than a Permitted Encumbrance) on any material Business Assets that will not be released on or before the Closing;

(xii)                           Contracts with any Government Entity involving payments by or to Seller Parent and its Subsidiaries in excess of five million Euro (€5,000,000) annually;

(xiii)                        Contracts pursuant to which any of the Transferred Entities has guaranteed indebtedness for borrowed money of any other Person in excess of five million Euro (€5,000,000) which will not be terminated as of Closing; and

(xiv)                       Contracts for capital expenditures that are related to the Business involving payments of more than five million Euro (€5,000,000) individually or in the aggregate, in each case under which there are material outstanding obligations.

(b)                                 Section 3.16(b) of the Seller Disclosure Schedule sets forth a correct and complete list of each Material Contract as of the date of this Agreement.  All Material Contracts are in full force and effect and are enforceable against each party thereto in accordance with the express terms thereof.  There does not exist under any Material Contract any violation, breach or event of default, or alleged violation, breach or event of default, or other event or condition that, if proven true, would, after notice or lapse of time or both, constitute a violation, breach or event of default thereunder on the part of Seller Parent and its Subsidiaries or, to the Knowledge of Seller Parent, as of the date of this Agreement, any other party thereto, except in each case for such violations, breaches, events or conditions that, individually and in the aggregate (i) would not have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole or (ii) have not and will not materially impair the ability of Seller Parent or any of its Subsidiaries to perform any of their respective obligations under this Agreement or any Ancillary Agreement.

(c)                                  None of Seller Parent or any of its Subsidiaries has received any written notice from any party to a Material Contract of such party’s intention to amend, cancel, terminate, fail to renew or materially change the scope of such party’s rights under the applicable Material Contract, which, if so amended, cancelled, terminated, failed to be renewed or materially changed, individually or in the aggregate, would have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

Section 3.17                             Title to and Sufficiency of the Transferred Assets.

(a)                                 Seller Parent and its Subsidiaries have, and at the Closing, Seller Parent and its Subsidiaries shall transfer to Purchaser or a Transferred Entity, (i) fee simple title to, or, subject to expiration of any Business Lease in the Ordinary Course, a valid and binding leasehold interest in, the Business Owned Real Property and the Business Leased Real Property, as applicable, and (ii) good title, or a valid leasehold interest, to the Business Fixtures and Equipment and any other tangible personal property that is included in the Transferred Assets, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)                                 The Business Fixtures and Equipment and other tangible personal property that is included in the Transferred Assets or that is leased or owned by a Transferred Entity are in good operating condition in all material respects, normal wear and tear excepted.

(c)                                  The tangible and intangible assets included in the Business Assets constitute all of the tangible and intangible assets (other than (i) assets, rights and properties contemplated to be made available to Purchaser pursuant to the Ancillary

Agreements, (ii) assets, rights and properties set forth on Section 3.17(c) of the Seller Disclosure Schedule, (iii) Intellectual Property (which is addressed in Section 3.14(b)), (iv) Product Authorizations (which are addressed in Section 3.19(d)) and (v) Excluded Assets) necessary for the conduct and operation of the Business by Seller Parent and its Subsidiaries in substantially the same manner as the Business was conducted and operated by Seller Parent and its Subsidiaries prior to the date of this Agreement.

Section 3.18                             Real Property.

(a)                                 Section 3.18 of the Seller Disclosure Schedule sets forth a correct and complete list of the street addresses or other descriptions of (A) the Business Owned Real Property and (B) the Business Leased Real Property.  Seller Parent has made available to Purchaser prior to the date of this Agreement correct, complete and unredacted copies of each of the Business Leases and any documents or instruments, including amendments, guarantees and modifications, affecting the rights or obligations of any of the parties thereto.  Neither the Business Owned Real Property nor the Business Leased Real Property is subject to any lease or other grant to any Person of a right to use or occupy such property, except for any rights of Seller Parent and the Retained Subsidiaries pursuant to the Ancillary Agreements.

(b)                                 There are no pending or, to the Knowledge of Seller Parent, threatened appropriation, condemnation, eminent domain or like proceedings relating to the Business Owned Real Property and, to the Knowledge of Seller Parent, no pending or threatened appropriation, condemnation, eminent domain or like proceedings relating to the Business Leased Real Property.

(c)                                  No Business Owned Real Property or Business Leased Real Property has suffered any material damage by fire or other casualty which has not heretofore been repaired and restored in all material respects, except for damage that would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

Section 3.19                             Product Authorizations.

(a)                                 Seller Parent or one of its Subsidiaries is the registered or beneficial holder of each of the Business Product Authorizations.  With respect to any Business Products marketed, distributed and sold by the Business pursuant to a Third Party Business Product Authorization, Seller Parent or one of its Subsidiaries is party to a Contract authorizing the Business to market, distribute and sell such Business Products pursuant to such Third Party Business Product Authorization.

(b)                                 Seller Parent has made available to Purchaser in the “Project Explorer” virtual data room hosted by Intralinks at least five (5) days prior to the date of this Agreement a correct and complete list of (i) all Business Product Authorizations and (ii) Third Party Business Product Authorizations, together with the holders thereof, each as of August 7, 2019 as attached hereto as Exhibit 24.  Each Business Product Authorization and, to the Knowledge of Seller Parent, Third Party Business Product

Authorizations is in full force and effect, except where failure to be in full force and effect would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

(c)                                  Each Business Product marketed or sold under a Business Product Authorization or Third Party Business Product Authorization, is manufactured, marketed and sold in accordance with the specifications and standards contained in such Business Product Authorization or Third Party Business Product Authorization, as applicable, and applicable Law, except where failure to comply would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

(d)                                 The Business Product Authorizations and Third Party Business Product Authorizations constitute all Product Authorizations that are required under applicable Law for Seller Parent and its Subsidiaries to market, distribute and sell the Business Products in the countries in the manner such Business Products are marketed, distributed or sold as of the date of this Agreement.

(e)                                  Since January 1, 2017, neither Seller Parent nor any of its Subsidiaries has received any written notice that any Government Entity with jurisdiction over any Business Product has commenced or will commence any action: (i) to withdraw the approval of any such Business Product or otherwise revoke or materially amend any Business Product Authorization or any Third Party Business Product Authorization; or (ii) enjoin production, marketing or sale of any Business Product, except, in the case of (i) and (ii), where such action would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

Section 3.20                             Affiliate Transactions.  Neither the Transferred Entities nor the Business are obligated to make any payments to, or to transfer any assets to, any member of the Board of Management of Seller Parent or, to the Knowledge of Seller Parent, any Affiliate of such individuals.

Section 3.21                             Taxes.

(a)                                 All Tax Returns required to be filed by or with respect to the Transferred Entities or with respect to the Transferred Assets have been filed when due (taking into account extensions) and, to Seller Parent’s knowledge, such Tax Returns are true, correct and complete in all material respects and, except as stated otherwise, the relevant due date for the filing of such Tax Returns has not been extended to a date after the Closing Date.  All Taxes shown as due on such Tax Returns have been paid in full.

(b)                                 There are no Encumbrances for Taxes on the Transferred Assets or assets of any Transferred Entity, except for Encumbrances for Taxes not yet due and payable or that are being contested in good faith.

(c)                                  There is no pending Tax Contest by any Government Entity with respect to any Taxes of the Transferred Entities or Taxes related to the Transferred Assets, and no such Tax Contest has been threatened in writing.

(d)                                 No Transferred Entity has waived any statute of limitations beyond the date hereof in respect of any Taxes or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency (other than in connection with any extension of time to file Tax Returns obtained in the Ordinary Course), which waiver or extension is still in effect.

(e)                                  No Transferred Entity will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, Section 965(h) of the Code, the cash method of accounting, or Section 481 of the Code or comparable provisions of United States state or local Tax Law, or, to Seller Parent’s knowledge, with respect to a Transferred Entity that is tax-resident in the Federal Republic of Germany, the acquisition of assets at a value below the fair market value, any tax-efficient deductions from the Tax book value of assets pursuant to Section 6b of the German Income Tax Act, any write-downs in the Tax balance sheets of shareholdings in corporations or loan receivables against any Affiliate, any reserves for adjustments under Section 4g of the German Income Tax Act or any recaptures on the transfer of liabilities pursuant to Section 5 para. 7 of the German Income Tax Act.

(f)                                   Each Transferred Entity is classified as a corporation for income tax purposes in the country in which it is organized.  Seller Parent has not elected to change the default United States federal income tax classification of any of the Transferred Entities under United States Treasury Regulations Section 301.7701-3.

(g)                                  No representation or warranty contained in this Section 3.21 (other than representation 3.21(e)) shall apply directly or indirectly with respect to any taxable period (or portion thereof) beginning on or after the Closing Accounts Time, including, for the avoidance of doubt, any portion of a Straddle Period that begins on or after the Closing Accounts Time.

Section 3.22                             Business Products Recalls.  Since January 1, 2017, there has been no recall of Business Products by Seller Parent and its Subsidiaries, or by any Government Entity, where such recall related to more than one million Euro (€1,000,000) in sales of such Business Products.  There is no pending recall of Business Products by Seller Parent or any of its Subsidiaries or, to the Knowledge of Seller Parent, any Government Entity relating to more than one million Euro (€1,000,000) in sales of such Business Products.

Section 3.23                             Ownership of Purchaser or Eli Lilly Common Shares.  Other than as a result of this Agreement and the Contemplated Transactions, none of Seller Parent, its Subsidiaries or any of their respective Affiliates is, and during the past five (5) years none of them has been, an “interested shareholder” as defined in Section 23-1-43-10 of the Indiana Business Corporation Law (the “IBCL”) of Purchaser or Eli Lilly and Company.  None of Seller Parent, its Subsidiaries or any of their respective Affiliates is, and during the past five (5) years, none of them has been, a member of a “group” (for purposes of Rule 13d-3 under the Exchange Act) that is, or that at any time during the last five years was, an “interested shareholder” of Purchaser or Eli Lilly and Company, as so defined.

Section 3.24                             Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller Parent or any of its Subsidiaries who might be entitled to any fee or commission from Purchaser or any of its Affiliates in connection with the Transaction.

Section 3.25                             No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, neither Seller Parent nor any other Person makes any other representation or warranty, express or implied, at law or in equity, in respect of Seller Parent, its Subsidiaries, the Business, the Business Assets, the Assumed Liabilities or the Licensed Intellectual Property.  Any such other representation or warranty is hereby expressly disclaimed.  Except to the extent specifically set forth in this Article III, Seller Parent and its Subsidiaries are selling, assigning, licensing and transferring the Seller Shares, the Transferred Assets and the Assumed Liabilities to Purchaser on an “as is” basis.

Section 3.26                             Reliance.  In making its decision to execute and deliver this Agreement and to consummate the Contemplated Transactions, Seller Parent has relied solely upon the representations and warranties of Purchaser set forth in Article IV (and acknowledges that such representations and warranties are the only representations and warranties made by Purchaser or any of its current or former Affiliates and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives and employees in connection with this Agreement and the Contemplated Transactions).  Seller Parent has entered into the Contemplated Transactions with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any estimates, projections, forecasts and other forward-looking information or forward-looking business and strategic plan information regarding business of Purchaser, notwithstanding the delivery or disclosure to Seller Parent or any other Person of any estimates, projections, forecasts or other forward-looking information or forward-looking business or strategic information with respect to any of the foregoing, and, except as specifically set forth in Article IV, any other information provided or made available to Seller Parent or any other Person in connection with the Transaction or the Contemplated Transactions (including any estimates, projections, forecasts or other forward-looking information or forward-looking business or strategic information made available to Seller Parent or any other Person in “data rooms,” management presentations or due diligence sessions in expectation of the Contemplated Transactions), and Seller Parent acknowledges the foregoing.  Seller Parent is not relying on, and acknowledges that no current or former Affiliates, directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives and employees of Purchaser or any other Person has made or is making, any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth (i) in the Purchaser Disclosure Schedule or (ii) in the Purchaser SEC Filings filed on or prior to the Business Day preceding the date of this Agreement, Purchaser represents and warrants to Seller Parent, by way of an independent guarantee irrespective of fault (verschuldensunabhängig) pursuant to Section 311 (1) German Civil Code (Bürgerliches Gesetzbuch — BGB), as of the date of this Agreement and, with respect only to the Purchaser Fundamental Representations, as of the Closing Date, as follows; provided that it is understood and agreed that any such representation and warranty which expressly speaks as of a particular date or period of time shall be deemed to be true and correct as of the date of this Agreement and, with respect only to the Purchaser Fundamental Representations, as of the Closing Date, if it was true and correct as of such particular date or period of time.

Section 4.1                                    Organization and Qualification.  Purchaser and each Purchaser Ancillary Counterparty is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.  Purchaser and each Purchaser Ancillary Counterparty has all requisite corporate or similar power and authority to own, lease and operate its respective properties and assets and to carry on its respective Businesses as currently conducted.  Purchaser is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its businesses require such qualification, except, in each case, for failures to be so qualified or in good standing that would not (A) individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the business of Purchaser and its Subsidiaries, taken as a whole, or (B) prevent, materially delay or materially impair the ability of Purchaser and its Subsidiaries to consummate the Contemplated Transactions.

Section 4.2                                    Corporate Authorization.

(a)                                 Purchaser has full corporate power and authority to execute and deliver this Agreement and each Applicable Ancillary Agreement and to perform its obligations hereunder and thereunder.  The execution and delivery by Purchaser of this Agreement and the Applicable Ancillary Agreements and the performance of its obligations hereunder and thereunder have been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution and delivery by Purchaser of this Agreement or the Applicable Ancillary Agreements or the performance of its obligations hereunder or thereunder.

Each Purchaser Ancillary Counterparty has full corporate power and authority to execute and deliver the Applicable Ancillary Agreements and to perform its obligations thereunder.  The execution and delivery by each Purchaser Ancillary Counterparty of the Applicable Ancillary Agreements and the performance of its obligations thereunder have been or prior to the Closing will have been duly and validly authorized, and no additional corporate or shareholder authorization or consent is or will be required in connection with the execution and delivery by any Purchaser Ancillary Counterparty of the Applicable Ancillary Agreements or the performance of its obligations thereunder.

(b)                                 Section 23-1-42 of the IBCL does not apply to Purchaser Common Shares and, accordingly, shall not apply with respect to, or as a result of, this Agreement or the Contemplated Transactions.  Assuming the validity of Seller Parent’s representations and warranties in this Agreement at all applicable times, the Purchaser Board has taken all action necessary to permit the acquisition by Seller Parent of the Consideration Shares pursuant to this Agreement and the Contemplated Transactions without restriction by Section 23-1-43 of the IBCL.  Assuming that neither Seller Parent nor any of its Affiliates or associates will acquire or seek to acquire Purchaser Common Shares pursuant to a tender offer or a request or invitation for tenders, other than Section 23-1-43 of the IBCL, there are no “fair price,” “moratorium,” “control share acquisition” or other similar Indiana anti-takeover statutes (each, a “Takeover Statute”) applicable to this Agreement or the Contemplated Transactions.

Section 4.3                                    Capitalization of Purchaser.

(a)                                 The authorized share capital of Purchaser consists of 5,000,000,000 Purchaser Common Shares, of which 372,997,392 shares were outstanding as of the close of business on August 14, 2019.  All of the outstanding Purchaser Common Shares have been duly authorized and are validly issued, fully paid and non-assessable.  Purchaser has no Purchaser Common Shares reserved for issuance, except that, as of August 14, 2019, there were 10,907,800 Purchaser Common Shares reserved for issuance pursuant to the 2018 Elanco Stock Plan.  Each of the outstanding shares of capital stock or other securities of each of Purchaser’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and owned by Purchaser or by a direct or indirect wholly owned Subsidiary of Purchaser, free and clear of any Encumbrances.  Purchaser does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the shareholders of Purchaser on any matter.

(b)                                 The Consideration Shares, when issued, will be validly issued, fully paid and non-assessable and free and clear of all Encumbrances, other than transfer restrictions imposed by securities Laws, and no shareholder of Purchaser will have any preemptive right of subscription or purchase in respect thereof.  The offer and sale of the Consideration Shares by Purchaser to Seller Parent will be exempt from registration under the Securities Act and any applicable state securities or “blue sky” Laws.

(c)                                  Except as set forth in Section 4.3(a), there are no preemptive or other outstanding rights, subscriptions, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Purchaser or any of its Subsidiaries to issue or to sell any shares of capital stock or other securities of Purchaser or other ownership interest in any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any securities of Purchaser or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Purchaser is not a party to any voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting, purchase, repurchase or transfer of its respective Purchaser Common Shares or other equity interests.  Purchaser has no outstanding bonds, debentures, notes or other obligations that provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of Purchaser on any matter.  There is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect applicable to the Purchaser Common Shares or to which Purchaser is a party or by which it is otherwise bound.

(d)                                 The Purchaser Common Shares are registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act.  Purchaser has taken no action designed to, or which is reasonably likely to, have the effect of terminating the registration of the Purchaser Common Shares under the Exchange Act, nor has Purchaser received any notification that the SEC is contemplating terminating such registration.  Purchaser has not, in the twelve (12) months preceding the date of this Agreement, received notice from the NYSE to the effect that Purchaser is not in compliance with the listing or maintenance requirements of the NYSE.

Section 4.4                                    Consents and Approvals.  Except for (i) the Seller Antitrust Clearances, (ii) the Purchaser Antitrust Clearances and (iii) any Purchaser Required Approvals, no Permit or Consent is required to be obtained by Purchaser or any Person in which Purchaser directly or indirectly owns any voting interest in connection with the execution and delivery by Purchaser of this Agreement and the Applicable Ancillary Agreements or the performance of its obligations hereunder or thereunder or by any Purchaser Ancillary Counterparty in connection with the execution and delivery by such Purchaser Ancillary Counterparty of the Applicable Ancillary Agreements or the performance of its obligations thereunder, other than those the failure of which to obtain, give or make that would not, individually or in the aggregate, (A) have a material adverse effect on the assets, liabilities, financial condition or results of operations of the business of Purchaser and its Subsidiaries, taken as a whole, or (B) prevent, materially delay or materially impair the ability of Purchaser and its Subsidiaries to consummate the Contemplated Transactions.

Section 4.5                                    Non-Contravention.  The execution and delivery by Purchaser of this Agreement and the Applicable Ancillary Agreements and the performance of its obligations hereunder and thereunder and the execution and delivery by each Purchaser Ancillary Counterparty of each Applicable Ancillary Agreement and the performance of its obligations thereunder do not and will not (i) violate any provision of the Organizational Documents of Purchaser or any Purchaser Ancillary Counterparty,

(ii) assuming the receipt of all Seller Antitrust Clearances and Purchaser Antitrust Clearances, the Purchaser Required Approvals, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Purchaser or any Purchaser Ancillary Counterparty under, or result in a loss of any benefit to which Purchaser or any Purchaser Ancillary Counterparty is entitled under, any Contract to which it is a party or result in the creation of any Encumbrance on any of the Seller Shares, the Transferred Entities or the Transferred Assets or (iii) assuming the receipt of all Seller Antitrust Clearances and Purchaser Antitrust Clearances and the Purchaser Required Approvals, violate or result in a breach of or constitute a default under applicable Law to which Purchaser or any Purchaser Ancillary Counterparty is subject, other than, in the cases of clauses (ii) and (iii), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses or violations that would not, individually or in the aggregate, (A) have a material adverse effect on the assets, liabilities, financial condition or results of operations of the business of Purchaser and its Subsidiaries, taken as a whole, or (B) prevent, materially delay or materially impair the ability of Purchaser and its Subsidiaries to consummate the Contemplated Transactions.

Section 4.6                                    Binding Effect.  This Agreement and each of the Ancillary Agreements, when duly and validly executed and delivered by Seller Parent and the Seller Ancillary Counterparties, constitute valid and legally binding obligations of Purchaser and of each Purchaser Ancillary Counterparty, enforceable against Purchaser and each Purchaser Ancillary Counterparty in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 4.7                                    Purchaser SEC Filings.

(a)                                 Since September 24, 2018 (the “Emerald IPO Date”), Purchaser has filed or furnished, as applicable, on a timely basis, all forms, registration statements, prospectuses, reports, certifications, schedules, and other documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act (including all exhibits thereto and any other information incorporated by reference therein) (such documents filed or furnished to the SEC and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Purchaser SEC Filings”).  Each of the Purchaser SEC Filings, at the time of its filing or being furnished, complied, or if not yet filed or furnished, will comply in all material respects, with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act.  As of their respective dates (or, if amended, as of the date of such amendment), the Purchaser SEC Filings did not, and any Purchaser SEC Filings filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)                                 Each of the consolidated balance sheets and consolidated income statements included in or incorporated by reference into the Purchaser SEC Filings

(including the related notes and schedules) fairly presents, or, in the case of Purchaser SEC Filings filed after the date of this Agreement, will fairly present, in all material respects, the financial position and results of operations of the business and operations of Purchaser and its Subsidiaries as of the dates or for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(c)                                  Purchaser maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are effective, in all material respects, to ensure that information required to be disclosed by Purchaser is recorded and reported on a timely basis to the individuals responsible for the preparation of Purchaser’s filings with the SEC and other public disclosure documents.  Purchaser maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act).  Such internal control over financial reporting is effective, in all material respects, in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Purchaser, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of Purchaser are being made only in accordance with authorizations of management and directors of Purchaser, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Purchaser’s assets that could have a material effect on its financial statements.  The records, systems, controls, Data and information of Purchaser and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Purchaser or its accountants or a wholly owned Subsidiary of Purchaser.

(d)                                 Purchaser has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Purchaser’s auditors and the audit committee of the Purchaser Board (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information and has identified for Purchaser’s auditors and audit committee of the Purchaser Board any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal control over financial reporting.  Purchaser has made available to Seller Parent (x) a summary of any such disclosure made by management to Purchaser’s auditors and audit committee since the Emerald IPO Date and (y) any material communication made by management or Purchaser’s auditors since the Emerald IPO Date to the audit committee required or contemplated by listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board.  Since the Emerald IPO Date, to the Knowledge of Purchaser, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Purchaser employees regarding questionable accounting or auditing matters, have been received by Purchaser.  Purchaser has made available to Seller Parent a summary of all material complaints or concerns relating to other matters made since the Emerald IPO Date through Purchaser’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of Law.  No attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Purchaser or any of its Representatives to Purchaser’s chief legal officer, audit committee of the Purchaser Board (or other committee designated for the purpose) or the Purchaser Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Purchaser policy contemplating such reporting, including in instances not required by those rules.

(e)                                  There are no outstanding or unresolved comments in any comment letters received from the SEC staff with respect to any Purchaser SEC Filing and none of the Purchaser SEC Filings is the subject of ongoing SEC review.  There are no internal investigations, or to the Knowledge of Purchaser, SEC inquiries or investigations or other inquiries or investigations conducted by a Government Entity pending or threatened, in each case, regarding Purchaser or any of its officers or directors.

Section 4.8                                    Absence of Changes.  (a) Since December 31, 2018 and through the date of this Agreement, Purchaser and its Subsidiaries have conducted their business and operations in the Ordinary Course in all material respects, (b) since December 31, 2018 and through the date of this Agreement, neither Purchaser nor any of its Subsidiaries has taken any action or suffered to exist any set of facts that, if occurring after the date hereof, would have required the consent of Seller Parent pursuant to Section 5.2(b) and (c) since December 31, 2018, there has been no change, effect, event, occurrence or development resulting in the occurrence of an Emerald Material Adverse Effect.

Section 4.9                                    Litigation and Claims.

(a)                                 There is not, and since January 1, 2017, there has not been, any Proceeding pending, or to the Knowledge of Purchaser, threatened in writing, against or relating to Purchaser or any of its Subsidiaries in connection with the business and operations of Purchaser and its Subsidiaries, the assets of Purchaser and its Subsidiaries or the Contemplated Transactions which has resulted in, or is reasonably expected, if determined adversely to Purchaser or its Subsidiaries, to result in, (i) a Liability in excess of five million Euro (€5,000,000) or (ii) an equitable remedy that would adversely affect the business and operations of Purchaser and its Subsidiaries in a significant manner.

(b)                                 None of Purchaser or its Subsidiaries, the assets of Purchaser and its Subsidiaries or the business and operations of Purchaser and its Subsidiaries is, or since January 1, 2017, has been subject to any Order other than those which would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the business of Purchaser and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of Purchaser and its Subsidiaries to consummate the Contemplated Transactions.

Section 4.10                             Compliance with Laws.

(a)                                 Since January 1, 2017, Purchaser and its Subsidiaries and their respective predecessors in interest have conducted their business and operations and operated and used their assets in compliance with applicable Law, except for failures to comply that would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the business of Purchaser and its Subsidiaries, taken as a whole.

(b)                                 Since January 1, 2017, Purchaser and its Subsidiaries and their respective predecessors in interest have not, and since January 1, 2017 through the date of this Agreement, to the Knowledge of Purchaser, each Representative or Person acting on behalf of Purchaser or its Subsidiaries have not, in relation to the Business, violated any Anti-Bribery Laws, Anti-Money Laundering Laws, Economic Sanctions Laws or Antitrust Laws in any material respect.

(c)                                  Since January 1, 2017 through the date of this Agreement, neither Purchaser nor any of its Subsidiaries nor any of their respective predecessors in interest has received any written notice alleging any material violation under any applicable Law (including Anti-Bribery Laws, Anti-Money Laundering Laws, Economic Sanctions Laws and Antitrust Laws) in relation to the conduct of their business and operations or the operation or use of their assets.

(d)                                 Purchaser and its Subsidiaries have all Permits necessary for the conduct of their business and operations and the ownership and use of their assets, in each case as conducted or owned and used by Purchaser and its Subsidiaries, except for those Permits the absence of which would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the business of Purchaser and its Subsidiaries, taken as a whole.

Section 4.11                             Environmental Matters.

(a)                                 Since January 1, 2017, the business and operations of Purchaser and its Subsidiaries and their respective predecessors in interest and any real property owned or leased by Purchaser and its Subsidiaries and their respective predecessors in interest have been in compliance with all applicable Environmental Laws other than failures to comply that would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the business of Purchaser and its Subsidiaries, taken as a whole.

(b)                                 Since January 1, 2017, none of Purchaser nor any of its Subsidiaries nor any of their respective predecessors in interest has received from any Person any written notice, demand, claim, letter or request for information relating to any violation or alleged violation of, or any material Liability under, any Environmental Law in relation to the conduct of the business and operations of Purchaser and its Subsidiaries or any real property or other asset owned or leased by Purchaser or any of its Subsidiaries except in each case as would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the business of Purchaser and its Subsidiaries, taken as a whole.

(c)                                  There are no Orders outstanding, or any Proceedings pending, or, to the Knowledge of Purchaser, threatened, relating to compliance with or Liability under any Environmental Law in relation to the conduct of the business and operations of Purchaser and its Subsidiaries or any real property or other asset owned or leased by Purchaser or any of its Subsidiaries, other than those Orders and Proceedings that would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the business of Purchaser and its Subsidiaries, taken as a whole.

(d)                                 To the Knowledge of Purchaser, no real property owned or leased by Purchaser or any of its Subsidiaries has been contaminated with any Hazardous Substance requiring investigation or remediation under any Environmental Law, except as would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the business of Purchaser and its Subsidiaries, taken as a whole.

(e)                                  To the Knowledge of Purchaser, as of the date of this Agreement neither Purchaser nor any of its Subsidiaries is subject to any investigation or remediation obligations under any Environmental Law with respect to the offsite treatment, storage or disposal of any Hazardous Substances, except for such Liabilities as would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, financial condition or results of operations of the business of Purchaser and its Subsidiaries, taken as a whole.

Section 4.12                             Financing.

(a)                                 Purchaser has provided to Seller Parent a complete and correct copy of a fully executed debt commitment letter, dated as of the date hereof (as the same may be amended or replaced in accordance with Section 5.4, and including any executed debt commitment letter or similar agreement for Alternative Financing entered into in accordance with Section 5.4 and all exhibits, schedules and annexes thereto, collectively, the “Debt Commitment Letter”), from the Debt Financing Sources party thereto, pursuant to which such Debt Financing Sources have agreed, subject to the terms and conditions thereof, to provide the amount of debt financing stated therein (collectively, the “Debt Financing”), and the fee letter related thereto (except that the fee amounts, “flex” terms and other economic terms may be redacted so long as no redaction covers terms that would reduce the aggregate principal amount of the Debt Financing or adversely affect the conditionality, enforceability, availability or termination of the Debt Financing) (such fee letter, the “Fee Letter”).

(b)                                 Assuming (i) the accuracy in all material aspects of the representations and warranties set forth in Article III, (ii) the satisfaction of the conditions contained in Section 8.1, Section 8.2(c) and Section 8.2(d) and (iii) the performance in all material respects by Seller Parent of its obligations under this Agreement, the Debt Financing, when funded in accordance with the Debt Commitment Letter, will provide, together with available cash of Purchaser, Purchaser with net cash proceeds on the Closing Date in an amount sufficient to consummate the Contemplated Transactions, including the payment of the Cash Consideration Amount, and to pay related fees and expenses (such amount, the “Required Payment Amount”) and assuming the Debt Financing is funded in accordance with the Debt Commitment Letter, as of the Closing Date, Purchaser will have all of the funds necessary to consummate the Contemplated Transactions and pay the Required Payment Amount.

(c)                                  There are no conditions precedent related to the funding of the full amount of the Debt Financing, other than those expressly set forth in the Debt Commitment Letter.  Other than as expressly set forth in the Debt Commitment Letter, there are no agreements, side letters, arrangements or understandings (except for the Fee Letter, a copy of which has been provided to Seller Parent (which has been redacted as described above)) that would, or would reasonably be expected to, (i) impair the enforceability of the Debt Commitment Letter, (ii) reduce the aggregate amount of the Debt Financing below the level required to fund the Cash Consideration Amount, (iii) impose new or additional conditions precedent to the Debt Financing, or (iv) otherwise adversely expand, amend or modify any of the conditions precedent to the Debt Financing, or otherwise adversely affect the conditionality, enforceability, availability or aggregate principal amount of the Debt Financing contemplated by the Debt Commitment Letter.

(d)                                 Each of the Debt Commitment Letter and the Fee Letter is valid, binding and enforceable against Purchaser and, to the Knowledge of Purchaser, each of the other parties thereto, in accordance with its terms (subject to the Bankruptcy and Equity Exception).  Each of the Debt Commitment Letter and the Fee Letter is in full force and effect, and no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Purchaser or, to the Knowledge of Purchaser, any other party thereto, under the terms and conditions of the Debt Commitment Letter or the Fee Letter.  As of the date of this Agreement, neither the Debt Commitment Letter nor the Fee Letter has been amended, restated or otherwise modified or waived in any manner, the commitments contained in the Debt Commitment Letter have not been terminated, withdrawn, modified or rescinded and, to the Knowledge of Purchaser, no such amendment, restatement, modification, waiver, termination, withdrawal or rescission is contemplated (other than to add or replace lenders, financial institutions, lead arrangers, bookrunners, syndication agents or other similar entities in the manner contemplated by the Debt Commitment Letter).  As of the date of this Agreement, Purchaser has no reason to believe that any of the conditions to the funding of the Debt Financing contemplated by the Debt Commitment Letter will fail to be satisfied on the Closing Date or that the full amounts committed pursuant to the Debt Commitment Letter will not be available to be funded on the Closing Date.  Purchaser has paid or caused to be paid in full any and all commitment fees or other fees or expenses that are required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement.

(e)                                  Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that it shall not be a condition to the obligation of Purchaser to consummate the Closing that (i) Purchaser has obtained the Debt Financing or any other Financing or (ii) Purchaser otherwise has sufficient funds for payment of the Cash Consideration Amount or any other portion of the Required Payment Amount.

Section 4.13                             Solvency.  After giving effect to the payment of all amounts required to be paid in connection with the consummation of the Contemplated Transactions, payment of all related fees and expenses and consummation of the Contemplated Transactions (including the incurrence of the Debt Financing and payment of the Required Payment Amount), Purchaser will be Solvent as of and immediately following the Closing.  For purposes of this Agreement, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable Liabilities of such Person as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities as they mature.

Section 4.14                             Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser or any of its Affiliates who might be entitled to any fee or commission from Seller Parent or any of its Subsidiaries in connection with the Transaction.

Section 4.15                             Tax Matters Agreement.  The execution and delivery by Purchaser of this Agreement and the Applicable Ancillary Agreements and the performance of its obligations hereunder and thereunder and the execution and delivery by each Purchaser Ancillary Counterparty of each Applicable Ancillary Agreement and the performance of its obligations thereunder does not and will not: (i) constitute a breach of any covenant contained in Section 6.01 of the Tax Matters Agreement or (ii) cause Purchaser to incur a liability pursuant to Section 6.04(a) of the Tax Matters Agreement.

Section 4.16                             No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, neither Purchaser nor any other Person makes any other representation or warranty, express or implied, at law or in equity, in respect of Purchaser, its Subsidiaries, or the business and operations or the assets of Purchaser or any of its Subsidiaries.  Any such other representation or warranty is hereby expressly disclaimed.

Section 4.17                             Reliance.  In making its decision to execute and deliver this Agreement and to consummate the Contemplated Transactions, Purchaser has relied solely upon the representations and warranties of Seller Parent set forth in Article III (and acknowledges that such representations and warranties are the only representations and warranties made by Seller Parent or any of its current or former Affiliates and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives and employees in connection with this Agreement, the Contemplated Transactions, the Business Assets, the Assumed Liabilities or the Licensed Intellectual Property).  Purchaser has entered into the Contemplated Transactions with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any estimates, projections, forecasts and other forward-looking information or forward-looking business and strategic plan information regarding the Contemplated Transactions, the Business, the Business Assets, the Assumed Liabilities or the Licensed Intellectual Property, notwithstanding the delivery or disclosure to Purchaser or any other Person of any estimates, projections, forecasts or other forward-looking information or forward-looking business or strategic information with respect to any of the foregoing, and, except as specifically set forth in Article III, any other information provided or made available to Purchaser or any other Person in connection with the Transaction or the Contemplated Transactions (including any estimates, projections, forecasts or other forward-looking information or forward-looking business or strategic information made available to Purchaser or any other Person in “data rooms,” management presentations or due diligence sessions in expectation of the Contemplated Transactions), and Purchaser acknowledges the foregoing.  Purchaser is not relying on, and acknowledges that no current or former Affiliates, directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives or employees of Seller Parent or any other Person has made or is making, any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

ARTICLE V

COVENANTS

Section 5.1                                    Access and Information.

(a)                                 From the execution of this Agreement until the Closing, subject to reasonable rules, regulations and requirements of Seller Parent and applicable Law, Seller Parent shall, within a reasonable period following the prior written request of Purchaser (i) afford Purchaser and its Representatives access, during regular business hours and upon reasonable advance notice, to the employees, the assets and Books and Records of the Business, (ii) furnish, or cause to be furnished, to Purchaser any financial and operating Data and other information Related to the Business or related to the Business Assets as Purchaser from time to time reasonably requests and (iii) instruct the Business Employees to cooperate with Purchaser in its investigation of the Business; provided, however, that in no event shall Purchaser have access to any information that (v) based on advice of Seller Parent’s counsel, would violate or create any potential Liability under applicable Law, (w) would (A) result in the disclosure of any Trade Secrets of Seller

Parent or any of its Subsidiaries or of third parties or (B) violate any obligation of Seller Parent or any of its Subsidiaries with respect to confidentiality or data protection, (x) would unreasonably disrupt the conduct of the Business or any other business or operations of Seller Parent or any of its Subsidiaries, (y) would result in the disclosure of any information referencing the valuation of the Business, the Business Assets, Seller Parent or any of Seller Parent’s Subsidiaries or (z) would reasonably be expected to cause the loss or waiver of the protection of any attorney-client privilege, attorney work product privilege or other relevant legal privilege; provided that, in the case of the foregoing clauses (v), (w) and (z), Seller Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to find a suitable alternative to disclose information in such a way that such disclosure does not violate or create such Liability, disclose any such Trade Secrets or violate any confidentiality or data protection obligations or cause the loss or waiver of such privilege, as applicable and provided, further, that Purchaser shall not conduct any sampling in respect of the Business Owned Real Property or the Business Leased Real Property without the prior written consent of Seller Parent, which consent may be withheld in Seller Parent’s sole and absolute discretion.  All information received by Purchaser pursuant to this Section 5.1(a) shall be governed by the terms of the Confidentiality Agreement.

(b)                                 Purchaser shall, and shall cause its Affiliates to, for the periods required under applicable Law and in any case for at least seven (7) years after the Closing Date, (i) retain the Books and Records and any other books of account, records, files, invoices, correspondence and memoranda, customer and supplier lists, Data, specifications, insurance policies, operating history information and inventory records in existence on the Closing Date that are provided by or on behalf of Seller Parent or its Subsidiaries to Purchaser or its Subsidiaries following the Closing in connection with the Contemplated Transactions and (ii) upon the request of Seller Parent grant the right to Seller Parent, its Subsidiaries and their respective Representatives, during regular business hours and subject to reasonable rules, regulations and requirements of Purchaser and its Affiliates, at the expense of Seller Parent, to inspect and copy such Books and Records or such other documents; provided, however, that in no event shall Seller Parent have access to any information that, based on advice of Purchaser’s counsel, (v) would violate or create any potential Liability under applicable Law, (w) would (A) result in the disclosure of any Trade Secrets of Purchaser or any of its Subsidiaries or of third parties or (B) violate any obligation of Purchaser or any of its Subsidiaries with respect to confidentiality or data protection, (x) would unreasonably disrupt the conduct of the business or operations of Purchaser or any of its Subsidiaries, (y) would result in the disclosure of any information referencing the valuation of the assets or businesses of Purchaser or its Subsidiaries or (z) would reasonably be expected to cause the loss or waiver of the protection of any attorney-client privilege, attorney work product privilege or other relevant legal privilege; provided that, in the case of the foregoing clauses (v), (w) and (z), Purchaser shall, and shall cause its Subsidiaries to, use reasonable best efforts to find a suitable alternative to disclose information in such a way that such disclosure does not violate or create such Liability, disclose any such Trade Secrets or violate any confidentiality or data protection obligations) or cause the loss or waiver of such privilege, as applicable.  All information received by Seller Parent pursuant to this Section 5.1(b) shall be governed by the terms of the Confidentiality Agreement.

(c)                                  For a period of seven (7) years after the Closing Date, Seller Parent shall preserve, retain and maintain, and shall cause the Retained Subsidiaries to preserve, retain and maintain, in an accessible form, all corporate, accounting, legal, auditing or other books and records relating to the conduct of the Business prior to the Closing Date; provided, however, that Seller Parent shall preserve, retain and maintain, and shall cause the Retained Subsidiaries to preserve, retain and maintain, in an accessible form, all Tax books and records relating to the Business Assets (which shall not include the consolidated Tax Returns or accounts of Seller Parent or any of its Affiliates) until the later of (i) the seventh (7th) anniversary of the Closing Date and (ii) six (6) months after the last date required for retention of such books and records under applicable Law; provided, however, that in no event shall Purchaser have access to any information that, based on advice of Seller Parent’s counsel, (w) would violate or create any potential Liability under applicable Law, (x) would violate any obligation of Seller Parent or any of its Subsidiaries with respect to confidentiality or data protection (provided that Seller Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to find a suitable alternative to disclose information in such a way that such disclosure does not violate any confidentiality or data protection obligations), (y) would unreasonably disrupt the conduct of the business or operations of Seller Parent or any of its Subsidiaries or (z) would reasonably be expected to cause the loss or waiver of the protection of any attorney-client privilege, attorney work product privilege or other relevant legal privilege.

(d)                                 Notwithstanding anything to the contrary herein but subject to Section 7.7(c), in no event shall either Party have access to Tax Returns of the other Party or any of the other Party’s Affiliates.

(e)                                  The Party requesting any information or access pursuant to this Section 5.1 shall reimburse the Party providing such information or access promptly for reasonable out-of-pocket costs that such providing Party or its Affiliates may incur in complying with any such request.  All requests for information or access made pursuant to this Section 5.1 shall be directed to an executive officer of Seller Parent or Purchaser or such Person or Persons as may be designated by Seller Parent or Purchaser, respectively.

Section 5.2                                    Interim Operations.

(a)                                 From the date of this Agreement until the Closing, except (i) as otherwise expressly contemplated by this Agreement, (ii) as set forth in Section 5.2(a) of the Seller Disclosure Schedule, (iii) as Purchaser shall otherwise agree in writing in advance (which consent shall not be unreasonably withheld, delayed or conditioned), (iv) as required by any Material Contract which has been disclosed to Purchaser prior to the date of this Agreement or (v) as required by applicable Law or IFRS, Seller Parent (x) shall conduct, and shall cause its Subsidiaries to conduct, the Business in the Ordinary Course and use its reasonable best efforts to preserve intact the Business and its relationship with its customers, suppliers, distributors, wholesalers, retailers, employees and Employee Representative Bodies, and with Government Entities and (y) without limiting the generality of the foregoing, shall not, and shall cause each of its Subsidiaries not to, in each case in relation to the conduct of the Business:

(i)                                     incur, create or assume any Encumbrance on any material Business Assets, other than a Permitted Encumbrance;

(ii)                                  sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, encumbrance or exercise of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, such Transferred Entity’s capital stock of any class or any debt or equity securities which are convertible into or exchangeable for, or valued by reference to, such capital stock;

(iii)                               sell, lease, license, transfer or dispose of any (A) Business Asset (other than Business Owned Real Property, Business Leased Real Property or the property subject to the Interparty Lease Agreements) with a value in excess of five million Euro (€5,000,000) other than in the Ordinary Course; (B) any Business Patents (including the Additional Explorer Patents), other than non-exclusive licenses granted in the Ordinary Course; (C) subject to Section 5.2(a)(vii), material Business Intellectual Property (other than Business Patents) or material Licensed Intellectual Property, other than non-exclusive licenses granted in the Ordinary Course; or (D) Business Owned Real Property, Business Leased Real Property or the property subject to the Interparty Lease Agreements;

(iv)                              terminate or extend or modify, fail to exercise any renewal option under, or waive or fail to enforce the performance of any material obligations under, any Material Contract other than in the Ordinary Course;

(v)                                 enter into (A) any Contract that would have been a Material Contract  pursuant to Sections 3.16(a)(iv), (vi), (vii), (viii), (ix), (x) and (xi) if entered into prior to the date of this Agreement, except for Contracts implementing any of the Contemplated Transactions, or (B) any other Contract that would have been a Material Contract if entered into prior to the date of this Agreement, other than in the Ordinary Course;

(vi)                              (A) amend or propose to amend the Organizational Documents of any Transferred Entity, (B) split, combine or reclassify, subdivide or redeem, purchase or otherwise acquire the outstanding capital stock of any Transferred Entity, or (C) cause any Transferred Entity to declare, set aside or pay any non-cash dividend or non-cash distribution to any Person other than a Transferred Entity (except as may facilitate the elimination of intercompany accounts as contemplated by this Agreement);

(vii)                           if a Transferred Entity, incur any indebtedness for borrowed money outstanding or any guarantee for such indebtedness of another Person at any time or issue or sell or have outstanding any debt securities or warrants or other rights to acquire any debt security of such Transferred Entity, except for (A) intercompany indebtedness among Transferred Entities, (B) indebtedness for borrowed money incurred in the Ordinary Course, or

(C) indebtedness in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced;

(viii)                        abandon or permit to lapse any Business Patents (including the Additional Explorer Patents);

(ix)                              abandon or permit to lapse any (A) Registered Business Intellectual Property (other than Business Patents) or (B) any third party Intellectual Property Related to the Business that is exclusively licensed to Seller Parent or one of  its Subsidiaries, in each case, except for abandonment or lapse of such non-material  Intellectual Property in the Ordinary Course;

(x)                                 except (A) as required by the terms of the Benefit Plans currently in effect, (B) in the Ordinary Course or (C) as required by Labor Obligations or (1) increase the compensation of any Business Employee, (2) pay or agree to pay or increase or agree to increase any pension, retirement allowance, severance or other employee benefit to any Business Employee, (3) amend in any respect any Benefit Plan, other than amendments that result in de minimis Liability;

(xi)                              except (A) as required by the terms of the Benefit Plans currently in effect or (B) as required by Labor Obligations, (1) hire any employee who would become a Business Employee (I) with annual base compensation plus target annual bonus in excess of two hundred fifty thousand Euro (€250,000), or (II) that would belong to the Leadership Circle or (2) actively initiate, encourage or solicit the transfer of any Business Employee to a position such that he or she is no longer functioning as a Business Employee;

(xii)                           except (A) as required by Labor Obligations or (B) as specifically contemplated by the Bayer Restructuring Principles, assume, amend or enter into any material agreement with any Employee Representative Bodies which (1) relates solely to the Business or Business Employees or (2) contains any commitment in relation to Business Employees that would provide for any restriction on the closure, downsizing, or other labor-related restructuring (including layoffs and redundancies) or reorganization of the Business or any part thereof;

(xiii)                        accelerate in any material respect the delivery or sale of Business Products or the incurrence of capital expenditures, or offer discounts on sale of products or premiums on purchase of raw materials, except in the Ordinary Course;

(xiv)                       fail to use reasonable best efforts to keep current and in full force and effect, or to apply for or renew, any material Business Permit or material Business Product Authorization;

(xv)                          settle any Proceeding (A) for an amount in excess of five million Euro (€5,000,000) or (B) that provides for equitable relief against Seller Parent or its Subsidiaries;

(xvi)                       acquire, whether by merger or consolidation or otherwise, any business or assets (including equity securities of any Person) that would constitute Business Assets from any Person in a single transaction or a series of related transactions, in each case for an amount in excess of five million Euro (€5,000,000), except for acquisitions of raw materials, input materials or inventory in the Ordinary Course;

(xvii)                    fail to make or incur capital expenditures for fixed assets that, in the aggregate, are at least ninety percent (90%) of the aggregate amounts forecast for the years ending December 31, 2019 and December 31, 2020 set forth in Section 5.2(a)(xvii) of the Seller Disclosure Schedule;

(xviii)                 make any change in any method of accounting or accounting practice or auditing practice applicable to the Transferred Entities or the Business other than as a result of any changes after the date hereof to the “BKA Policy” providing mandatory rules for the Seller Parent Group financial reporting in accordance with IFRS-EU, in the ordinary course of business of Seller Parent, consistent with past practice;

(xix)                       adopt any partial or complete plan of liquidation, dissolution or winding down with respect to any Transferred Entity;

(xx)                          (A) fail to timely file any Tax Return required to be filed (after taking into account any extensions) by the applicable entity, (B) prepare any Tax Return on a basis inconsistent with past practice, (C) fail to timely pay or withhold any Tax that is due and payable or due to be withheld, as the case may be, by the applicable entity, (D) settle or compromise any Tax Contest, (E) make, revoke or change any material Tax election, (F) file any amended Tax Return, (G) surrender any claim for a refund of a material amount of Taxes, (H) consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes, (I) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of United States state or  local Law) with any United States federal, state or local Tax authority, or (J) adopt or change any material Tax accounting principle, method, period or practice, if such action or inaction described in (A) through (J) would reasonably be expected to materially increase any Tax liability of a Transferred Entity (after taking into account the indemnities and other provisions in Article VII) for any taxable period or portion of a Straddle Period that, in each case, ends after the Closing Accounts Time; provided, for the avoidance of doubt, that for purposes of this Section 5.2(a)(xviii), any increase in a Tax liability that is an Excluded Tax subject to the indemnity under Section 7.1(a) and any reduction in a Tax asset that is repayable to Seller Parent under Article VII, is, in each case, not reasonably expected to materially increase any Tax liability of a Transferred Entity;

(xxi)                       if a Transferred Entity, purchase any real property for a purchase price in excess of five million Euro (€5,000,000);

(xxii)                    other than in the Ordinary Course, contribute or otherwise transfer any Transferred Asset to any Transferred Entity; or

(xxiii)                 authorize or enter into any agreement or obligation to undertake any of the foregoing.

(b)                                 From the date of this Agreement until the Closing, except (i) as otherwise contemplated by this Agreement, (ii) as set forth in Section 5.2(b) of the Purchaser Disclosure Schedule, (iii) as Seller Parent shall otherwise agree in writing in advance or (iv) as required by applicable Law, Purchaser shall not, and shall cause its Subsidiaries not to:

(i)                                     sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, encumbrance or exercise of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of Purchaser’s or any of its Subsidiaries’ capital stock of any class or any debt or equity securities which are convertible into or exchangeable for, or valued by reference to, such capital stock;

(ii)                                  amend or propose to amend the Organizational Documents of Purchaser;

(iii)                               split, combine or reclassify, subdivide or redeem, purchase or otherwise acquire any outstanding Purchaser Common Shares, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any Purchaser Common Shares;

(iv)                              declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to it or to any other direct or indirect wholly owned Subsidiary or Purchaser or for regular quarterly dividends), in an amount not to exceed $0.06 per Purchaser Common Share per quarter;

(v)                                 take or permit any action that is reasonably likely to prevent, materially delay or materially impair the consummation of the Contemplated Transactions; or

(vi)                              authorize or enter into any agreement or obligation to undertake any of the foregoing.

(c)                                  Nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control or direct the other Party’s operations prior to the Closing Date.  Prior to the Closing Date, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.3                                    Regulatory Clearances.

(a)                                 Purchaser shall take all lawful actions to obtain as promptly as practicable (and in any event prior to the Outside Date) the Regulatory Clearances, shall promptly undertake any and all actions necessary or appropriate to avoid, prevent, eliminate or remove the actual or threatened prohibition or commencement of any other action by or on behalf of any Applicable Authority with respect to any Regulatory Clearance and shall proffer to any Applicable Authority to take such actions as may be necessary or appropriate in order to obtain all Regulatory Clearances as soon as practicable (but in any event prior to the Outside Date), including (i) agreeing promptly to effect any Divestiture Action that any Applicable Authority shall require, propose, offer or impose (provided that such Divestiture Action shall be conditioned on the occurrence of, and shall become effective only from and after, the Closing), (ii) agreeing promptly to comply with any commitment, consent decree, Encumbrance, mitigation agreement and any other condition or operating restriction with respect to any businesses, product lines, tangible or intangible assets, Intellectual Property, Contracts, Permits, operations, rights or interests therein that any Applicable Authority may require, propose, offer or impose and (iii) defending any Proceeding (including any Proceeding seeking a temporary restraining order or preliminary injunction) and initiating any appropriate Proceeding against any Applicable Authority which acts, seeks, proposes or threatens to prevent, delay or impair the consummation of the Contemplated Transactions. Notwithstanding anything to the contrary in this Agreement, but subject to, and without limiting the obligations of, the Parties set forth in Sections 5.3(b) and 5.3(c), except as specifically set forth in Section 5.3(a) of the Seller Disclosure Schedule, Purchaser shall be solely responsible for, and Seller Parent shall have no obligations with respect to, the planning, structuring (including tax structuring) or implementation of any Divestiture Action; provided that in connection with the Divestiture Actions described in Section 5.3(a) of the Seller Disclosure Schedule, Seller Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to take the actions set forth in Section 5.3(a) of the Seller Disclosure Schedule.  No Party’s obligations under this Section 5.3 or the performance hereof shall entitle such Party to any adjustment or modification of the Transaction Consideration or any other terms and conditions of this Agreement.

(b)                                 The Parties shall (i) as promptly as practicable following the execution of this Agreement make all filings and submissions to Government Entities required or advisable under applicable Law (including Antitrust Laws) in order to effect the Contemplated Transactions and (ii) promptly file any additional information requested by any Government Entity in connection therewith as soon as practicable after receipt of such request therefor.  Each Party shall cooperate with the other Party and shall furnish to the other Party all information necessary or desirable in connection with any Regulatory Clearance, and in connection with resolving any investigation or other inquiry by any Government Entity with respect thereto; provided that in no event shall either Party have access to any information of the other Party that (x) based on advice of such other Party’s counsel, would violate or create any potential Liability under applicable

Law, including Antitrust Laws, or would impair the exercise of any legal privilege or (y) in the reasonable judgment of such other Party, would (iii) result in the disclosure of any Trade Secrets of such other Party or (iv) violate any obligation of such other Party with respect to confidentiality or data protection requirements; provided that where access to information cannot be provided due to the exceptions set forth in the foregoing clauses (x) or (y), to the extent permitted under applicable Law, such other Party shall make available such information in connection with any filing on an outside counsel-to-counsel basis.  Notwithstanding the foregoing, Purchaser shall, following consultation with Seller Parent and after considering Seller Parent’s views in good faith, and subject to Purchaser’s obligations under this Section 5.3, direct and control all aspects of the Parties’ efforts to obtain any Regulatory Clearance in any Proceeding brought to enjoin the Contemplated Transactions pursuant to any Antitrust Laws, and Seller Parent shall cooperate in good faith with Purchaser in the Parties’ efforts to obtain any Regulatory Clearance in any Proceeding brought to enjoin the Contemplated Transactions pursuant to any Antitrust Laws; provided, that each of the Parties shall (i) have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other Party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials (including correspondence) submitted to, any third party or any Government Entity in connection with any Proceeding with respect to the Contemplated Transactions, (ii) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, any Government Entity and (iii) promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries, on the one hand, and any Government Entity or its respective staff, on the other hand, with respect to the Contemplated Transactions.  The Parties shall (with respect to any in-person discussion or meeting), and shall to the extent practicable (with respect to any telephonic discussion or meeting), provide the other Party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Government Entity in respect of any filing, investigation or other inquiry in connection with the Contemplated Transactions.

(c)                                  In addition to, and without limiting the generality of, the obligations in Section 5.3(a) with respect to each Regulatory Clearance, subject to Section 5.3(b):

(i)                                     Purchaser shall, and shall cause its Affiliates to, (A) as promptly as reasonably practicable after the date of this Agreement, if and to the extent customary with respect to such Regulatory Clearance, submit a draft Regulatory Notice to the Applicable Authority, and promptly address and resolve any questions and comments received on the draft Regulatory Notice from the Applicable Authority; (B) promptly prepare and submit the final Regulatory Notice to the Applicable Authority; and (C) take all lawful action to obtain the Completion of Regulatory Process as promptly as reasonably practicable, and promptly undertake and agree to any mitigation agreement or condition required by any Applicable Authority, Applicable Executive or other Government Entity in order to mitigate any concerns identified in relation to the Transaction, and Purchaser shall, to the extent possible, be solely responsible for the actions described in this Section 5.3(c)(i);

(ii)                                  each Party shall, and shall cause its respective Affiliates to, (A) as promptly as reasonably practicable after the date of this Agreement, provide all necessary information needed to submit the Regulatory Notice to the Applicable Authority; (B) provide any information requested by any Applicable Authority or any other Government Entity in connection with its review or investigation of the Transaction, within the time periods specified under applicable Law or otherwise provided by the Applicable Authority, without the need to request an extension of time except when reasonably necessary and following consultation with the other Party in connection with the Parties’ efforts to obtain the Completion of Regulatory Process; (C) cooperate in all respects and consult with each other in connection with any Regulatory Notice, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions in relation to such Regulatory Notice; (D) promptly inform the other Party of any communication received by such Party from, or given by such Party to, any Applicable Authority in connection with such Regulatory Notice, by promptly providing copies to the other Party of any such written communications, except for any personal identifying information; and (E) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with any Applicable Authority, and give the other party the opportunity to attend and participate in any meetings, substantive telephone calls or conferences with any Applicable Authority (to the extent not prohibited by the Applicable Authority) in connection with any Regulatory Notice, in each of clauses (C), (D) and (E), subject to confidentiality considerations contemplated under applicable Law or as may be required by the relevant Applicable Authority in connection with any Regulatory Notice.  In addition, with regard to any meeting or substantive conversation, a Party need not be represented or notified by the other Party if any Government Entity objects to the Party’s being represented at, or notified of, as applicable, any such meeting or any such conversation.

(d)                                 Notwithstanding anything to the contrary in this Agreement including Article VII, any incremental Taxes of Seller Parent Group (including, solely for the purpose of this Section 5.3(d), the cost of any tax loss carryforwards and similar Tax attributes that are consumed by a Divestiture Action) that arise in connection with any Divestiture Action shall be borne solely by Purchaser and its Affiliates.  For purposes of this Section 5.3(d), Taxes (including, solely for the purpose of this Section 5.3(d), the cost of any tax loss carryforwards and similar Tax attributes that are consumed by a Divestiture Action) are “incremental” unless such Taxes would have been borne by Seller Parent Group in respect of the Contemplated Transactions had no Divestiture Actions occurred.

Section 5.4                                    Financing Cooperation.

(a)                                 Subject to Section 5.4(c), Seller Parent shall, and shall cause each of its Subsidiaries to, at Purchaser’s sole cost and expense (other than costs and expenses incurred in connection with preparation of the Audited Financial Statements), use reasonable best efforts to provide, and to cause its and their respective Representatives to use their reasonable best efforts to provide, all cooperation that is reasonably necessary and reasonably requested by Purchaser in connection with any debt and/or equity financing by Purchaser (including the Debt Financing) in connection with the Transaction (the “Financing”), including using reasonable best efforts to:

(i)                                     furnish Purchaser with such financial and other information regarding the Business and the Transferred Assets as Purchaser may reasonably request in connection with any Financing, including using reasonable best efforts to furnish (A) financial statements and financial data regarding the Business and the Transferred Assets of the type that (1) would be required by Regulation S-X and Regulation S-K under the Securities Act for an offering of high yield secured debt securities or equity securities in a transaction registered on a Form S-3 registration statement under the Securities Act or (2) are otherwise reasonably necessary to permit Seller Parent’s independent accountants to issue “comfort letters” in connection with the Financing, including as to customary negative assurances and change period comfort, including (I) audited combined statements of financial position and related statements of operations, comprehensive income, shareowners’ equity and cash flows of the Business, for the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016 (each of which Purchaser acknowledges it has received as of the date of this Agreement) and for any subsequent fiscal year of Seller Parent ended at least seventy five (75) days prior to the Closing Date (within seventy five (75) days after the end of each such subsequent fiscal year) and (II) unaudited condensed combined statements of financial position and related statements of operations, comprehensive income, shareholders’ equity and cash flows of the Business for any fiscal quarter of Seller Parent (beginning with the fiscal quarter ending on September 30, 2019) and ended at least forty-five (45) days prior to the Closing Date (within forty-five (45) days after the end of each such fiscal quarter) (such subsequent unaudited condensed combined financial statements, together with the subsequent audited combined financial statements described above, the “Subsequent Financial Statements”) and (B) such other information, including financial data, as would be reasonably necessary for Purchaser to prepare pro forma consolidated balance sheets and related pro forma consolidated statements of income of Purchaser and its Subsidiaries giving effect to the Contemplated Transactions and meeting the requirements of Regulation S-X for a Form S-3 registration statement (it being understood that, notwithstanding anything to the contrary set forth herein, neither Seller Parent nor any of its Affiliates shall have any obligation to provide or prepare any (u) pro forma financial statements, pro forma financial information or projections, each of which Purchaser shall be solely responsible for, (v) description of all or any portion of any Financing, including any “description of notes,” “plan of distribution” or information customarily provided by the underwriters or initial purchasers of debt securities or their counsel or advisors in the preparation of an offering document for an offering of high yield secured debt securities, (w) risk factors relating to all or any component of any Financing, (x) segment reporting or consolidating financial statements, separate Subsidiary financial statements or other financial statements and data that would be required by Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, (y) Compensation Discussion and Analysis and any other information required by Item 402 of Regulation S-K under the Securities Act and information regarding executive compensation and related party disclosure related to SEC Releases Nos. 33-8732A, 34-54302A and IC-27444A or (z) solely in the case of a Debt Financing, other information customarily excluded from an offering memorandum for an offering of high yield secured debt securities issued pursuant to Rule 144A under the Securities Act);

(ii)                                  assist Purchaser in the timely preparation of offering documents and materials (and any supplement thereto), including registration statements, prospectuses, investor presentations, rating agency materials and presentations, and similar documents for any Financing, including by providing documentation and information for due diligence purposes to the extent legally permissible;

(iii)                               cooperate with legal counsel to Purchaser or any underwriter in connection with any Financing, including causing appropriate members of management of Seller Parent and its Subsidiaries to, and using reasonable best efforts to cause Seller Parent’s independent accountants to, participate in a reasonable and limited number of diligence sessions at reasonable and mutually agreed times and locations, and upon reasonable notice;

(iv)                              upon Purchaser’s request, issue customary authorization letters and customary representation letters to Seller Parent’s independent accountants and use reasonable best efforts to cause such independent accountants, if reasonably requested by Purchaser in connection with any Financing, to issue, on customary terms and consistent with customary practice, customary audit reports and customary comfort letters (including “negative assurance” comfort) with respect to the financial information of the Business and consents to the use of such accountants’ audit reports relating to the Business in SEC filings to the extent such consents are required by Law;

(v)                                 furnish Purchaser and any Debt Financing Source that is party to the Debt Commitment Letter no less than three (3) Business Days prior to the Closing Date, to the extent reasonably requested in writing at least ten (10) calendar days prior to the Closing Date, with all documentation and other information required by any Government Entity with respect to any Financing under applicable Anti-Bribery Laws, Anti-Money Laundering Laws and Economic Sanctions Laws;

(vi)                              provide Purchaser information reasonably requested thereby and reasonably available to Seller Parent for purposes of Purchaser’s preparation of U.S. GAAP reconciliations of financial statements provided by Seller Parent; and

(vii)                           cause appropriate members of management of Seller Parent and its Subsidiaries to participate in a reasonable and limited number of meetings, presentations, road shows, sessions with ratings agencies and drafting sessions that are customary for financings of a type similar to the Financing at reasonable and mutually agreed times and locations, and upon reasonable notice; and

(viii)                        reasonably assist in the preparation, execution and delivery (limited, in the case of execution and delivery, solely to officers continuing with the Business after the Closing) of one or more credit agreements, indentures, purchase agreements, pledge and security documents and other definitive documentation and facilitating the granting of a security interest (and perfection thereof) in collateral, including  obtaining releases of existing Encumbrances (to the extent otherwise required by this Agreement), in each case, as of the Closing and as may be reasonably requested by Purchaser; provided that any obligations and releases of Encumbrances contained in all such agreements, documents and related certificates and instruments shall be subject to the occurrence of the Closing and become effective no earlier than the Closing.

(b)                                 Seller Parent hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Seller Parent or any of its Subsidiaries or the reputation or goodwill of Seller Parent or any of its Subsidiaries.

(c)                                  Nothing in this Section 5.4 or Section 5.21 shall require such cooperation, and nothing herein shall require Seller Parent to take any action, to the extent it would (i) unreasonably disrupt or interfere with the conduct of the Business or any other business or operations of Seller Parent or any of its Subsidiaries; (ii) require Seller Parent or any of its Subsidiaries to waive or amend any terms of this Agreement or cause any of the conditions to the Closing set forth in Article VIII not to be satisfied; (iii) require Seller Parent or any of its Subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any monetary Liability prior to the Closing Date unless Seller Parent shall have received reimbursement therefor; (iv) require Seller Parent or any of its Subsidiaries to take any action that would reasonably be likely to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Organizational Documents or any Contract of Seller Parent or any of its Subsidiaries; (v) (A) require Seller Parent or any of its Subsidiaries to take any action that, based on advice of Seller Parent’s counsel, would violate any applicable Law, (B) result in (1) the disclosure of any Trade Secrets of Seller Parent or any of its Subsidiaries or of third parties or violate any obligation of Seller Parent or any of its Subsidiaries with respect to confidentiality or data protection, or (2) the disclosure of any information referencing the value of the Seller Parent or any of Seller Parent’s Subsidiaries (other than the Business or the Business Assets), or (C) reasonably be expected to cause the loss or waiver of the protection of any attorney-client privilege, attorney work product privilege or other relevant legal privilege; provided that, in the case of the foregoing clauses (v)(A), (B)(1) and (C), Seller Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to find a suitable alternative to disclose information in such a way that such disclosure does not violate any applicable Law, disclose any such Trade Secrets or violate any confidentiality or data protection obligations or cause the loss or waiver of such privilege, as applicable; (vi) require Seller Parent or any of its Subsidiaries to enter into any agreement or require their respective boards of directors or equivalent governing bodies to pass resolutions or consents to approve or authorize any such agreement (other than customary authorization or representation letters or auditor engagement letters for purposes of effecting the cooperation envisioned hereunder, including delivering comfort letters) or any other document, instrument, action or transaction in connection with the Financing; (vii) require Seller Parent or any of its Subsidiaries or any of its or their Representatives to deliver any certificate or take any other action other than on behalf of Seller Parent or such Subsidiary (and not in any personal capacity), and nothing herein shall require any Representative to taken any action that would potentially result in personal liability; (viii) require Seller Parent or any of its Subsidiaries to prepare U.S. GAAP financial statements or reconciliations or otherwise provide financial information in a format other than IFRS-IASB or (ix) require Seller Parent or any of its Subsidiaries to prepare quarterly or annual financial statements for Seller Parent with a different fiscal quarter or fiscal year end than Seller Parent’s current fiscal quarter and fiscal year end dates.  In addition, no action, Liability or obligation of Seller Parent, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement or document relating to the Financing (other than customary authorization or representation letters) will be required to be effective until the Closing.  Purchaser shall promptly, upon request by Seller Parent, reimburse Seller Parent for all reasonable and documented costs and expenses (whether internal or external, including personnel expenses) incurred by Seller Parent in performing its obligations pursuant to this Section 5.4 (including the costs and expenses of preparing the Subsequent Financial Statements, including accountants’ fees, and reasonable and documented outside counsel attorneys’ fees) or incurred by Seller Parent or any of its Subsidiaries or their respective Representatives in connection with the Financing.  Purchaser shall indemnify, defend and hold harmless Seller Parent, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information used in connection therewith, except in the event such losses or damages, claims, costs or expenses arise out of or result from (i) the gross negligence, willful misconduct or bad faith by Seller Parent or its Subsidiaries in fulfilling their obligations pursuant to this Section 5.4 or (ii) historical information provided to Purchaser in writing by Seller Parent or any of its Subsidiaries specifically for use in connection with the Financing containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)                                 Notwithstanding anything to the contrary in this Section 5.4, the Parties acknowledge and agree that Closing is not conditioned upon (i) Purchaser obtaining the Debt Financing or any other Financing or (ii) Purchaser otherwise having funds sufficient for payment of the Cash Consideration Amount or any other portion of the Required Payment Amount, and Purchaser reaffirms its obligation to consummate the Contemplated Transactions irrespective and independently of the availability of the Debt Financing or any other Financing.

(e)                                  Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as practicable, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter and the Fee Letter (including the “flex” provisions of the Fee Letter) and to arrange and obtain any other Financing as and to the extent required to consummate the Contemplated Transactions and to pay the Required Payment Amount on or prior to the Closing Date, including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letters and any commitment or definitive financing documentation entered into in connection with any Financing (such documentation, together with the Debt Commitment Letter, the “Financing Documentation”) until the Contemplated Transactions are consummated, (ii) satisfy, or cause to be satisfied, on a timely basis, or obtain a waiver of, all conditions in the Debt Commitment Letter and any other Financing Documentation executed in connection therewith or with any Financing and otherwise complying with its obligations thereunder, (iii) negotiate, execute and deliver definitive agreements with respect to the Debt Financing on the terms and conditions (including the “flex” provisions) contemplated by the Debt Commitment Letter and the Fee Letter and definitive agreements with respect to any other Financing; provided that, notwithstanding anything to the contrary, the documentation relating to the bridge loan facility shall not be required until reasonably necessary in connection with the funding of the Debt Financing, (iv) consummate the Debt Financing and any other Financing at or prior to the Closing, (v) enforce its rights under the Debt Commitment Letter and any other Financing Documentation, and (vi) in the event that all conditions in the Debt Commitment Letter and any other Financing Documentation have been satisfied or waived by the applicable parties thereto, cause the Persons providing the Financing (including the Debt Financing) to fund on the Closing Date the Financing required to consummate the Contemplated Transactions.  To the extent requested by Seller Parent from time to time, Purchaser shall keep Seller Parent reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing (including the Debt Financing) and provide Seller Parent with complete, correct and executed copies of any material Financing Documentation.  Purchaser shall give Seller Parent prompt notice: (A) of the execution of any Financing Documentation; (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) of any party to the Debt Commitment Letter or any Financing Documentation of which Purchaser becomes aware; (C) of any oral or written notice or other oral or written communication from any Person with respect to any: (1) actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or any other Financing Documentation or any provisions of the Debt Commitment Letter or any other Financing Documentation or (2) material dispute or disagreement between or among any parties to the Debt Commitment Letter or any other Financing Documentation, in each case which would reasonably be expected to adversely impact the ability of Purchaser to obtain all or any part of the Debt Financing on the terms and in the manner contemplated by the Debt Commitment Letter or the applicable Financing Documentation; (D) of any expiration or termination of the Debt Commitment Letter or any other Financing Documentation; and (E) if for any reason Purchaser believes in good faith that (1) there is (or there is likely to be) a dispute or disagreement between or among any parties to the Debt Commitment Letter or any other Financing Documentation which would reasonably be expected to adversely impact the ability of Purchaser to obtain all or any part of the Debt Financing on the terms and in the manner contemplated by the Debt Commitment Letter or the applicable Financing Documentation or (2) there is a material likelihood that it will not be able to obtain all or any portion of the Debt Financing or any other Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or the applicable Financing Documentation.

(f)                                   Purchaser shall not, without Seller Parent’s prior written consent, permit or consent to any amendment, supplement, modification or waiver to be made to the Debt Commitment Letter, the Fee Letter or any Financing Documentation if such amendment, supplement, modification or waiver would reasonably be expected to (i) impair, delay or prevent the consummation of the Contemplated Transactions, (ii) reduce (or could have the effect of reducing) the aggregate amount of the Debt Financing or any other Financing to an amount below the amount necessary to satisfy the Required Payment Amount (after taking into account available cash of Purchaser and its Subsidiaries at the Closing), (iii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing or any other Financing in a manner adverse to Purchaser or which would reasonably be expected to have the result, effect or consequence described in any of clause (i), (ii) or (iv) of this sentence or (iv) otherwise adversely affect the ability of Purchaser to timely consummate the Contemplated Transactions or adversely impact the ability of Purchaser to enforce its rights against the other parties to the Debt Commitment Letter, the Fee Letter or the applicable Financing Documentation (including any right to seek or obtain specific performance of the Debt Commitment Letter); provided that, for the avoidance of doubt, Purchaser may amend, supplement, modify or waive any terms of the Debt Commitment Letter and/or the Financing Documentation related thereto without the consent of Seller Parent in order to (1) correct typographical errors or (2) add lenders, lead arrangers, bookrunners, syndication agents or similar entities (by assignment or otherwise) subject to the terms and restrictions set forth in the Debt Commitment Letter as in effect on the date of this Agreement.  Purchaser shall promptly furnish to Seller Parent true and complete copies of any amendment, replacement, supplement, modification, consent or waiver of the Debt Commitment Letter or any material Financing Documentation.  For the purposes of this Agreement, and subject to Section 4.12(a), references to the “Debt Commitment Letter” shall include such document(s) as permitted or required by this Section 5.4(f) to be amended, supplemented, modified or waived, in each case from and after such amendment, supplement, modification or waiver.

(g)                                  In the event of any event or circumstance that causes any portion of the Financing to be unavailable on the terms and conditions in the Debt Commitment Letter (including, as necessary, any “flex” terms applicable thereto or any related Fee Letter) or the applicable Financing Documentation (any such event or circumstance, a “Financing Failure Event”), Purchaser shall use its reasonable best efforts to obtain, or cause to be obtained, alternative financing, including from alternative sources, in an amount sufficient to satisfy the Required Payment Amount (after taking into account the available cash of Purchaser and its Subsidiaries at the Closing) (“Alternative Financing”) as promptly as practicable following the occurrence of such Financing Failure Event, (i) on (A) economic terms taken as a whole and (ii) other terms, in each case, that are not materially less favorable in the aggregate to Purchaser than the terms of the Debt Commitment Letter (including any “flex” terms applicable thereto) or the applicable Financing Documentation, as the case may be, and (ii) containing conditions to draw and conditions to Closing and other terms that would reasonably be expected to affect the availability thereof that are not more onerous in any respect than those conditions and terms contained in the Debt Commitment Letter and related Fee Letter, and that would not reasonably be expected to materially delay the Closing or make the Closing materially less likely to occur.  The provisions of this Section 5.4(g) and Section 11.15 shall be applicable to the Alternative Financing, and, for the purposes of this

Section 5.4(g), and Section 11.15, all references to the Financing shall be deemed to include such Alternative Financing, all references to Financing Documentation shall include the applicable documents for the Alternative Financing, and all references to the Debt Financing Sources shall include the Persons providing or arranging the Alternative Financing.  In the event Purchaser has obtained substitute financing, the proceeds of which are received on the Closing Date and which amount substitutes an equivalent portion of the Debt Financing, for the purposes of Section 4.12 and this Section 5.4, all references to the Financing shall be deemed to include such substitute financing.

Section 5.5                                    Corporate Actions.

(a)                                 If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of Purchaser and the Purchaser Board shall take all lawful actions to cause the Contemplated Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on the Contemplated Transactions.

(b)                                 Purchaser shall take all lawful actions to cause the Consideration Shares, when delivered to Seller Parent pursuant to Section 2.8(a)(iii), to be validly issued, fully paid and non-assessable, free and clear of all Encumbrances (other than transfer restrictions imposed by applicable securities Laws), and free of any preemptive rights of subscription or purchase or similar rights in respect thereof.

Section 5.6                                    Certain Litigation.  In the event that any litigation related to this Agreement or the Contemplated Transactions is (i) brought, or, to Purchaser’s Knowledge, threatened, against Purchaser or any members of the Purchaser Board or (ii) brought, or, to Seller Parent’s Knowledge, threatened, against Seller Parent or any members of the supervisory board or board of management of Seller Parent, in each case from and following the date of this Agreement and prior to the Closing Date (such litigation, “Related Litigation”), Purchaser or Seller Parent, as applicable, shall as promptly as reasonably practicable notify the other Party of such Related Litigation and shall keep the other Party reasonably informed with respect to the status thereof.  Each Party shall give the other Party the opportunity to participate in the defense or settlement of any Related Litigation and shall consider in good faith the other Party’s advice with respect to such Related Litigation; provided that the Party against whom the Related Litigation is brought shall in any event control such defense or settlement and the disclosure of information to the other Party in connection therewith shall be subject to the provisions of Section 5.1 and Section 5.3.

Section 5.7                                    NYSE Listing.  Purchaser shall use its reasonable best efforts to cause the Consideration Shares to be approved for listing on the NYSE, subject to official notice of issuance.

Section 5.8                                    Ancillary Agreements.

(a)                                 At the Closing, Seller Parent shall, and shall cause each of the Seller Ancillary Counterparties to, execute and deliver, at or prior to the Closing, each

Applicable Ancillary Agreement (including each Ancillary Agreement for which binding term sheets are attached hereto as an Exhibit), and Purchaser shall, and shall cause each of the Purchaser Ancillary Counterparties to, execute and deliver, at or prior to Closing, each such Applicable Ancillary Agreement.

(b)                                 With respect to any Ancillary Agreements whose forms are attached hereto as an Exhibit, such Ancillary Agreements shall be prepared, executed and delivered in all material respects in such form, except in each case for (x) items that are bracketed or otherwise noted as an unresolved item in such Exhibit, (y) such changes as are specifically contemplated by this Agreement and (z) such changes as may be mutually agreed by Seller Parent and Purchaser.

(c)                                  With respect to any Ancillary Agreements for which binding term sheets are attached hereto as an Exhibit, such Ancillary Agreements shall be prepared, executed and delivered in a form incorporating the terms and conditions set forth in such binding term sheets and other boilerplate terms and conditions consistent with the Ancillary Agreements described in Section 5.8(b), except in each case for (w) items that are bracketed or otherwise noted as an unresolved item in such Exhibit, (x) such changes as are specifically contemplated by this Agreement, (y) such changes as may be necessary to satisfy requirements of applicable Law and (z) such changes as may be mutually agreed by Seller Parent and Purchaser.

(d)                                 As promptly as practicable following the date of this Agreement, Seller Parent and Purchaser shall meet, confer and negotiate in good faith to prepare a form of binding agreement to be executed and delivered at Closing by Seller Parent or one of the Retained Subsidiaries, on the one hand, and Purchaser or one of its Subsidiaries, on the other hand, relating to the provision of sales services in Italy to the Business by Seller Parent or its Retained Subsidiary (the “Sales Force Agreement Italy”).  The Sales Force Agreement Italy shall be deemed to be an Ancillary Agreement for all purposes under this Agreement.

(e)                                  Seller Parent shall, and shall cause each of the Seller Ancillary Counterparties to, and Purchaser shall, and shall cause each of the Purchaser Ancillary Counterparties to, meet, confer and negotiate in good faith with respect to any bracketed or otherwise unresolved items noted in such forms of Ancillary Agreements or binding term sheets attached as Exhibits, if any.  Each Party shall, and shall cause each of its Affiliates to, perform its obligations under each Ancillary Agreement to which such Party or such Affiliate is a party.

Section 5.9                                    Local Agreements.

(a)                                 Each Party shall, and shall cause each of its Affiliates which is a party to a Local Asset Purchase Agreement or a Local Share Transfer Agreement (each, a “Local Agreement”), to cooperate in good faith with the counterparties to such Local Agreement to arrive at such mutual agreements between the parties thereto as the terms of such Local Agreement contemplate and as are consistent with the terms of this Agreement, subject to Section 2.8(a)(vii) and Section 2.8(a)(viii).

(b)                                 Each Party hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of the other Party and its current or former Affiliates and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives and employees that it shall not, and shall cause each of its Affiliates which is a party to any Local Agreement not to, sue or bring any Proceeding (at law, in equity, in any regulatory proceeding, in arbitration or otherwise) against the other Party or its current or former Affiliates and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives and employees anywhere in the world for any claims arising under any Local Agreement or on the basis of any breach of any Local Agreement; provided that each Party shall be entitled to bring (or cause its Affiliate to bring) a Proceeding against the other Party (or such other Party’s applicable Affiliate) to specifically enforce the transfer of the Seller Shares or the Transferred Assets and the assumption of the Assumed Liabilities, or the retention of the Excluded Assets and the Excluded Liabilities, in each case in accordance with the terms of this Agreement, if and only if a decision of a court of competent jurisdiction in accordance with Section 11.9 would not be able to be enforced with respect to such transfer, assumption or retention as contemplated by this Agreement or such Local Agreement.  If any Party or any of its Affiliates violates the foregoing covenant, such Party agrees to pay, in addition to such other damages as the other Party or its current or former Affiliates and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives and employees may sustain as a result of such violation, all attorneys’ fees and costs incurred by the other Party or its current or former Affiliates and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives and employees, as a result of such violation, and such current or former Affiliates and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives and employees are intended to be third-party beneficiaries of the foregoing rights against such Party.

(c)                                  Each Party acknowledges and agrees, on behalf of itself and its Affiliates, that no party to any Local Agreement shall have any Liability under such Local Agreement except to the extent (i) necessary to specifically enforce the terms of this Agreement (including the payment of any Purchaser Local Closing Cash Payments or Seller Parent Local Closing Cash Payments pursuant to any Local Asset Purchase Agreement) and (ii) set forth in the proviso in Section 5.9(b) above.

Section 5.10                             Intercompany Arrangements.

(a)                                 At or prior to the Closing, (i) all intercompany accounts (except for (A) Accounts Payable and Accounts Receivable incurred in the Ordinary Course and (B) those accounts listed on Section 5.10(a) of the Seller Disclosure Schedule), between any of Seller Parent or the Retained Subsidiaries, on the one hand, and any Transferred Entity, on the other hand, shall be settled or otherwise eliminated and (ii) any and all cash or cash equivalents of the Transferred Entities may be extracted from the Transferred Entities by Seller Parent or the Retained Subsidiaries (including, for the avoidance of doubt, through cash sweeps, dividend payments, distributions, share redemptions, recapitalizations, the establishment or termination of cash pooling arrangements and the settling of intercompany loans accounts), in the case of each of clause (i) and (ii), following notice to Purchaser, which may propose a revision with respect to such settlement or elimination.  If Purchaser makes any request for revision, Seller Parent and Purchaser shall consider such proposed revision in good faith; provided, that Seller Parent shall have no obligation to accept any such proposed revision with respect to such settlement or elimination; provided, further, that Seller Parent and its Subsidiaries may not settle or eliminate such obligations in a manner that would result in any material Liability to Purchaser or any of its Affiliates without Purchaser’s prior written consent.  For the avoidance of doubt, intercompany accounts to the extent between and among any of the Transferred Entities only shall not be required to have been eliminated at the Closing.

(b)                                 Effective at the Closing, other than (i) this Agreement and the Ancillary Agreements, (ii) the Closing Intercompany Trade Accounts and (iii) the other arrangements, understandings or Contracts listed in Section 5.10(b) of the Seller Disclosure Schedule, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, by any of Seller Parent or the Retained Subsidiaries, on the one hand, and any Transferred Entity, on the other hand, shall be terminated without any party having any continuing obligations or Liability to the other.

Section 5.11                             Termination of Domination Agreement.

(a)                                 Seller Parent shall terminate the domination agreement between Seller Parent and KVP GmbH and the domination agreement between Seller Parent and BAH GmbH (the “Domination Agreements”), effective before or as of the Closing, pursuant to and in accordance with Section 3 para. 4 of the respective Domination Agreement, through delivery of a notice of termination to the respective counterparty of the respective Domination Agreement; provided, that prior to such termination, Seller Parent shall take, or cause to be taken, appropriate corporate action with respect to the Domination Agreement relating to KVP GmbH to allow for such termination.

(b)                                 Any claim of any party to a Domination Agreement relating to the compensation of losses by the dominating party shall be finally settled in accordance with the terms of such Domination Agreement; provided that if or to the extent such claim will not be validly settled prior to or at the Closing, such claim shall be an Assumed Liability.

(c)                                  Immediately following the Closing Date, Purchaser shall cause the managing directors of KVP GmbH and BAH GmbH (i) to execute the commercial register application for the termination of the respective Domination Agreement, (ii) to file such application with the commercial register and (iii) to use reasonable efforts to cause such termination to be promptly registered in the commercial register.

(d)                                 Each Party agrees that it shall not, and shall not permit its Affiliates to, object in any manner to the Closing Date Statement (once finally determined in accordance with the terms of this Agreement) or to the content of any financial statements of KVP GmbH or BAH GmbH as of any date prior to the Closing

Date, in each case on the grounds that the rights and obligations under the applicable Domination Agreement related to any compensation of losses for the current or any previous fiscal year have not been properly settled.

Section 5.12                             Insurance Matters.

(a)                                 Purchaser acknowledges that, except for insurance coverage provided under a Business Contract, all insurance coverage for the Business, the Transferred Entities, the Business Assets and the Assumed Liabilities under policies of Seller Parent and the Retained Subsidiaries, including any captive insurance program maintained by Seller Parent or its Retained Subsidiaries (collectively, the “Seller Parent Insurance Policies”), shall terminate as of the Closing and, except as set forth in Section 5.12(b), following Closing no claims may be brought against any Seller Parent Insurance Policy in relation to the Business, the Transferred Entities, the Transferred Assets or the Assumed Liabilities regardless of whether the events underlying such claim arose prior to or after the Closing.

(b)                                 If any of the Business, the Transferred Entities or the Business Assets suffers a Loss after the date hereof and prior to the Closing, and a claim for such Loss may be made under a Seller Parent Insurance Policy prior to the Closing, then Seller Parent shall make a claim against such Seller Parent Insurance Policy in the manner and consistent with the past practices of Seller Parent and its Subsidiaries in any event prior to the Closing Date.  If such a claim is made in respect of a Seller Parent Insurance Policy and not recovered prior to the Closing, then Seller Parent shall use reasonable best efforts after the Closing to recover proceeds for any such Loss under such Seller Parent Insurance Policy, in each case, to the extent that the terms and conditions of any such Seller Parent Insurance Policy so allow, and any such proceeds recovered by Seller Parent after the Closing under this Section 5.12(b) shall be paid to Purchaser; provided, however, in no case shall Seller Parent be required to threaten or commence litigation in respect of any claim made pursuant to this Section 5.12(b).

Section 5.13                             Confidentiality.

(a)                                 Following the Closing and except as (i) required by applicable Law or (ii) as agreed in writing by Purchaser, Seller Parent shall, and shall cause its Subsidiaries to, treat as confidential and shall safeguard and Seller Parent shall not, and shall not permit its Subsidiaries to, disclose to any third party (A) the terms of this Agreement or any Ancillary Agreement, (B) any confidential information included in the Business Intellectual Property or other confidential information, knowledge or Data included in the Business Assets or the Assumed Liabilities, in each case to the extent related to the Business, the Transferred Entities, the Business Assets or the Assumed Liabilities and (C) any Evaluation Material (as defined in the Confidentiality Agreement) disclosed by Purchaser to Seller Parent and its Representatives.  Seller Parent shall, and shall cause its Subsidiaries to, use the same degree of care, to no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and Data as Seller Parent and its Subsidiaries used with respect thereto prior to the date of this Agreement.

(b)                                 Following the Closing and except (i) as required by applicable Law or (ii) as agreed in writing by Seller Parent or the Retained Subsidiaries, Purchaser shall, or shall cause its Subsidiaries to, treat as confidential and shall safeguard and Purchaser or its Subsidiaries shall not disclose to any third party the terms of this Agreement or any Ancillary Agreement (provided that such terms may be disclosed to any Debt Financing Source) or any information, knowledge or Data included in (x) the Seller Leased Property or (y) any information relating to the businesses of Seller Parent and its Subsidiaries other than the Business that becomes known to Purchaser as a result of or in connection with the Contemplated Transactions, except as otherwise agreed to by Seller Parent in writing; provided, however, that nothing in this Section 5.13(b) shall prevent the disclosure of any such information, knowledge or Data to any Representatives of Purchaser or its Subsidiaries to whom such disclosure is necessary or desirable in the conduct of the Business or the operation of the Business Assets if such Representatives are informed by Purchaser of the confidential nature of such information and are directed by Purchaser or its Subsidiaries to comply with the provisions of this Section 5.13(b).

(c)                                  At any time upon the written request of the Disclosing Party, in its sole discretion, the Receiving Party and its Representatives shall promptly, at the option of the Receiving Party (which shall be promptly communicated in writing to the Disclosing Party), destroy (and shall certify such destruction in writing to the Disclosing Party by one of its Representatives) or return to the Disclosing Party all written, electronic or other tangible confidential information of the Disclosing Party described in this Section 5.13 and shall not retain any copies of such confidential information.  Notwithstanding such destruction or return, all such confidential information which is oral and all information embodied in such confidential information shall continue to be held confidential pursuant to the terms of this Section 5.13.  Notwithstanding the foregoing, (i) the Receiving Party’s legal department and its Representatives may retain copies of any confidential information in accordance with bona fide internal document retention policies and procedures implemented by such Persons solely in order to comply with Law, regulation or professional standards and (ii) the obligation to return or destroy confidential information shall not cover information that is maintained on routine computer system backup tapes, disks or other backup storage devices as long as such backed-up information is not used, disclosed or otherwise recovered from such back-up devices; provided, however, that any confidential information so retained in accordance with clauses (i) and (ii) shall continue, in each case, to be held confidential pursuant to the terms of this Agreement.

(d)                                 Purchaser and Seller Parent acknowledge that the obligations set forth in this Section 5.13 shall not extend to information, knowledge and Data that (i) the Party owing a duty of confidentiality can demonstrate is or becomes publicly available through no act or omission of the Party owing a duty of confidentiality or (ii) becomes available on a non-confidential basis from a source other than the Party owing a duty of confidentiality so long as such source is not known by such Party to be bound by a confidentiality agreement with or other obligations of secrecy to the other Party.

Section 5.14                             Publicity.  The initial press release with respect to the execution of this Agreement shall be a joint press release and thereafter each Party shall consult with the other Party, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or otherwise making planned public statements with respect to this Agreement or the Contemplated Transactions and prior to making any filings with any third party or any Government Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or the NYSE or (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law.  Each Party may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by the Parties.

Section 5.15                             Permits and Product Authorizations.

(a)                                 Within three (3) months of the date of this Agreement, Seller Parent shall deliver to Purchaser a plan for separation, transfer and operation of the Business immediately following the Closing (the “Central Transfer Plan”).  The Central Transfer Plan shall include, with respect to each country in the Territory, the information described on Annex 26 and shall specify, with respect to each country in the Territory, whether the operating model for the Business immediately following the Closing shall be (i) the Full Transfer Model (a “Full Transfer Country”), (ii) the Importer of Record Model (an “Importer of Record Country”) or (iii) the Interim Commercialization Agreement Model (an “Interim Commercialization Country”).  The Central Transfer Plan shall designate each country in the Territory as a Full Transfer Country unless Seller Parent reasonably determines that (i) in such country either (x) the transfer to Purchaser of the applicable Transferred Product Authorizations (with “transfer” for these purposes meaning the approval of a change in the holder of the applicable Transferred Product Authorizations (and not, for the avoidance of doubt, changes to product labelling or artwork unless required by applicable Law in connection with such change of holder) by the applicable Government Entity and such approval having become effective (for instance, by way of publication)) or (y) the transfer of any applicable Permits or obtaining of any applicable Permits, would take longer than ninety (90) days after Closing under applicable Law, or (ii) (A) Seller Parent and its Subsidiaries cannot effect the transfer of the Transferred Assets in such country at the Closing in accordance with applicable Law or (B) Purchaser or its Affiliates, even if complying with the obligations set forth in Section 5.15(c), would not be capable of selling the Business Products in such country in accordance with applicable Law immediately following the Closing (unless any such restrictions under applicable Law are limited only to Permits and Transferred Product Authorizations), in which case the Central Transfer Plan shall designate such country as an Interim Commercialization Country.  Seller Parent shall provide to Purchaser upon request any information on which the designation of a country as an Interim Commercialization Country or Importer of Record Country is based.  Purchaser may, within one (1) month of the delivery of the Central Transfer Plan, propose a revision of any element of the Central Transfer Plan with respect to any country, including a request to remove any countries from the Territory.  If Purchaser makes any requests for revision, Seller Parent shall consider such proposed revision in good faith;

provided, that Seller Parent shall, in its reasonable discretion, have a right to refuse to accept any such proposed revision with respect to the Central Transfer Plan.  At any time prior to the Closing, with reasonable prior notice to Purchaser, Seller Parent may amend the Central Transfer Plan in any manner it reasonably determines to be necessary for the continuity of the Business following the Closing, subject to the right of Purchaser to request a revision to the Central Transfer Plan as so amended in the same manner as described in the previous sentences.  Following the Closing, Seller Parent shall cooperate with any reasonable requests of Purchaser with respect to information on the implementation of the Central Transfer Plan.

(b)                                 As soon as reasonably practicable after receiving the Central Transfer Plan, Purchaser shall, and shall cause its applicable Affiliates to, apply for any Permits (including Transferred Permits which are unable to be transferred under applicable Law) required for the operation of the Business after the Closing Date, in each case in the name of Purchaser or its applicable Affiliate (or any other name desired by Purchaser) and in accordance with the terms of the Central Transfer Plan, if applicable.

(c)                                  Purchaser shall, and shall cause its applicable Affiliates to, use reasonable best efforts to cause the Transferred Product Authorizations to be transferred to Purchaser in its, its Affiliates’ or its or their designees’ name(s) and to obtain any related approvals for any changes to product labelling or artwork as soon as reasonably practicable after the Closing Date, in each case in accordance with the Central Transfer Plan, if applicable.  Any and all fees, expenses (whether internal or external, and including personnel expenses) and other costs associated with effectuating such transfers and incurred by Purchaser or any of its Affiliates shall be borne by Purchaser, its Affiliates or its or their designees and neither Seller Parent nor any of its Affiliates shall be responsible for the payment of such fees, expenses or costs.

(d)                                 In connection with the actions contemplated by Section 5.15(c), Seller Parent shall, and shall cause the Retained Subsidiaries to, cooperate with Purchaser, its Affiliates and its or their designees in seeking to have the Transferred Product Authorizations and Transferred Permits transferred to Purchaser’s, its Affiliates’ or its or their designees’ name in accordance with Section 5.15(c) and in furtherance of the foregoing, Seller Parent and/or the Retained Subsidiaries shall use their reasonable best efforts to execute, deliver and/or file any documents required to be executed, delivered and/or filed by Seller Parent and/or the Retained Subsidiaries and provide to Purchaser, its Affiliates and its or their designees any information or Data necessary in order to effectuate the transfer of the Transferred Product Authorizations and Transferred Permits.  Any and all fees, expenses (whether internal or external, and including personnel expenses) and other costs associated with effectuating such transfers and incurred by Seller Parent or any of its Subsidiaries shall be borne by Seller Parent, its Subsidiaries or its or their designees and neither Purchaser nor any of its Affiliates shall be responsible for the payment of such fees, expenses or costs.

(e)                                  With respect to each Transferred Product Authorization and except as otherwise provided in any Ancillary Agreement, until the earlier of (i) the date upon which such Transferred Product Authorization is transferred to Purchaser’s, its Affiliates’

or its or their designees’ name or (ii) the date which is four (4) years following the Closing Date, Seller Parent shall, and shall cause each of the Retained Subsidiaries to, use its reasonable best efforts to keep current and in full force and effect, or to apply for or renew, any Transferred Product Authorization; provided, however, that neither Seller Parent nor any Retained Subsidiary shall be required to initiate any portfolio optimization activities or to initiate any studies (including any non-clinical, clinical or stability studies) which were not ongoing as of the Closing Date unless such studies are required under applicable Law to maintain any Transferred Product Authorization or Transferred Permit; and provided, further, that, taking into account that the relevant employees of Seller Parent and its Subsidiaries may be Transferred Employees as of or following Closing, reasonable best efforts shall not include Seller Parent or its Subsidiaries hiring or re-assigning any of their respective employees in connection with such activities, whether prior to or following Closing.  If any studies are required under applicable Law to maintain any Transferred Product Authorization or Transferred Permit, then Seller Parent shall inform Purchaser and Seller Parent and Purchaser shall meet, confer and negotiate in good faith with respect to whether Seller Parent shall initiate such studies, and Purchaser shall reimburse Seller Parent and the Retained Subsidiaries for fifty percent (50%) of any and all reasonable out-of-pocket costs (including any fees payable to the relevant Government Entity) incurred by Seller Parent and the Retained Subsidiaries in connection with such studies.  Except as otherwise provided in the preceding sentence, Purchaser shall reimburse Seller Parent and the Retained Subsidiaries for fifty percent (50%) of any and all reasonable out-of-pocket costs (including any fees payable to the relevant Government Entity) incurred by Seller Parent and the Retained Subsidiaries in connection with its obligation to maintain Transferred Product Authorizations pursuant to this Section 5.15(e).

(f)                                   Except as otherwise contemplated by Section 5.15(e) or any Ancillary Agreement, at and after the Closing, (i) Purchaser, its Affiliates or its or their designees shall be responsible for the maintenance of all Transferred Product Authorizations (including the generation of any new Product Authorization Data, if applicable, and the determination of the regulatory strategy) at its or their own expense and (ii) neither Seller Parent nor any of its Affiliates shall have any obligation to support or maintain the Transferred Product Authorizations, except that Seller Parent and its Affiliates shall, for ten (10) years following the Closing Date, forward promptly to Purchaser any written communications received from a Government Entity with respect to the Transferred Product Authorizations and submit any documents or communication with respect to a Transferred Product Authorization to a Government Entity as reasonably requested by Purchaser; provided, however, that Purchaser shall reimburse Seller Parent and the Retained Subsidiaries for fifty (50%) of any reasonable out-of-pocket costs (including any fees payable to the relevant Government Entity) incurred by Seller Parent and the Retained Subsidiaries in connection with such forwarding of communications or submission of documents or communication.

Section 5.16                             Mail and Other Communications.

(a)                                 Following the Closing, Seller Parent and its Subsidiaries may receive mail, packages and other communications (including electronic communications)

properly belonging to Purchaser and its Affiliates.  Accordingly, at all times following the Closing, Purchaser authorizes Seller Parent and its Subsidiaries to receive and open all mail, packages and other communications received by it and not clearly intended for Purchaser or its Affiliates or any of Purchaser’s or its Affiliates’ officers or directors, and to retain the same to the extent that they are not related to the Business, the Transferred Entities, the Business Assets or the Assumed Liabilities or, to the extent they are related to the Business, the Transferred Entities, the Business Assets or the Assumed Liabilities, Seller Parent shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications (or, in case the same relate to both the Business, the Transferred Entities, the Business Assets or the Assumed Liabilities and any retained businesses or operations of Seller Parent or any of its Subsidiaries or any Excluded Asset, copies thereof) to Purchaser.  The provisions of this Section 5.16 are not intended to, and shall not be deemed to, constitute an authorization by Purchaser or its Affiliates to permit Seller Parent or any of its Subsidiaries to accept service of process on its behalf, and Seller Parent is not and shall not be deemed to be the agent of Purchaser for service of process purposes.

(b)                                 Following the Closing, Purchaser and its Subsidiaries may receive mail, packages and other communications (including electronic communications) properly belonging to Seller Parent and its Affiliates.  Accordingly, at all times following the Closing, Seller Parent authorizes Purchaser and its Subsidiaries to receive and open all mail, packages and other communications received by it and not clearly intended for Seller Parent or its Affiliates or any of Seller Parent’s or its Affiliates’ officers or directors, and to retain the same to the extent that they are not related to the retained business of Seller Parent and the Retained Subsidiaries or Excluded Assets, Purchaser shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications (or, in case the same relate to both the Business, the Transferred Entities, the Business Assets or the Assumed Liabilities and any retained Businesses or operations of Seller Parent or any of its Subsidiaries or any Excluded Assets, copies thereof) to Seller Parent.  The provisions of this Section 5.16 are not intended to, and shall not be deemed to, constitute an authorization by Seller Parent or its Affiliates to permit Purchaser or any of its Subsidiaries to accept service of process on its behalf, and Purchaser is not and shall not be deemed to be the agent of Seller Parent for service of process purposes.

(c)                                  Seller Parent shall, or shall cause its applicable Retained Subsidiary to, promptly pay or deliver to Purchaser (or its designated Affiliates) any monies or checks that have been received by Seller Parent or any of its Affiliates following the Closing to the extent they are (or represent the proceeds of) a Business Asset.

(d)                                 Purchaser shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Seller Parent (or its designated Subsidiaries) any monies or checks that have been received by Purchaser or any of its Affiliates following the Closing to the extent they are (or represent the proceeds of) an Excluded Asset.

Section 5.17                             Non-Solicitation and No-Hire of Employees.  From the

date of this Agreement until the date which is two (2) years from the Closing Date, each of Seller Parent and Purchaser shall not, and shall not permit their respective Subsidiaries to, cause, solicit, induce or encourage any employees of the other Party and such other Party’s Subsidiaries, in each case, who have participated in the conduct of the Business prior to the Closing Date (excluding, with respect to Purchaser, any Transferred Employee) or with whom the Party or any of its Subsidiaries first came in contact in connection with its consideration of the Transaction, to leave such employment or to hire, employ or otherwise engage any such employee; provided that this Section 5.17 shall not prohibit (a) general solicitations of employment not specifically directed toward the other Party’s or its Subsidiaries’ employees, or (b) solicitations of employment of any former employee following the expiration of a six (6)-month period after the voluntary resignation or termination of such person’s employment or engagement with the other Party or its Subsidiaries or (c) hiring, employing or otherwise engaging any employee who is solicited under clauses (a) or (b).

Section 5.18          Non-Competition.

(a)           Subject to Section 5.18(b), for a period of five (5) years from the Closing Date, Seller Parent shall not, and shall not permit any of its Subsidiaries to, engage in any Competing Business anywhere in the world.  For the purposes of this Section 5.18, “Competing Business” means the marketing and sale of finished products covered by a Product Authorization for use in the Animal Health Field; provided that Competing Business shall not include the marketing or sale of any products for use in the ES Exclusion Field.

(b)           Section 5.18(a) shall not restrict Seller Parent and its Subsidiaries from:

(i)            owning or acquiring (or entering into an agreement to acquire and, after such acquisition, owning) not more than five percent (5%) of the outstanding voting securities of any Person as a passive investment;

(ii)           acquiring (or entering into an agreement to acquire) and, after such acquisition, owning an interest in any Person that is engaged in a Competing Business; provided that such Competing Business generated less than thirty percent (30%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person prior to such acquisition (or entry into an agreement to acquire);

(iii)          making passive financial investments or similar passive financial participation in investment funds that in turn may invest in Persons that may, from time to time, engage in a Competing Business if such investment or participation does not provide Seller Parent or its Subsidiaries with representation on the governing body of any such investment fund or any such Person; provided that in no event will participation in an advisory group of an investment fund be considered representation on the governing body of such investment fund; and

(iv)          exercising its rights or complying with its obligations under this Agreement or any of the Ancillary Agreements.

(c)           This Section 5.18 forms a dependent annex to the Contemplated Transactions and not a separate service and is compensated by (abgegolten durch) the Transaction Consideration.

(d)           The Parties acknowledge and agree that this Section 5.18 is necessary for the protection and preservation of the value and the goodwill of the business of Purchaser and the Business and the value of the Business Assets and are reasonable and valid in geographical and temporal scope and in all other respects.  It is the desire and intent of the Parties hereto that this Section 5.18 be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought and if portion of this Section 5.18 shall be adjudicated finally to be invalid or unenforceable, such provision shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, the remainder of this Section 5.18 shall not thereby be affected and shall be given full effect without regard to invalid portions and such amendment shall apply only with respect to the operation of this Section 5.18 in the particular jurisdiction in which such adjudication is made.

Section 5.19          Wrong Pockets.  In the event that following the Closing either Seller Parent or Purchaser becomes aware that (a) Purchaser and its Affiliates (including the Transferred Entities) do not have record or beneficial ownership or possession of any asset that is a Business Asset, or that any Assumed Liability has not been assumed by Purchaser or one of its Affiliates at the Closing, or (b) record or beneficial ownership or possession of any asset that is not a Business Asset is in the possession of a Transferred Entity or has been sold, conveyed, transferred, assigned and delivered by Seller Parent or its Subsidiaries to Purchaser or one of its Affiliates at the Closing, or that any Excluded Liability has been erroneously assumed by Purchaser at the Closing, then it shall promptly notify the other Party, and the Parties shall thereafter cooperate to, as soon as reasonably practicable, (x) sell, convey, transfer, assign and deliver (or cause to be sold, conveyed, transferred, assigned and delivered) all right, title and interest in and to the relevant asset to, as the case may be, Purchaser or its designated Affiliate, or Seller Parent or its designated Subsidiary, or (y) cause the relevant Liability to be assumed by Purchaser or its designated Affiliate, or Seller Parent or its designated Subsidiary, as the case may be, in each case pursuant to any applicable Local Asset Purchase Agreement.

Section 5.20          Rebate Programs.  From the Closing, Purchaser shall administer and implement the Rebate Programs and assume all rights and obligations thereunder to the extent required to make payments to customers in respect of the Business Rebate Liabilities.

Section 5.21          Financial Statement Cooperation.

(a)           Seller Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts, at Purchaser’s sole cost and expense and subject to Section 5.4(c)

upon Purchaser’s reasonable request, to cooperate with and provide reasonable support to Purchaser:

(i)            by furnishing to Purchaser any audited combined statements of financial position and related statements of operations, comprehensive income, shareowners’ equity and cash flows of the Business or semi-annual unaudited condensed combined statements of operations, comprehensive income, shareowners’ equity and cash flows of the Business for any periods ended at least seventy five (75) days prior to the Closing Date in the form and on a timeline as would reasonably be expected to permit Purchaser to file such financial statements with the SEC in accordance with the Exchange Act and the regulations promulgated thereunder, including as required pursuant to Form 8-K or as required pursuant to Form S-3 in connection with an offering of Registrable Securities by any Holder;

(ii)           in Purchaser’s preparation of any pro forma consolidated balance sheets and related pro forma consolidated statements of income of Purchaser and its Subsidiaries giving effect to the Contemplated Transactions and meeting the requirements of Regulation S-X, including by Seller Parent providing any and all additional information related to the Business reasonably necessary for such preparation, on a timeline as would reasonably be expected to permit Purchaser to file such financial information with the SEC in accordance with the Exchange Act and the regulations promulgated thereunder, including as required pursuant to Form 8-K or as required pursuant to Form S-3 in connection with an offering of Registrable Securities by any Holder (it being understood that, notwithstanding anything to the contrary set forth herein, Seller Parent shall have no obligation to prepare any pro forma financial information or projections, each of which Purchaser shall be solely responsible for);

(iii)          in Purchaser’s preparation of its consolidated financial statements for each of the quarterly periods ending after the Closing Date and on or prior to September 30 of the fiscal year during which the Closing occurs and a customary “MD&A” for each such fiscal quarter on a timeline as would reasonably be expected to permit Purchaser to file, following review by independent public accountants, such consolidated financial statements and MD&A with the SEC in accordance with the Exchange Act and the regulations promulgated thereunder no later than forty (40) days after the end of each relevant quarter; and

(iv)          in Purchaser’s preparation of its consolidated financial statements for the fiscal year of Purchaser during which the Closing Date occurs and a customary “MD&A” for such fiscal year on a timeline as would reasonably be expected to permit Purchaser to file, following an audit by independent public accountants, such consolidated financial statements and MD&A in accordance with the Exchange Act and the regulations promulgated thereunder no later than sixty (60) days after the end of each such fiscal year.

(b)           In connection with the actions contemplated by Purchaser under Section 5.21(a)(i) through Section 5.21(a)(iv), (i) Seller Parent shall use its reasonable best efforts to (A) cause its independent accountants to provide reasonable assistance to Purchaser, including using reasonable best efforts to cause Seller Parent’s independent accountants to permit Purchaser’s independent accountants to rely on Seller Parent’s independent accountants and (B) provide reasonable access to the books and records relating to the Business for Purchaser’s independent public accountants to complete their annual audit and quarterly review and (ii) Purchaser shall use its reasonable best efforts to cause its independent accountants to rely on Seller Parent’s independent accountants to the extent that (x) Seller Parent has complied with subsection (i)(A) of this paragraph in facilitating such reliance and (y) such reliance is permissible under the rules of the SEC and applicable SEC guidance.

Section 5.22          Certain IP Matters.  Prior to the Closing, Seller Parent shall use its reasonable best efforts, at its own expense, to correct any chain of title defects or other discrepancies between record ownership and beneficial ownership of the material Transferred Intellectual Property, including by preparing, executing, filing and recording with the applicable intellectual property office all instruments and documents necessary to cure such title defects (such actions, collectively, the “Chain of Title Clean-up”).  To the extent such Chain of Title Clean-up is not conducted prior to the Closing, Seller Parent shall and shall cause its Subsidiaries to reasonably cooperate with and assist Purchaser and its Subsidiaries to correct the same following the Closing.  For clarity, other than the actions taken, and costs and expenses incurred, in connection with the Chain of Title Clean-up contemplated by the foregoing sentences, this Section 5.22 shall not obligate Seller Parent or any Retained Subsidiary to bear responsibility for, or the costs and expenses of, recording the transfers of Intellectual Property in connection with this Agreement or the Intellectual Property Agreement, including any transfer from Bayer Intellectual Property GmbH to any Transferred Entity between the date hereof and the Closing, without limiting the allocation of responsibility and reimbursement of applicable costs and expenses as set forth in the Intellectual Property Agreement.

Section 5.23          Certain Patents and Trademarks.

(a)           Prior to the Closing, in the event that either Party becomes aware of any Patent (including any unpublished Patent application, it being understood and agreed that Seller Parent shall and shall cause its Retained Subsidiaries to use commercially reasonable efforts to review their patent portfolios and identify any unpublished Patent applications that meet the conditions of this Section 5.23(a)) or any Trademark that is (i) owned by Seller Parent or any of the Retained Subsidiaries, (ii) Related to the Business, and (iii) not included in the Business Patents or Business Trademarks (as applicable), then such Party shall promptly notify the other Party in writing, and if the foregoing conditions are met, then (A) the Parties shall thereafter, as soon as reasonably practicable, amend Part A of Annex 18 by mutual agreement to include such Patent (and all foreign counterparts thereof and any other Patents claiming priority to or from or sharing priority with such Patent) as a Transferred Patent, or amend Part A of Annex 19 by mutual agreement to include such Trademark as a Transferred Trademark, as applicable, and (B)

such Patent or Trademark shall be automatically deemed a Transferred Patent or Transferred Trademark, as applicable, and transferred pursuant to Section 2.2 hereof, and Section 2.01 of the Intellectual Property Agreement, subject to the terms hereof and thereof.

(b)           Part C of Annex 18 sets forth a list of U.S., European or Japanese Patents that will be included as Business Patents hereunder.  Prior to the Closing, (i) Purchaser will identify to Seller Parent any family members of such Patents that are still subsisting and Purchaser desires to be included as Business Patents (collectively, the “Additional Explorer Patents”); (ii) for clarity, such Additional Explorer Patents shall be subject to Section 5.2(a)(viii); (iii) (A) the Parties shall thereafter, as soon as reasonably practicable, amend Part A or Part B of Annex 18 by mutual agreement to include each such Additional Explorer Patent as a Transferred Patent or a Patent owned by one of the Transferred Entities, as applicable, and (B) following such amendment, each such Additional Explorer Patent shall be automatically deemed a Business Patent (including as a Transferred Patent, as applicable) and transferred pursuant to Section 2.1 or Section 2.2 hereof, and Section 2.01 of the Intellectual Property Agreement, as applicable, subject to the terms hereof and thereof; (iv) Purchaser will reimburse Seller Parent for all reasonable and documented out-of-pocket costs and expenses incurred by Seller Parent for maintenance fees of the Additional Explorer Patents paid between the date hereof and Closing; (v) Section 4.05 of the Intellectual Property Agreement shall be deemed to take effect as of the date hereof with respect to such Additional Explorer Patents; and (vi) notwithstanding anything to the contrary, the Additional Explorer Patents are transferred on an “as is” basis, and except as set forth in this Section 5.23(b), Seller Parent does not make and hereby disclaims any representation or warranty (whether express or implied, including any representation or warranty in Article III) with respect to the Additional Explorer Patents.

(c)           Prior to the Closing, in the event that either Party becomes aware of any Patent (including any unpublished Patent application, it being understood and agreed that Seller Parent shall and shall cause its Retained Subsidiaries to use commercially reasonable efforts to review their patent portfolios and identify any unpublished Patent applications that meet the conditions of this Section 5.23(c)) that (i) is owned and controlled by Seller Parent or any of the Retained Subsidiaries and (ii) specifically relates to the research, development, manufacture, commercialization and other exploitation of a Late Stage Compound or a Late Stage Licensed Product in the license field under the applicable Late Stage License Agreement, then (A) the Parties shall thereafter, as soon as reasonably practicable, amend the schedule of “Licensed Patents” to the applicable Late Stage License Agreement by mutual agreement to include such Patent (and all Related Patents thereof) as a “Licensed Patent” (as defined therein) thereunder, and (B) following such amendment, such Patent (and all Related Patents thereof) shall be automatically deemed a “Licensed Patent” (as defined therein) thereunder, subject to the terms thereof.

Section 5.24          Certain Compounds.  Prior to the Closing, in the event that either Party becomes aware of any Compound or Compound Set (a) that is or during the twelve (12) months prior to the date hereof was the subject of an active research and development collaboration project between any Transferred Entity or other Subsidiary of Seller Parent conducting the Business, on the one hand, and the crop science division of Seller Parent, on the other hand, (b) was the subject of chemical synthesis activities in the chemical laboratories of the crop science division of Seller Parent that were commissioned by any Transferred Entity, and (c) is not included in Annex G of the R&D Collaboration Agreement, then such Party shall promptly notify the other Party in writing, and if the foregoing conditions are met, then (i) the Parties shall thereafter, as soon as reasonably practicable, amend Annex G of the R&D Collaboration Agreement by mutual agreement to include such Compound as a Grandfathered Compound (as defined in the R&D Collaboration Agreement), and (ii) following such amendment, such Compound shall be automatically deemed a Grandfathered Compound for all purposes of the R&D Collaboration Agreement and this Agreement.  From and after the date hereof and until the Closing, (i) Seller Parent shall and shall cause its applicable Subsidiaries to continue to conduct all research collaboration activities with respect to Grandfathered Compounds in the Ordinary Course, and (ii) solely with respect to the Grandfathered Compounds, Article X of the R&D Collaboration Agreement, and solely with respect to the CS Library, Section 10.5 of the R&D Collaboration Agreement, in each case, shall be deemed to take effect as of the date hereof.

Section 5.25          IT & BPS Infrastructure.

(a)           As promptly as reasonably practicable following the date of this Agreement, Seller Parent shall, and shall cause its Subsidiaries to, take all lawful actions to negotiate and enter into (i) a migration agreement (the “Migration Agreement”) with Tata Consultancy Services Deutschland GmbH (“Tata Consultancy”) providing for the creation by Tata Consultancy of Day 1 information technology and business support systems which are designed to provide the Business following Closing with the transactional capabilities set forth in Section 5.25(a)(i) of the Seller Disclosure Schedule (the “Services Matrix”) in the jurisdictions set forth in the Services Matrix (the “IT & BPS Infrastructure”) and (ii) a service agreement (the “Service Agreement”) with Tata Consultancy providing for the operation by Tata Consultancy of the IT & BPS Infrastructure following Closing.  The Migration Agreement shall provide for the completion of the IT & BPS Infrastructure no later than the date set forth in the Services Matrix.  The Service Agreement shall provide for annual costs for operation of the IT & BPS Infrastructure and for the term set forth in Section 5.25(a)(ii) of the Seller Disclosure Schedule.

(b)           Within thirty (30) days following the date on which Seller Parent delivers the draft Migration Agreement (including annexes and attachments) or draft Service Agreement (including annexes and attachments), in each case in the form of which has been agreed but not yet executed with Tata Consultancy to Purchaser, Purchaser may propose in writing modifications to the draft Migration Agreement or the draft Service Agreement.  Following Seller Parent’s receipt of such proposal and during such thirty (30) day period, the Parties shall meet, confer and discuss whether to implement such proposed revision and Seller Parent shall consider such proposed revision in good faith.  Seller Parent shall have no obligation to implement any such proposed revision to the draft Migration Agreement or the draft Service Agreement unless such request is (i) to remove from the Services Matrix any transactional capabilities or (ii) to conform the scope of the IT & BPS Infrastructure reflected in the draft Migration Agreement or draft Service Agreement to the Services Matrix, in which case Seller Parent shall, and shall cause its applicable Subsidiary which is expected to be a party to the Migration Agreement to, use its reasonable best efforts to amend the draft Migration Agreement or the draft Service Agreement to reflect such requests and implement corresponding cost reductions, if applicable.  Seller Parent shall provide a copy of each of the Migration Agreement and the Service Agreement to Purchaser promptly following its execution.  The Service Agreement shall be a Transferred Contract at Closing.  The Migration Agreement shall be transferred to Purchaser at the later of (i) Closing and (ii) the date of completion of the IT & BPS Infrastructure.

(c)           Prior to the completion of the IT & BPS Infrastructure, (i) Seller Parent or its applicable Subsidiary which is a party to the Migration Agreement shall perform all of the obligations and exercise all of the rights of the “Customer” under the Migration Agreement, (ii) Seller Parent shall, and shall cause its applicable Subsidiary which is a party to the Migration Agreement to, perform the covenants set forth in Section 5.25(c) of the Seller Disclosure Schedule, (iii) Seller Parent or its applicable Subsidiary which is a party to the Migration Agreement shall enforce the rights of the “Customer” under the Migration Agreement and (iv) Seller Parent shall not agree to amend the terms of the Migration Agreement in any manner which is reasonably likely to materially and adversely affect the functionality of the IT & BPS Infrastructure at Closing without the prior written consent of Purchaser.  Prior to the completion of the IT & BPS Infrastructure, Purchaser may propose in writing modifications to the Migration Agreement or the Service Agreement.  Following Seller Parent’s receipt of such proposal and during such thirty (30) day period, the Parties shall meet, confer and discuss whether to implement such proposed revision and Seller Parent shall consider such proposed revision in good faith.  Seller Parent shall have no obligation to implement any such proposed revision to the Migration Agreement or the Service Agreement.  Seller Parent shall provide to Purchaser a copy of any executed change request sent by Seller Parent or its applicable Subsidiary to Tata Consultancy implementing such requests.

(d)           Prior to the completion of the IT & BPS Infrastructure, (i) Purchaser shall have the right to review in advance, and to the extent practicable Seller Parent will consult with Purchaser on, all the information relating to Purchaser and its respective Subsidiaries, as the case may be, that appears in any communications made with, or written materials (including correspondence) submitted to, Tata Consultancy by Seller Parent in connection with the Migration Agreement and (ii) upon completion of any material milestones under the Migration Agreement, Seller Parent shall promptly inform Purchaser of the completion of such milestone and of Seller Parent’s estimate of the timing of the expected completion of the IT & BPS Infrastructure.

(e)           Notwithstanding anything to the contrary in this Agreement, and except as specifically set forth in Section 5.25(e) of the Seller Disclosure Schedule, Seller Parent shall be solely responsible for, and Purchaser shall have no obligations with respect to, the planning, structuring or implementation of the IT & BPS Infrastructure;

provided that Purchaser shall, and shall cause its Affiliates to, perform the covenants set forth in Section 5.25(e) of the Seller Disclosure Schedule.

(f)            No Party’s obligations under this Section 5.25 or the performance hereof shall entitle such Party to any adjustment or modification of the Transaction Consideration or any other terms and conditions of this Agreement.

(g)           If the IT & BPS Infrastructure has not been completed on or prior to the Closing Date, then Seller Parent shall, and shall cause its Subsidiaries to, provide to the Business any service or functionality reflected in the Services Matrix which the IT & BPS Infrastructure is not capable of providing to the Business as of the Closing Date (each such service, a “Bridging Service”), in each case for the period from the Closing Date to date on which the IT & BPS Infrastructure is capable of providing such service or functionality.  Any costs and expenses for the build related to such Bridging Service shall be provided at the cost and expense of Seller Parent.

Section 5.26          Tax Sharing Agreements.  To the extent relating to any Transferred Entity, Seller Parent and the Share Sellers shall terminate or cause to be terminated, on or before the Closing Date, all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any Transferred Entity, on the one hand, and Seller Parent, its Affiliates or the Share Sellers, on the other hand, are parties, and neither Seller Parent nor any of its Affiliates nor the Transferred Entities shall have any rights or obligations thereunder after the Closing; provided that the obligations set forth in this Section 5.26 shall exclude the termination of the Transition Services Agreement.

Section 5.27          Scope and Terms of Ancillary Agreements.

(a)           For a period of ninety (90) days following the date of this Agreement, Seller Parent shall provide to Purchaser and its Representatives, in accordance with Section 5.1 (without, however, giving effect to clauses (x) and (y) of Section 5.1(a)), such access to management and employees of the Business and other information as is reasonably requested by Purchaser for the purposes of determining whether any Key Term is an Unfavorable Term.  As promptly as practicable following the expiration of such period, and in any event no later than the date which is one hundred and twenty (120) days following the date of this Agreement, if requested by Purchaser, the Parties shall meet, confer and discuss in good faith whether any Key Term is an Unfavorable Term, and, if they so agree, negotiate in good faith a revision to the form of the applicable Covered Ancillary Agreement to replace any such Key Term with a substantially equivalent term reflecting only those changes required to make the Key Term not an Unfavorable Term, and shall, within such one hundred and twenty (120) day period, enter into an amendment to this Agreement to revise the form of the relevant Covered Ancillary Agreement to reflect any agreed changes to the applicable Key Term.  For the avoidance of doubt (i) the remainder of such Covered Ancillary Agreement other than the applicable Key Term shall not be affected by such amendment and (ii) nothing in this Section 5.27(a) shall be construed to require an amendment to (x) the prices or charges in any Covered Ancillary Agreement for any period following December 31,

2024 or (y) the amount or application of the Mark-Up in the Transition Services Agreement.

(b)           For a period of ninety (90) days following the date of this Agreement, Seller Parent shall provide to Purchaser and its Representatives, in accordance with Section 5.1 (without, however, giving effect to clauses (x) and (y) of Section 5.1(a)), such access to management and employees of the Business and other information as is reasonably requested by Purchaser for the purposes of determining whether any service is an Unavailable Service or any product is an Unavailable Product. As promptly as reasonably practicable following the expiration of such period and in any event no later than the date which is one hundred and twenty (120) days following the date of this Agreement, if requested by Purchaser, the Parties shall meet, confer and discuss in good faith whether any active ingredient, product or service is an Unavailable Product or an Unavailable Service, which should be added to the scope of the active ingredients, products and services contemplated to be supplied or provided pursuant to the Covered Ancillary Agreements, and, if they so agree, negotiate in good faith (i) with respect to any Unavailable Product, a form of agreement providing for the supply of such active ingredient or product by Seller Parent or a Retained Subsidiary to the Business (an “Additional Supply Agreement”) or (ii) with respect to any Unavailable Service, an amendment to the form of Transition Service Agreement to add such Unavailable Service (an “Additional Service”) to the scope of the services contemplated to be provided by Seller Parent to Purchaser pursuant to the Transition Services Agreement and shall within such one hundred and twenty (120) day period, enter into an amendment to this Agreement to add such Additional Supply Agreement as an Exhibit to this Agreement or to amend the form of Transition Services Agreement to add such Additional Service. With respect to any Additional Supply Agreement, the Key Terms of such Additional Supply Agreement shall not be Unfavorable Terms, the terms of any Additional Supply Agreement other than the Key Terms shall be in all material respects consistent with the analogous terms and conditions set forth in the Active Ingredient Supply Agreement (La Felguera), and such Additional Supply Agreement shall be deemed to be an Ancillary Agreement for all purposes under this Agreement. With respect to any Additional Service, the Term (as defined in the Transition Services Agreement) of such Additional Service shall be limited to twelve (12) months following the Closing Date and the Charges (as defined in the Transition Services Agreement) for such Additional Service shall be calculated based on the costs expected to be incurred by Seller Parent and its Subsidiaries in providing such service plus the applicable Mark-Up.

Section 5.28          Liquidation of Consideration Shares.  Following the Closing, the Parties shall perform the covenants set forth in Annex 27.

Section 5.29          Dissolution of Silent Partnership between BAH GmbH and Bayer Intellectual Property GmbH.

(a)           Seller Parent shall procure that the silent partnership between BAH GmbH and Bayer Intellectual Property GmbH, which qualifies for German income tax purposes as an atypical silent partnership (atypisch stille Gesellschaft), shall be dissolved prior to the Closing Date.

(b)           Seller Parent shall procure that such dissolution shall be made in accordance with the facts and circumstances set out in the request for the binding tax ruling issued by the tax office (Finanzamt) Leverkusen on April 4, 2019 so that the binding effect of such ruling will not be jeopardized.

Section 5.30          Business Product Authorization Data.  Prior to the Closing, Seller Parent shall and shall cause its Retained Subsidiaries to use their commercially reasonable efforts to transfer electronic copies of any Business Product Authorization Data which (i) have been submitted or prepared for submission to obtain or maintain a Business Product Authorization or (ii) are Exclusive API Data, in each case into the electronic regulatory data file storage system of the Business (the “Electronic File System”). From the date of this Agreement to the Closing Date, Seller Parent shall, upon Purchaser’s request once per calendar quarter provide an extract of the Electronic File System showing a list of the Business Product Authorization Data included in such Electronic File System.

Section 5.31          Further Assurances.  From time to time after the Closing, each Party shall, and shall cause its Affiliates to, promptly execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by the other Party and necessary for the requesting Party to satisfy its obligations hereunder or to obtain the benefits of the Contemplated Transactions.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.1            Works Council Processes.  Each Party shall, and shall cause its Affiliates to, use their respective reasonable best efforts to cooperate in connection with any notification to, or any consultation with, employees of Seller Parent and its Subsidiaries who might be affected by the Transaction and such employees’ Employee Representative Bodies and labor boards concerning the Contemplated Transactions, whether required by applicable Law or otherwise undertaken in good faith by Seller Parent and its Subsidiaries.  Purchaser shall timely provide Seller Parent and its relevant Subsidiaries any information required or reasonably requested by Seller Parent relating to Purchaser and its plans for the Transferred Employees in connection with any such notification or consultation.  Purchaser shall be responsible for the correctness and completeness of the information provided to the employees of Seller Parent and its Subsidiaries and Employee Representative Bodies relating to Purchaser and its Affiliates.  Seller Parent shall be responsible for the correctness and completeness of the information provided to the Business Employees and Employee Representative Bodies by Seller Parent and its Subsidiaries relating to Seller Parent and its Subsidiaries as well as the Contemplated Transactions.  Without limiting the foregoing, each Party shall comply with the obligations set forth in Annex 10.

Section 6.2            Continuation of Employment.

(a)           The Parties intend that there shall be continuity of employment with respect to all Business Employees as follows (and intend that this Section 6.2 be interpreted and administered in accordance with applicable Law, in a manner to effect such intent): (i) the Transferred Entity Employees shall continue to be employed by the Transferred Entities on and following the Closing; (ii) where applicable Law provides for an automatic transfer of employees upon the transfer of a business or part of a business as a going concern, the employment of the Business Employees shall not be terminated upon the Closing and the rights, powers, duties, Liabilities and obligations of Seller Parent or any of its Subsidiaries to or in respect of such Business Employees in respect of any contract of employment with such Business Employees in force immediately before the Closing shall be transferred to Purchaser and/or one of its Affiliates in accordance with applicable Law (including the Transfer of Undertakings); and (iii) where applicable Law does not provide for the automatic transfer of employees upon the transfer of a business or part of a business as a going concern (or in any jurisdiction where applicable Law provides for the automatic transfer of employees upon the transfer of a business or part of a business as a going concern but for any reason any Business Employee does not transfer by operation of Law), Purchaser shall no later than thirty (30) days prior to the Closing Date offer employment to each such Business Employee commencing on the Closing Date on the Current Employment Terms.  The Parties may agree, on a country-by-country basis, to replace the offers of employment provided for in clause (iii) above by tri-partite transfer agreements to be signed by Seller Parent or the applicable Subsidiary of Seller Parent currently employing the relevant Business Employee, Purchaser and the Business Employee to effectuate the transfer of the relevant Business Employee to Purchaser pursuant to the terms and conditions set forth in this Section 6.2(a), and Purchaser and Seller Parent shall cooperate in good faith in this regard.

(b)           Each Business Employee (i) who accepts an offer of employment with Purchaser, (ii) who is a Transferred Entity Employee, (iii) whose employment automatically transfers to Purchaser or any of its Affiliates under applicable Law or (iv) who enters into a tri-partite transfer agreement, in each case in accordance with this Section 6.2, shall be a “Transferred Employee” for purposes of this Agreement upon the Closing Date, subject to applicable Law or Labor Obligation; provided that no Business Employee shall be a Transferred Employee under clause (ii) above where such Business Employee refuses or objects to the transfer to Purchaser in accordance with applicable Law or Labor Obligation.  The employment of each Transferred Employee shall be deemed to transfer from Seller Parent to Purchaser as of 11:59 p.m. on the date which is one (1) day prior to the Closing Date in the jurisdiction in which such employee is employed.

(c)           Seller Parent and Purchaser shall cooperate in good faith to jointly notify the Business Employees who automatically transfer to Purchaser and/or one of its Affiliates in accordance with Section 6.2(a)(ii) about their transfer to Purchaser and/or one of its Affiliates at a time jointly determined by Seller Parent and Purchaser after the date hereof (and in any event more than one month before the Closing Date), if and to the extent that such notification is required by applicable Law and Labor Obligations, including with respect to the exchange of information required for the notification.

Section 6.3            Terms and Conditions of Employment.

(a)           Starting at the time an employee becomes a Transferred Employee and ending on the date that is (i) three (3) years following the Closing Date, for each Transferred Employee employed in Germany, and (ii) one (1) year following the Closing Date, for each Transferred Employee employed outside of Germany, or in each case any longer period as required under applicable Law, Labor Obligation or Bayer Restructuring Principles (which principles restrict unilateral alteration of the Current Employment Terms until the later of five (5) years following the Closing Date and December 30, 2025), such Transferred Employee shall be employed by Purchaser on terms that are substantially similar to and no less favorable than the Current Employment Terms and participate in employee benefit plans, agreements, programs, policies and arrangements (including pension, retirement, health, welfare, fringe and other employee benefits) of Purchaser (the “Purchaser Plans”) that are substantially similar to and no less favorable in the aggregate than the employee benefit plans, programs and arrangements of Seller Parent or the applicable Subsidiary of Seller Parent in effect immediately prior to the Closing Date with respect to such Transferred Employee, and shall be offered any other additional terms and conditions of employment by Purchaser or one of its Affiliates required by applicable Law, Labor Obligation or Bayer Restructuring Principles; provided, however, that with respect to Temporary Employees, the requirements of this sentence shall only apply for the remainder of such Temporary Employees’ existing contract term unless applicable Law requires otherwise.

(b)           Starting on the Closing Date and ending on the date that is (x) three (3) years following the Closing Date, for each Transferred Employee employed in Germany, and (y) one (1) year following the Closing Date, for each Transferred Employee employed outside of Germany, or in each case any longer period as required under applicable Law, Labor Obligation or Bayer Restructuring Principles, Purchaser and its Affiliates shall not (i) terminate the employment of any Transferred Employee or (ii) serve a formal notice of involuntary termination on any Transferred Employee triggering the start of the applicable notice period, in each case, other than for cause in accordance with applicable Law;  provided, however, that the requirements of this sentence shall not apply to Temporary Employees unless required by applicable Law; and provided further that nothing in this Agreement shall restrict Purchaser from approaching any Transferred Employee for the purpose of entering (or from actually entering) into a voluntary agreement with any Transferred Employee providing for the termination of employment of such Transferred Employee at any time following the Closing Date, subject to Section 2.16 of this Agreement, applicable Law or Labor Obligation.

(c)           Purchaser shall assume all Liabilities to provide any severance payments required to be paid, including cash severance, benefits, which become payable due to the termination of the employment relationship or other severance amounts, under any applicable Law, Labor Obligation or Benefit Plan (including any employment agreement or offer letter) to (i) any Business Employee who is not offered employment by Purchaser and/or one of its Affiliates in compliance with Section 6.2, (ii) any Business Employee who rejects the offer of employment made by Purchaser and/or one of its Affiliates, who rejects the transfer of employment to Purchaser and/or one of its Affiliates, or who terminates his or her employment so as not to transfer to Purchaser and/or one of its Affiliates, and (iii) any Business Employee who is entitled to such termination-related payments under applicable Law or Labor Obligation in connection with the Transaction (x) as a result of a termination of employment in connection with the Transaction or (y) due to Purchaser’s noncompliance with Section 6.2 or Section 6.3(a) or violation of any Law, Labor Obligation or other agreement with respect to any Business Employee.  In the event that Purchaser and/or one of its Affiliates enters into a settlement or release agreement with any Transferred Employee following the Closing in relation to such Transferred Employee’s termination of employment, such agreement shall provide that the Seller Indemnified Parties are released from any applicable claims to the same extent as Purchaser.

Section 6.4            Failure to Transfer/Unintended Employee Transfers.

(a)           If any contract of employment of any Business Employee who was intended to be a Transferred Employee is, within thirty (30) Business Days after the Closing Date, found to have wrongfully continued with Seller Parent or its Affiliates (excluding the Transferred Entity Employees) after such Business Employee’s intended transfer date, the Parties agree that:  (i) Purchaser or its Affiliates, within fourteen (14) days of discovering such a finding, shall make to that Business Employee an offer in writing to employ him or her under a new contract of employment with Purchaser or its Affiliates to take effect as soon as reasonably permissible under applicable Law and Labor Obligations; and (ii) upon the offer of employment being made by Purchaser or its Affiliates, or on the expiry of the fourteen (14)-day period from the date of discovery of such a finding, Seller Parent or its Affiliates shall give any notice of termination required by contract, applicable Law or Labor Obligation to the applicable Business Employee, subject to any waiver of such notice agreed with such Business Employee, and Purchaser and its Affiliates shall indemnify the Seller Indemnified Parties for any payments relating to the termination of employment, including severance, benefits or other amounts due under any applicable Law, Labor Obligation, or contractual obligation, or under any plan, policy, practice or agreement of Seller Parent or its Affiliates incurred by them as a result of the termination of employment of such Business Employee.

(b)           If any contract of employment of any employee (other than a Business Employee) who at any time is, was or may become employed or otherwise engaged by Seller Parent or any of its Affiliates and whose employment is, within thirty (30) Business Days after the Closing Date, found to have wrongfully transferred to Purchaser or any of its Affiliates (including the Transferred Entity Employees) in connection with the Transactions, the Parties agree that:  (i) Seller Parent or its Affiliates, within fourteen (14) days of discovering such a finding, shall make to that person an offer in writing to employ him or her under a new contract of employment with Seller Parent or its Affiliates to take effect as soon as permissible under applicable Law and Labor Obligations; and (ii) upon the offer of employment being made by Seller Parent or its Affiliates, or on the expiry of the fourteen (14)-day period from the date of discovery of such a finding, Purchaser or its Affiliates shall give any notice of termination required by contract, applicable Law or Labor Obligation to the applicable employee, subject to any waiver of such notice agreed with such employee and Seller Parent and its Affiliates shall indemnify the Purchaser Indemnified Parties for any payments relating to the termination of employment, including severance, benefits or other amounts due under any applicable Law, Labor Obligation or contractual obligation, or under any plan, policy, practice or agreement of Seller Parent or its Affiliates incurred by Purchaser or its Affiliates as a result of the termination of employment of any such employee.

Section 6.5            Assumed Employee Liabilities.  Purchaser shall, as of the Closing Date, assume all Liabilities of or in relation to the Transferred Entity Benefit Plans and in addition shall assume all Liabilities of or in relation to each Transferred Employee, in both instances whether relating to periods prior to or after the time of transfer of employment of any Transferred Employee (the “Assumed Employee Liabilities”); provided that Seller Parent shall retain responsibility for any Liabilities:

(a)           solely to the extent incurred under plans that are not Transferred Entity Benefit Plans, under medical, life insurance, long-term disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred and raised by such Transferred Employee or his or her covered dependents prior to the Closing Date except to the extent that such Liabilities are reflected in the Closing Date Statement;

(b)           for refunds of expenses raised by Transferred Employees prior to the Closing Date, only if not payable by a Transferred Entity and not reflected in the Closing Date Statement;

(c)           for amounts accrued under bonus programs to each Transferred Employee in respect of the period prior to and including the date that is one (1) day prior to the Closing Date, determined and paid by Seller Parent in a manner consistent with past practice with the exception that Transferred Employees who are employed by Purchaser or an Affiliate on the date of payment of such bonus amounts by Seller Parent shall be eligible to receive their accrued bonus amounts, pro-rated to the Closing Date, on such payment date;

(d)           for Change of Control and Retention Payments;

(e)           that are Retained Benefit Plan Liabilities; or

(f)            for any payments of employee inventor compensation in respect of Business Patents under the German Employee Inventions Act (Arbeitnehmererfindungengesetz - ArbNErfG) or any similar applicable Laws of any other jurisdiction that were required to be made prior to the Closing Date.

Section 6.6            Accrued Vacation.  Without limiting Section 6.5, Purchaser shall assume and honor all accrued and earned vacation time (including flexible time off, paid time off, sick pay and any similar entitlements) that remains unused as of the Closing Date (“Accrued Vacation”), and (i) permit each Transferred Employee to use her or his Accrued Vacation on terms no less favorable than in effect for such Transferred Employee immediately prior to the Closing or (ii) subject to the consent of such Transferred Employee and applicable Law, compensate such Transferred Employee in cash for all or part of such Accrued Vacation.

Section 6.7            Service Credit.  Purchaser shall recognize each Transferred Employee’s seniority date with Seller Parent or the applicable Subsidiary of Seller Parent (or their predecessors) under its employee benefit programs (where such seniority date is relevant) consistent with Purchaser’s treatment of employees generally.  For all purposes under Purchaser Plans (including Purchaser severance plans) providing benefits to any Transferred Employee on and after the Closing Date (the “New Plans”), each Transferred Employee shall be credited with his or her years of service with Seller Parent or the applicable Subsidiary of Seller Parent (or their predecessors) to the same extent that such Transferred Employee was entitled to credit for such service under any similar Benefit Plan of Seller Parent or the applicable Subsidiary of Seller Parent in which such Transferred Employee participated or was eligible to participate immediately prior to the Closing Date (such plans, collectively, the “Old Plans”); provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.  In addition, and without limiting the generality of the foregoing, Purchaser shall cause each Transferred Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plan is replacing comparable coverage under an Old Plan, and for purposes of each New Plan providing medical, dental, disability, pharmaceutical and/or vision benefits to any such Transferred Employee, any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Transferred Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plan.  Purchaser shall cause any eligible expenses incurred and paid by any Transferred Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Transferred Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year.

Section 6.8            Transfer to Purchaser Plans.  Except as required by applicable Law, as of the Closing Date, the Transferred Employees shall cease to accrue further benefits under the Benefit Plans (excluding Transferred Entity Benefit Plans) and shall commence participation in Purchaser Plans.  To the extent applicable for Transferred Employees in the United States, Purchaser shall take all steps necessary to permit each such Transferred Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from Seller Parent’s 401(k) Plan, if any, to roll such eligible rollover distribution, including any associated loans, as part of any lump sum distribution to the extent permitted by Seller Parent’s 401(k) Plan into an account under Purchaser’s 401(k) Plan.  In addition, Purchaser shall take lawful actions to cause one or more analogous Purchaser Plans to accept the enrollment of any Transferred Employees employed outside of the United States who participated in any Benefit Plan that is a defined contribution pension plan (other than Seller Parent’s 401(k) Plan) immediately prior to the Closing Date, and, except to the extent otherwise required by applicable Law or Labor Obligation, Purchaser shall cause to be transferred from each such plan the Liabilities, and as applicable, the assets, for the account balances of such Transferred Employees.

Section 6.9            Pension Arrangements.

(a)           The Parties shall comply with the obligations relating to the Pension Arrangements set forth in Annex 11 and Annex 12.

(b)           Seller Parent undertakes to update the lists of plan documents relating to each Transferred Defined Benefit Pension Plan and Other Long-Term Employee Benefit Plan in Part A of Annex 11 such that such lists shall be complete and correct at the Closing. It is the joint understanding of the Parties that at the Closing, Part A of Annex 11 shall include complete lists of all plan documents relating to Transferred Defined Benefit Pension Plan as of Closing.

Section 6.10          Additional Business Employees.  Without limiting any obligation of Seller Parent under this Article VI, from the date of this Agreement until the Closing, Seller Parent shall use its reasonable best efforts to provide Purchaser access to, and to enable Purchaser to make offers of employment to, any additional employees of Seller Parent or its Subsidiaries which Purchaser and Seller Parent have mutually agreed to identify (and once identified, such additional employees shall be deemed “Business Employees” for all purposes hereunder).

Section 6.11          Transfer of Leased Employee Vehicles.

(a)           Within thirty (30) days following the date of this Agreement, Seller Parent shall deliver to Purchaser a list of each vehicle that is leased by Seller Parent and its Subsidiaries and is used by a Business Employee as of the date of this Agreement (the “Employee Vehicles”), including the terms of the relevant leases (the “Employee Vehicle Leases”).

(b)           No Employee Vehicle Lease shall be deemed a Transferred Contract.  Purchaser shall have the option to make use of the Employee Vehicles as of and following the Closing by (i) seeking to transfer the Employee Vehicle Leases from Seller Parent or its Subsidiaries to Purchaser or (ii) establishing in Purchaser’s name at or prior to the Closing new leases between Purchaser and the applicable lessor in respect of any Employee Vehicle.  Purchaser shall inform Seller Parent whether Purchaser intends to make use of the Employee Vehicles as described in the previous sentence, and to the extent necessary, Seller Parent shall use its reasonable best efforts to assist Purchaser in transferring the Employee Vehicle Leases or establishing such new leases and transferring and delivering any relevant Employee Vehicles to Purchaser subject to such transferred Employee Vehicle Leases or new leases; provided that Seller Parent shall not be required to retain any Liability or make any payments under any transferred Employee

Vehicle Leases or in respect of any transferred Employee Vehicle after the Closing or be directly involved in the negotiations with the respective lessor.

Section 6.12          No Third Party Beneficiaries.  Subject to Section 11.3, nothing in this Article VI or any other provision of this Agreement, whether express or implied, is intended to, or shall:  (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or applicable Law or otherwise be treated as an amendment or modification of any Benefit Plan or other benefit plan, agreement or arrangement; (ii) limit the right of Seller Parent, Purchaser or any of their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan, Purchaser Plan or other benefit plan, agreement or arrangement; or (iii) create any third-party beneficiary or other right (x) in any Person, including any current or former employee of Seller Parent or any of its Subsidiaries, any participant in any Benefit Plan or other benefit plan, agreement or arrangement (or any dependent or beneficiary thereof) or (y) to employment or continued employment for any period of time or particular term or condition of employment.

ARTICLE VII

TAX MATTERS

Section 7.1            Liability and Indemnification for Taxes by Seller Parent.

(a)           Following the Closing until the expiration of the applicable Seller Tax Indemnification Period (as defined below), Seller Parent shall (or shall cause its Subsidiaries to) indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against and in respect of (i) all Excluded Taxes and (ii) to the extent attributable or related to Excluded Taxes, all reasonable, out-of-pocket costs for professional, legal and accounting services in each case of (i) and (ii) suffered or incurred by any Purchaser Indemnified Party (including, for the avoidance of doubt, any Transferred Entity) (but excluding, for the avoidance of doubt, out-of-pocket costs for professional, legal and accounting services in relation to a Pre-Closing Separate Return that is prepared by Purchaser pursuant to Section 7.8) (such indemnification obligation, the “Tax Indemnity”),

(i)                            except to the extent the respective Excluded Taxes have been paid or otherwise settled prior to or on the Closing Date, provided that any payment or settlement of Excluded Taxes shall be treated as paid or otherwise settled if and only if such payment or settlement relieves the Purchaser and its Affiliates of Liability from such Excluded Taxes;

(ii)                           except to the extent the respective Excluded Taxes relate to income of the Transferred Entities that can be sheltered by Tax loss carry backs or Tax loss carry forwards that are or were available until the Closing Date (including as a result of a subsequent Tax Contest) unless and to the extent that relevant losses are incurred or suffered by the Transferred Entities after the Closing Date;

(iii)                          only if and to the extent the respective Excluded Taxes do not arise or are not increased as a result of any action contemplated by Section 7.2(c);

(iv)                          only if and to the extent the respective Excluded Taxes are not the result of any restructuring, reorganization or other similar measures initiated by Purchaser or any of its Affiliates (including any such restructuring, reorganization or other similar measure initiated by a Transferred Entity after the Closing), and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives and employees, that is effective for (or during) the Pre-Closing Period, including, but not limited to, a change of methods of Tax accounting or of transfer pricing or an amendment of Tax Returns for the Pre-Closing Period unless such measure is required by mandatory law, administrative guidance, a final determination by a Government Entity or requested or approved by Seller Parent in writing (such approval not to be unreasonably withheld, conditioned or delayed); provided that with respect to the non-compliance with statutory holding periods, preferential Tax regimes or binding Tax rulings, this Section 7.1(a)(iv) shall only apply if and to the extent they have been disclosed in Section 7.1(a)(iv) of the Seller Disclosure Schedule; and provided, further, that this Section 7.1(a)(iv) shall not apply to any change of the transfer prices or the transfer pricing model of any Transferred Entity with effect for any taxable period after the Closing Date if such change is, to Purchaser’s knowledge, in compliance with applicable Law;

(v)                           only if and to the extent the respective Excluded Taxes are not the result of any transactions occurring on the Closing Date after the Closing outside the Ordinary Course (other than as explicitly contemplated by this Agreement);

(vi)                          except to the extent the respective Excluded Taxes are subject to a statutory or contractual claim for indemnification, compensation or recourse of any Transferred Entity, Purchaser or any other Affiliate of Purchaser against a third Person which is enforceable and fully recoverable and has not increased the Transaction Consideration, unless and to the extent the Purchaser or any of the Transferred Entities has offered the assignment of the relevant claim to Seller Parent;

(vii)                         except to the extent the respective Excluded Taxes were indemnified or compensated under the Local Agreements; or

(viii)                        except to the extent Purchaser has, in respect of the respective Excluded Tax, breached any of the obligations under Section 7.6, Section 7.7, Section 7.8, Section 7.9 and Section 7.10 of this Agreement and Seller Parent’s ability to mitigate the respective Excluded Tax was materially prejudiced by such breach. There is a rebuttable presumption (widerlegbare Vermutung) that Seller Parent’s ability was materially prejudiced if one of the following cases is present: (w) a Pre-Closing Separate Return was filed in breach of Purchaser’s obligations pursuant to Section 7.8(a) or Section 7.8(b), (x) an amended Tax Return was filed or a retroactive election was made in breach of Purchaser’s obligations pursuant to Section 7.9; (y) neither Seller Parent nor any of its Affiliates was provided with copies of any Tax assessments in relation to Excluded Taxes in such a timely manner that Seller Parent had reasonably sufficient time to consider the merits of the case and to request the filing of a legal remedy before the expiry of the applicable deadline (unless the remedy has been timely filed nevertheless); or (z) a legal remedy was not filed against any Tax assessment in breach of Purchaser’s obligations pursuant to Section 7.10(c).

Unless the Parties agree otherwise, the indemnity provided under this Section 7.1(a) shall be due: (i) in the case of a claim made in respect of a Transferred Asset, to the Purchaser Indemnified Party that acquired such Transferred Asset pursuant to this Agreement and paid the respective part of the Transaction Consideration and (ii) in the case of a claim made in respect of a Transferred Entity, to the Purchaser Indemnified Party that acquired such Transferred Entity pursuant to this Agreement and paid the respective part of the Transaction Consideration (in each of (i) and (ii), the “Purchaser Tax Indemnitee”), and any corresponding tax indemnity in a Local Agreement shall reflect the same principle.  If and to the extent any payment due to a Purchaser Tax Indemnitee under this Section 7.1(a) (after the application of the remainder of this Section 7.1) is subject to Tax in the hands of such Purchaser Tax Indemnitee, the payment due to such Purchaser Tax Indemnitee under this Section 7.1(a) shall be increased by such sum as will, after taking into account the relevant Tax payable, leave such Purchaser Tax Indemnitee with the same amount as such Purchaser Tax Indemnitee would have been entitled to receive had such payment not been subject to Tax in the hands of such Purchaser Tax Indemnitee.  Notwithstanding the foregoing, the Tax Indemnity shall only apply if and to the extent that the aggregate amount of Excluded Taxes, after application of the exclusions set forth in Section 7.1(a)(i)-(viii), exceeds the aggregate amount of Tax liabilities, Tax accruals and/or Taxes that are part of other liabilities or other accruals as shown or provided for in the Closing Date Statement and that have reduced the Transaction Consideration as part of the Closing Net Tax Position.  In addition, the Tax Indemnity shall only apply if and to the extent that the Purchaser has not been previously compensated for the same Excluded Taxes under Section 9.8(c).

(b)           In relation to Tax Benefits, the following provisions shall apply:

(i)            Purchaser agrees, as long as there are German Tax Audit LCFs (as defined below) remaining, not to take the actions listed on Annex 28 without the consent of Seller Parent (such consent not to be unreasonably withheld, conditioned or delayed).  In the event Purchaser takes one of the actions listed on Annex 28 without the consent of Seller Parent and such action reduces or eliminates the amount of German Tax Audit LCFs remaining, the amount of any reduced or eliminated German Tax Audit LCFs shall be treated as if they remained for purposes of the calculation set forth in Section 7.1(b)(ii) by way of shadow Tax accounting.

(ii)           If and to the extent any Transferred Entity, Purchaser or any Affiliate of Purchaser is entitled to any Tax Benefit in or for periods beginning after the Closing Date arising out of circumstances before the Closing Date which lead to a payment obligation of Seller Parent under the Tax Indemnity, which is due and payable, Purchaser shall pay to Seller Parent the amount of such Tax Benefit actually realized in cash in any taxable period after the Closing Date to be determined on a with and without basis, unless and to the extent such Tax Benefit has already reduced a claim against Seller Parent pursuant to Section 9.8(c);  provided that any Tax Benefit other than a German Tax Audit LCF shall lead to a payment of Purchaser to Seller Parent only if and to the extent it has been realized in cash at the latest until (and including) the sixth (6th) taxable year following the taxable year of the incurrence of the underlying Loss that gave rise to the Tax Indemnity, as determined on a with and without basis, unless and to the extent such Tax Benefit has already reduced a claim against Seller Parent pursuant to Section 9.8(c);

(iii)          If, after Purchaser has made a payment to Seller Parent under this Section 7.1(b), the relevant Tax Benefit is subsequently reduced or disallowed as a consequence of an amendment or a rescission of the relevant Tax assessment or a mandatory prepayment of Taxes, Seller Parent shall promptly (but no later than five (5) days following notice of such reduction or disallowance being provided to Seller Parent) refund to the Purchaser the amount of such reduced or disallowed Tax Benefits.

(iv)          Notwithstanding the foregoing, Seller Parent’s payment claims pursuant to this Section 7.1(b) shall not be duplicative of any amounts that are shown or provided for in the Closing Date Statement and that have increased the Transaction Consideration.

(c)           Seller Parent shall not be liable to Purchaser for any Excluded Tax unless and until the amount of such Excluded Tax exceeds ten thousand Dollars ($10,000) (the “Excluded Tax Threshold”); provided, that once such Excluded Tax exceeds the Excluded Tax Threshold, Seller Parent shall be liable to Purchaser for the entire amount of all Excluded Taxes (Freigrenze). For the purposes of this Section 7.1(c), an Excluded Tax shall be equal to the amount shown as payable on an individual Tax assessment (as the case may be, per individual Tax period and per individual type of Tax, in each case including interest, solidarity surcharge and other amounts thereon), provided, however, if there is more than one Excluded Tax, such Excluded Taxes shall be aggregated and treated as one individual claim for purposes of the foregoing where a series of such Excluded Taxes arises out of the same or a similar event, cause or circumstance (e.g., claims that are based on the same trade Tax measuring assessment (Gewerbesteuermessbescheid) or the same change in the Tax treatment for multiple business transactions (Geschäftsvorfälle) by a Government Entity, such as a change in the wage tax treatment for multiple employees or a change in the tax accounting treatment of multiple assets of the same kind).

(d)           In the event that Purchaser becomes aware of any demand, claim or notice of the commencement of any Tax Contest received by the Purchaser from any Government Entity or any other Person with respect to any Excluded Taxes for which Seller Parent may have any indemnification obligation under Section 7.1(a), Purchaser shall provide a claim notice (such claim notice, a “Purchaser Tax Claim Notice”) to

Seller Parent as soon as practicable but in no event later than fifteen (15) Business Days thereafter; provided, however, that a failure to give such notice will not affect Purchaser’s rights to indemnification under Section 7.1(a), except to the extent that Seller Parent is actually prejudiced thereby. Such Purchaser Tax Claim Notice shall be accompanied by a copy of the respective Tax assessment notice and any other writing communication by a Government Entity in relation to the respective Excluded Tax and shall describe in reasonable detail the facts and circumstances reasonably necessary to understand and evaluate the respective claim.

(e)           A claim of Purchaser against Seller Parent pursuant to Section 7.1(a) shall become due and payable on the date which is the later of (i) ten (10) Business Days after receipt by Seller Parent of the applicable Purchaser Tax Claim Notice and (ii) the date which is five (5) Business Days prior to the date the relevant Excluded Tax is due for payment to the applicable Government Entity; provided that a claim which relates to costs for services and Excluded Taxes for a Straddle Period becomes due and payable ten (10) Business Days after receipt by Seller Parent of such Purchaser Tax Claim Notice.  At Seller Parent’s written request, Purchaser shall, and shall cause its Affiliates (including, for the avoidance of doubt, the Transferred Entities) to, apply for a suspension of the enforcement or any comparable measure and any costs incurred in this context (including suspension interest and any collateral potentially requested by a Government Entity) shall be borne by Seller Parent.

(f)            Purchaser shall notify Seller Parent without undue delay of any payment obligation pursuant to Section 7.1(b).  A claim of Seller Parent against Purchaser pursuant to Section 7.1(b)(ii) shall become due and payable ten (10) Business Days after the Tax Benefit was realized in cash by any Transferred Entity, Purchaser or any Affiliate of Purchaser.  A Tax Benefit is actually realized in cash, to be determined on a with and without basis, if and to the extent: (x) the Tax assessments for the relevant taxable period have been issued and, according to such Tax assessments, the Tax which is actually payable by any Transferred Entity, Purchaser or any Affiliate of Purchaser falls short of the Tax which would have been payable without the Tax Benefit, (y) the amount of any mandatory prepayment of Tax which is actually payable by any Transferred Entity, Purchaser or any Affiliate of Purchaser falls short of the Tax which would have been payable without the Tax Benefit (z) any Transferred Entity, Purchaser or any Affiliate of Purchaser receives a refund of a Tax which is caused by the Tax Benefit, it being understood that the same Tax Benefit can be realized under (x), (y) and (z) only once.

(g)           Purchaser’s claims pursuant to Section 7.1(a) and all other covenants and agreements of Seller Parent contained in this Article VII (other than claims pursuant to Section 7.4(a), which are governed by Section 7.4(d)), Section 5.26 and Section 5.29 shall survive the Closing until the later of (i) ninety (90) days following the expiration of the applicable statute of limitations (taking into account any extension, suspension, tolling or interruption of the statute of limitation) for the Excluded Taxes to be indemnified under this Article VII and (ii) six (6) months after the Tax assessment regarding the Excluded Taxes to be indemnified under this Section 7.1 becomes final and binding (the period through the expiration date being referred to as the “Seller Tax

Indemnification Period”); and Purchaser’s refund claims pursuant to Section 7.1(b)(iv) shall survive the Closing until the later of (y) ninety (90) days following the expiration of the applicable statute of limitations (taking into account any extension, suspension, tolling or interruption of the statute of limitation) for the Tax assessments to which the Tax Benefit relates from which the refund claim pursuant to Section 7.1(b) arises and (z) six (6) months after the Tax assessment regarding the Tax Benefit relates from which the refund claim pursuant to Section 7.1(b) arises becomes final and binding; provided that in the event a Purchaser Tax Claim Notice has been received by Seller Parent within such period the covenants and agreements that are the subject of such Purchaser Tax Claim Notice (and such claim itself) shall survive with respect to such claim until such time as such claim is finally resolved.

(h)           Seller Parent’s claims pursuant to Section 7.1(b) shall survive the Closing until ninety (90) days following the receipt of Purchaser’s notification pursuant to Section 7.1(e); provided that in the event a claim notice has been received by Purchaser within such period, the covenants and agreements that are the subject of such claim notice (and such claim itself) shall survive with respect to such claim until such time as such claim is finally resolved.

Section 7.2            Liability and Indemnification for Taxes by Purchaser.

(a)           Following the Closing until the expiration of the applicable Purchaser Tax Indemnification Period, Purchaser shall (or shall cause its Subsidiaries to) indemnify, defend and hold harmless the Seller Indemnified Parties from, against and in respect of all Taxes (other than Excluded Taxes, refunds of a Tax Benefit or other Tax-related items in respect of which Purchaser has a claim against Seller Parent under this Article VII) imposed or assessed against or payable by any Seller Indemnified Parties which relate to the Transferred Entities or the Transferred Assets, if and to the extent that such Taxes have not been indemnified or compensated under a Local Agreement. Notwithstanding the foregoing, the indemnity provided in this Section 7.2(a) shall (i) not be duplicative of any amounts shown or provided for in the Closing Date Statement and that have increased the Transaction Consideration and (ii) not include indemnification for the forfeiture or reduction of any Tax losses or Tax loss carryforwards of the Transferred Entities (other than, for the avoidance of doubt, indemnification by Purchaser under Section 7.15).  Unless the Parties agree otherwise, the indemnity provided under this Section 7.2(a) shall be due: (i) in the case of a claim made in respect of Transferred Asset, to the Seller Indemnified Party that transferred such Transferred Asset pursuant to this Agreement and received the respective part of the Transaction Consideration and (ii) in the case of a claim made in respect of a Transferred Entity, to the Seller Indemnified Party that transferred such Transferred Entity pursuant to this Agreement and received the respective part of the Transaction Consideration (in each of (i) and (ii), the “Seller Tax Indemnitee”), and any corresponding tax indemnity in a Local Agreement shall reflect the same principle.  If and to the extent any payment due to a Seller Tax Indemnitee under this Section 7.2(a) (after the application of the remainder of this Section 7.2) is subject to Tax in the hands of such Seller Tax Indemnitee, the payment due to such Seller Tax Indemnitee under this Section 7.2(a) shall be increased by such sum as will, after taking into account the relevant Tax payable, leave such Seller Tax Indemnitee with the same amount as such Seller Tax Indemnitee would have been entitled to receive had such payment not been subject to Tax in the hands of such Seller Tax Indemnitee.

(b)           In the event that Seller Parent becomes aware of any demand, claim or notice of the commencement of any Tax Contest received by Seller Parent from any Government Entity or any other Person with respect to any Taxes for which Purchaser may have any indemnification obligation under this Section 7.2, Seller Parent shall provide a claim notice (such claim notice, a “Seller Parent Tax Claim Notice”) to Purchaser as soon as practicable but in no event later than fifteen (15) Business Days thereafter; provided, however, that a failure to give such notice will not affect Seller Parent’s rights to indemnification under this Section 7.2, except to the extent that Purchaser is actually prejudiced thereby.  Such Seller Parent Tax Claim Notice shall be accompanied by a copy of the respective Tax assessment notice and any other writing communication by a Government Entity in relation to the respective Tax and shall describe in reasonable detail the facts and circumstances reasonably necessary to understand and evaluate the respective claim.  Purchaser shall have with respect to the respective Tax the information, cooperation and instruction rights pursuant to Section 7.10 applied mutatis mutandis.  A claim of Seller Parent against Purchaser pursuant to this Section 7.2 shall become due and payable on the date which is the later of (i) ten (10) Business Days after receipt by Purchaser of the applicable Seller Parent Tax Claim Notice and (ii) the date which is five (5) Business Days prior to the date the relevant Tax is due for payment to the applicable Government Entity.  At Purchaser’s written request, Seller Parent shall, and shall cause its Affiliates to, apply for a suspension of the enforcement or any comparable measure and any costs incurred in this context (including suspension interest and any collateral potentially requested by a Government Entity) shall be borne by Purchaser.

(c)           Unless required by applicable law, Purchaser shall not, and shall not permit any Affiliate to, undertake any transactions, or otherwise take any action or measure, after the Closing Date (including any change in the accounting or taxation principles or practices of the Transferred Entities, any change in the exercise of any Tax election right, or the approval or implementation of any reorganization measure) that would be effective for (or during) the Pre-Closing Period and could reasonably be expected to increase the Tax liability or reduce any Tax attribute (including any Tax loss carry forward) of Seller Parent or any of its Affiliates, including but not limited to a reduction in Tax Benefits of Seller Parent or any of its Affiliates or increase any payment obligation by Seller Parent or any of its Affiliate in relation to Taxes.  This Section 7.2(c) shall not apply to any change of the transfer prices or the transfer pricing model of any Transferred Entity with effect for any taxable period after the Closing Date, including any amendment to or termination of the KVP Agreement, if such change is, to Purchaser’s knowledge, in compliance with applicable Law.

(d)           The provisions of Section 7.1(c) shall apply mutatis mutandis to claims for indemnification brought pursuant to this Section 7.2.

(e)           All covenants and agreements of Purchaser contained in this

Article VII, other than claims under Section 7.1(b), which are governed by Section 7.1(h), and claims pursuant to Section 7.4(a), which are governed by Section 7.4(d), shall survive the Closing until the later of (i) ninety (90) days following the expiration of the applicable statute of limitations (taking into account any extension, suspension, tolling or interruption of the statute of limitation) for the Taxes to be indemnified under this Section 7.2 and (ii) six (6) months after the Tax assessment regarding the Taxes to be indemnified under this Section 7.2 becomes final and binding (the period through the expiration date being referred to as the “Purchaser Tax Indemnification Period”); provided that in the event a Seller Parent Tax Claim Notice has been received by Purchaser within such period, the covenants and agreements that are the subject of such Seller Parent Tax Claim Notice (and such claim itself), as applicable, shall survive with respect to such claim until such time as such claim is finally resolved.

Section 7.3            Allocation of Transaction Consideration.

(a)           The Cash Consideration Amount, the fair market value of the Consideration Shares and any other amounts that are treated as consideration for applicable Tax purposes shall be allocated prior to Closing among the various members of the Seller Parent Group as mutually agreed between Purchaser and Seller Parent and according to the principles set forth in Annex 24 (such allocation, the “Consideration Allocation”).  If the Transaction Consideration is adjusted in accordance with the provisions of this Agreement for purposes of the Cash Consideration Amount, Purchaser and Seller Parent shall restate the Consideration Allocation as appropriate to reflect the adjustments.  Purchaser and Seller Parent shall be bound to the extent legally permissible by the Consideration Allocation (as adjusted) for purposes of determining any Taxes and shall prepare and file, and shall cause their respective Affiliates to prepare and file, their Tax Returns (including U.S. Internal Revenue Service Form 8594) on a basis consistent with the Consideration Allocation and defend the agreed Consideration Allocation before any Government Entity.  To the extent legally permissible, neither Party shall take in the preparation of any statutory financial statements, the filing of any Tax returns or in the course of any Tax Contest any position inconsistent with the Consideration Allocation as restated by the parties from time to time, but this obligation shall, for the avoidance of doubt, not prevent Seller Parent or Purchaser or their respective Affiliates from disclosing any relevant facts and circumstances to the relevant Government Entity in order to comply with applicable Law.  Each Party shall, and shall cause its applicable Affiliates to, cause each Local Asset Purchase Agreement to reflect any allocation agreed to hereunder.

(b)           Notwithstanding the foregoing, but solely to the extent Purchaser and Seller Parent are required by applicable Law to agree on the amount or value of the Seller Shares or of a particular Transferred Asset or a particular Assumed Liability for purposes of any Transfer Taxes or VAT and such value cannot be directly derived from the Consideration Allocation, Purchaser and Seller Parent shall mutually agree on a good faith estimate of the fair market value of such asset or Liability prior to the date any Transfer Tax or VAT filing is required to be made or any such Transfer Tax or VAT payment is required to be paid (including applicable extensions).  Purchaser and Seller Parent understand and agree that any agreement reached pursuant to this Section 7.3(b) is reached solely for purposes of Transfer Tax or VAT filings and payments required under applicable Law, and shall in no way be regarded by the parties as conclusive with respect to the Consideration Allocation unless expressly required under applicable Law.

(c)           The Consideration Allocation shall be amended to reflect any adjustment to the Transaction Consideration pursuant to Section 7.13.

Section 7.4            Tax Refunds, Overprovisions and Tax Overstatements.

(a)           Following the Closing until the expiration of the applicable statute of limitations as set forth in Section 7.4(e) below, Purchaser shall pay to Seller Parent an amount equal to:

(i)            any Tax refund, credit that offsets a Tax liability or similar benefit (including any interest paid or credited with respect thereto) received by Purchaser, a Transferred Entity or any other Affiliate of Purchaser and relating to Taxes which have been paid or otherwise settled by any Transferred Entity prior to or on the Closing Date in respect of the Pre-Closing Period (including, for the avoidance of doubt, any refund of Excluded Taxes as a consequence of an amendment or a rescission of the relevant Tax assessment which led to an indemnity payment by Seller Parent pursuant to Section 7.1) (“Tax Refund”) to the extent that the aggregate amount of Tax Refunds after application of the reductions provided in Section 7.4(b) and subject to this Section 7.4(a)(i) exceeds the aggregate amount of Tax Refunds that are shown or provided for in the Closing Date Statement and that have increased the Transaction Consideration as part of the Closing Net Tax Position;

(ii)           the amount of (x) the aggregate of all Tax liabilities, Tax accruals and/or Taxes being part of other liabilities or other accruals as shown or provided for in the Closing Date Statement which have both reduced the Transaction Consideration as part of the Closing Net Tax Position, and are determined to be overprovisions or overpayments under applicable accounting standards exceeds the amount of (y) the aggregate of Tax assets, Tax Refunds or Tax benefits as shown or provided for in the Closing Date Statement which have both increased the Transaction Consideration as part of the Closing Net Tax Position, and are determined to be overprovisions or overpayments under applicable accounting standards; provided, that if the amount pursuant to clause (y) exceeds the amount pursuant to clause (x), Seller Parent shall pay such amount to Purchaser;

(iii)          the amount of any Tax Benefits, determined in accordance with Section 7.1(b)(ii), if and to the extent that circumstances (A) lead to Taxes, which are owed by any member of the Seller Parent Group or any Affiliate of Seller Parent, or reduce Tax losses or Tax loss carry forwards of any member of the Seller Parent Group or any Affiliate of Seller Parent, in each case due to the fact that Taxes on the taxable income of the relevant Transferred Entity are assessed directly against a member of the Seller Parent Group or any Affiliate of Seller Parent due to the existence of a consolidated, affiliated, combined or unitary Tax group or similar Tax consolidation scheme (such consolidated, affiliated, combined or unitary Tax group or similar Tax consolidation scheme a “Tax Group”) and (B) result in Tax Benefits of any Transferred Entity, Purchaser or any Affiliate of Purchaser (including, for the avoidance of doubt, the Transferred Entities) in or for a period starting on the Closing Date unless and to the extent such Tax Benefit has already reduced a claim against Seller Parent pursuant to Section 9.8(c); and

(iv)          the amount of any Tax Benefits, determined in accordance with Section 7.1(b)(ii), if and to the extent that adjustments by any Government Entity after the Closing Date (including on the basis of a Tax audit) of the consideration for transactions between a member of the Seller Parent Group or any Affiliate of Seller Parent, on the one hand, and a Transferred Entity, on the other hand, consummated before the Closing Date have led or could lead to a Tax Benefit of Purchaser or any Affiliate of Purchaser for periods after the Closing Date unless and to the extent such Tax Benefit has already reduced a claim against Seller Parent pursuant to Section 9.8(c).

(b)           Any payment by Purchaser to Seller Parent or by Seller Parent to Purchaser pursuant to Section 7.4(a) shall be reduced by (i) the amount of Taxes which are levied on the receipt of a Tax Refund and/or the amounts described in Section 7.4(a)(ii), (iii) and (iv) or any other liabilities associated with the Tax Refund and/or the amounts described in Section 7.4(a)(ii), (iii) and (iv) and which have to be paid by Seller Parent, a Transferred Entity, Purchaser or an Affiliate of Purchaser, as applicable and (ii) any Tax disadvantage arising from a Tax Refund and/or the amounts described in Section 7.4(a)(ii) (such Tax disadvantage to be determined in accordance with the principles set forth in Section 7.1(b) which shall apply mutatis mutandis).  If, after Purchaser has made a payment to Seller Parent under this Section 7.4, the relevant Tax Refund is subsequently reduced or disallowed as a consequence of an amendment or a rescission of the relevant Tax assessment, Seller Parent shall promptly (but no later than five (5) days following notice of such reduction or disallowance being provided to Seller Parent) refund to the Purchaser the amount of such reduced or disallowed Tax Refund.

(c)           Purchaser shall notify Seller Parent and Seller Parent shall notify Purchaser without undue delay of any payment obligation pursuant to Section 7.4(a).  A claim of Seller Parent against Purchaser or of Purchaser against Seller Parent pursuant to Section 7.4(a) shall become due and payable after (i) five (5) Business Days after receipt by Purchaser, a Transferred Entity or any other Affiliate of Purchaser of the relevant Tax Refund by way of actual payment from the applicable Governmental Entity, set-off or in any other cash-effective manner, or (ii) the respective over or understated liabilities and/or accruals have to be dissolved under applicable accounting standards.

(d)           The provisions of Section 7.1(c) shall apply mutatis mutandis to claims brought pursuant to this Section 7.4.

(e)           Seller Parent’s claims and Purchaser’s claims pursuant to Section 7.4(a) and Section 7.4(b) shall survive the Closing until ninety (90) days following the later of (i) the receipt of Purchaser’s notification pursuant to Section 7.1(e)) or (ii) the expiration of the applicable statute of limitation (taking into account any extension, suspension, tolling or interruption of the statute of limitation) for the Taxes for which the items described in Section 7.4(a)(ii) were shown or provided for in the respective Closing Date Statement; provided that in the event a claim notice has been received by Purchaser within such period, the covenants and agreements that are the subject of such claim notice (and such claim itself) shall survive with respect to such claim until such time as such claim is finally resolved.

Section 7.5            Allocation of Taxes and Tax Refunds in a Straddle Period.  For purposes of determining the amount of any Taxes relating to any Straddle Period, the amount of any Taxes allocated to the Pre-Closing Period shall be determined based on an interim closing of the books as of the Closing Accounts Time and as if the relevant taxable period and the relevant fiscal year ended at the Closing Accounts Time, except that (i) Tax items of a periodic nature or measured by the level of any item such as, but not limited to, real and personal ad valorem property Taxes or depreciation allowances calculated on an annual basis, shall be determined based on apportioning a pro-rata portion of such Taxes to each day in the relevant Straddle Period so that the amount of any such Taxes for a Straddle Period that relates to the Pre-Closing Period shall be deemed to be the amount of such Excluded Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the day before the Closing Date and the denominator of which is the number of days in such Straddle Period and (ii) any transaction relating to the Transferred Assets, the Business or the Transferred Entities that is initiated by Seller Parent or its Affiliates and occurs on the Closing Date before the Closing outside the Ordinary Course (other than a Divestiture Action for which Purchaser is responsible for the relevant Tax under Section 5.3(d)) shall also be treated as occurring during the Pre-Closing Period.  This principle shall apply mutatis mutandis regarding the calculation of any Tax Benefit and any Tax Refund for a Straddle Period and in particular any (advance) Tax payments made in the Pre-Closing Period shall only be attributed to the portion of the Straddle Period ending before the Closing Date and may lead to a Tax Refund claim by Seller Parent pursuant to Section 7.4 even if the respective Transferred Entity is required to pay Taxes for the taxable period in which the Closing occurs.

Section 7.6            Further Provisions in relation to Tax Groups. The Parties acknowledge that Seller Parent on the one hand and BAH GmbH and KVP GmbH (the “German Transferred Entities”) on the other hand form part of a VAT group (umsatzsteuerliche Organschaft) with Seller Parent as parent (Organträger) (“VAT Group”) and that Bayer HealthCare Animal Health Inc. forms part of a consolidated group for U.S. income tax purposes with Bayer US Holding LP as common parent.  The Parties further acknowledge that the VAT Group will continue to exist until the Closing Date.  In light of the foregoing, the Parties agree that:

(a)           Unless and to the extent explicitly provided otherwise herein,  Seller Parent will not and will cause its Affiliates (including, for the avoidance of doubt, the Transferred Entities) not to raise any claims under Section 7.2(a) of this Agreement for Taxes attributable to the Closing Date (unless such Taxes arise from a transaction occurring on the Closing Date after the Closing outside the Ordinary Course) or other contractual or statutory compensation claims against the Purchaser, any Transferred Entity or any Affiliate of the Purchaser in connection with or relating to the U.S.

consolidated group that Bayer HealthCare Animal Health Inc. forms part of for U.S. income tax purposes (such claims, the “Purchaser U.S. Consolidation Claims”), unless and to the extent the corresponding liability of the respective Transferred Entity has decreased the Transaction Consideration as part of the Closing Net Tax Position.  Seller Parent will indemnify, hold harmless and reimburse the Purchaser, the Transferred Entity and any Affiliate of the Purchaser from any Purchaser U.S. Consolidation Claims raised by Seller Parent or an Affiliate of Seller Parent, unless and to the extent explicitly provided otherwise herein.

(b)           Unless and to the extent explicitly provided otherwise herein, Purchaser will not and will cause its Affiliates (including any Transferred Entity after the Closing) not to raise any contractual or statutory compensation claims against Seller Parent or any Affiliate of Seller Parent in connection with or relating to the U.S. consolidated group that Bayer HealthCare Animal Health Inc. forms part of for U.S. income tax purposes (such claims, the “Seller U.S. Consolidation Claims”), unless and to the extent such claim of a Transferred Entity has increased the Transaction Consideration as part of the Closing Net Tax Position. The Purchaser will indemnify, hold harmless and reimburse Seller Parent from any Seller U.S. Consolidation Claims raised by the Purchaser or any Affiliate of the Purchaser (including any Transferred Entity after the Closing).  For the avoidance of doubt, nothing in this Section 7.6(b) shall reduce or eliminate any liability of Seller Parent or any Affiliate of Seller Parent for Taxes described under clause (iii) of the definition of Excluded Taxes.

(c)           Any VAT which relates to any of the German Transferred Entities and the Pre-Closing Period shall be solely borne by Seller Parent. Following the Closing, Seller Parent shall not, and shall cause the Retained Subsidiaries not to, raise any contractual or statutory compensation claims against Purchaser, any German Transferred Entity or any Affiliate of Purchaser in connection with or relating to the VAT Group (such claims, the “Purchaser VAT Group Claims”), unless and to the extent (i) the corresponding Liability of the respective German Transferred Entity has decreased the Transaction Consideration or (ii) the German Transferred Entity can recover such amount from a third party or from a Government Entity and such recovered amount has not increased the Transaction Consideration.  Seller Parent shall indemnify, hold harmless and reimburse Purchaser, the German Transferred Entities and any Affiliate of Purchaser from any Purchaser VAT Group Claims raised by Seller Parent or the Retained Subsidiaries, unless and to the extent expressly provided otherwise herein.

(d)           Any refund of VAT which relates to any of the German Transferred Entities and the Pre-Closing Period shall be solely for the benefit of Seller Parent. Following the Closing, Purchaser shall not, and shall cause its Affiliates (including any German Transferred Entity after the Closing) not to, raise any contractual or statutory compensation claims against Seller Parent or any Affiliate of Seller Parent in connection with or relating to the VAT Group (such claims, the “Seller VAT Group Claims”), unless and to the extent (i) such claim of a German Transferred Entity has increased the Transaction Consideration or (ii) the Transferred Company or Affiliate of Purchaser is subject to a claim of a third party or a Government Entity in respect of such amount and such claim has not decreased the Transaction Consideration.  Purchaser shall indemnify, hold harmless and reimburse Seller Parent from any Seller VAT Group Claims raised by Purchaser or any Affiliate of Purchaser (including any Transferred Entity after the Closing), unless and to the extent expressly provided herein.

(e)           Following Closing, with respect to the German Transferred Entities as a member of the VAT Group with Seller Parent prior to Closing, the following shall apply notwithstanding Section 7.6(c) and Section 7.6(d) (which shall otherwise remain unaffected):  If and to the extent VAT which relates to a supply or service actually rendered by any of the German Transferred Entities on or prior to the Closing Date increases a VAT Liability or reduces an input VAT credit or refund, in each case of Seller Parent vis-à-vis a Government Entity, Purchaser shall pay to Seller Parent as soon as reasonably practicable the amount of such VAT if and to the extent that (i) any of the German Transferred Entities has received such VAT as part of a payment from a third Person after the Closing Date, (ii) the claim for such payment has not increased the Cash Consideration Amount, and (iii) neither Purchaser nor any of its Affiliates nor any of the German Transferred Entities is otherwise obliged to reimburse Seller Parent or any other Affiliate of Seller Parent for the amount received from the third Person. If and to the extent Seller Parent receives any input VAT credit or refund from a Government Entity or benefits from a decreased VAT Liability which relates to a supply or service actually received by any of the German Transferred Entities prior to or on the Closing Date (without regard to whether the respective invoice is issued before or after the Closing Date), Seller Parent shall pay as soon as reasonably practicable to Purchaser the amount of such input VAT credit, refund or benefit if and to the extent that (i) any of the German Transferred Entities has paid such VAT as part of an obligation for payment to a third Person after the Closing Date, (ii) the Liability for such payment has not decreased the Cash Consideration Amount as part of the Closing Net Tax Position and (iii) neither Seller Parent nor any of its Affiliates is otherwise obliged to reimburse Purchaser, any of the German Transferred Entities or any other Affiliate of Purchaser for the amount paid to the third Person.

(f)            Following Closing, Purchaser shall cause any German Transferred Entity being a member of the VAT Group with Seller Parent as parent until the Closing Date, to provide Seller Parent without undue delay with any document and information relating to such German Transferred Entity reasonably required or reasonably requested by Seller Parent in connection with the filing of any Tax Return in relation to such VAT Group to the extent that such document or information was either in the possession of the German Transferred Entity at the time of Closing or can be obtained by the German Transferred Entity with reasonable efforts thereafter.

(g)           Each Party shall, and shall cause its respective Affiliates to, to the extent permissible under applicable Law, cooperate to avoid or mitigate any VAT applicable to any member of the VAT Group, including by issuing invoices complying with the applicable VAT Law.

(h)           In the event that Seller Parent or any Affiliate of Seller Parent recognizes a loss on a sale of any Seller Shares in the transactions contemplated herein that, absent an election to the contrary, would result in a reduction in the “Category D attributes” (as defined in Treasury Regulations Section 1.1502-36) of any Transferred Entity pursuant to Treasury Regulations Section 1.1502-36(d)(4)(ii), Seller Parent shall, or shall cause the relevant Affiliate of Seller Parent or the applicable common parent of the consolidated group of which such Transferred Entity is a member to, make an effective election pursuant to Treasury Regulations Section 1.1502-36(d)(6) so that no such reduction in “Category D attributes” shall occur. Purchaser and Seller Parent shall, and shall cause their respective Affiliates to, cooperate in good faith in connection with determining whether an election is required pursuant to this Section 7.6(h). Seller Parent shall timely provide Purchaser with a copy of the “Section 1.1502-36 Statement”, if any, filed in connection with any election made under this Section 7.6(h).

Section 7.7            Cooperation.  With respect to the Transferred Entities, the Transferred Assets and the Business, each Party shall, and shall cause its respective Affiliates (including, in the case of Purchaser, any Transferred Entity) to:

(a)           to the extent permissible under applicable Law, cooperate to utilize, or cause its respective Affiliates, as applicable, to utilize an appropriate procedure, as set forth in Internal Revenue Service Rev. Proc. 2004-53, to report wages and compensation of Transferred Employees with respect to which wages and compensation is required to be reported for United States federal employment tax purposes;

(b)           make available to the other Party as reasonably requested all information, records and documents relating to Taxes concerning the Transferred Entities, the Transferred Assets, the Assumed Liabilities, the Transferred Employees and/or the Business or claims by Seller Parent pursuant to Section 7.4, including information, records and documents necessary for preparing and filing Tax Returns, in connection with any Tax Contests or in relation to any Tax Refund, and provide the assistance of all officers and employees of the Transferred Entities and the Business to the extent reasonably requested by Seller Parent; and

(c)           retain any Tax Returns and other books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other party of any Tax Returns, for any Tax Contest, for accounting purposes or in connection with claims by Seller Parent pursuant to Section 7.4.  Such books and records shall be retained until the later of the expiration of the applicable statute of limitations (taking into account any extension, suspension, tolling or interruption of the statute of limitation) or the expiration of any retention period under applicable Law.

Notwithstanding anything to the contrary in this Agreement, and unless required by applicable Laws, neither Seller Parent nor any of its Affiliates shall be required to provide any Person with any Tax Return or copy of any Tax Return of (i) Seller Parent or any of its Affiliates or (ii) a consolidated, combined, affiliated or unitary group that includes Seller Parent or any of its Affiliates except, in each case, for materials or portions thereof (including associated schedules and work papers) that relate solely to any of the Transferred Entities, the Transferred Assets, the Assumed Liabilities or the

Transferred Employees or pro forma Tax Returns of any Transferred Entities that show information relating solely to the Transferred Entities or Transferred Assets.

Section 7.8            Responsibility for Filing Tax Returns.

(a)           Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for each Transferred Entity that are filed after the Closing Date which relate to the Pre-Closing Period (including any Straddle Period) other than Income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller Parent or its Affiliates shall include the operations of such Transferred Entity (“Pre-Closing Separate Returns”). Pre-Closing Separate Returns shall be prepared in accordance with past practice unless past practice does not comply with applicable Law.  Purchaser shall provide, or cause to be provided, (i) drafts of any Pre-Closing Separate Returns related to Income Taxes (including trade tax returns) (“Pre-Closing Separate Income Tax Returns”) to Seller Parent no later than fifteen (15) Business days before the end of the respective filing deadline of the respective Pre-Closing Separate Income Tax Return and (ii) other material Tax Returns (including VAT returns, but not including payroll tax, ad valorem property tax or similar Tax Returns) (“Other Pre-Closing Returns”) a reasonable period of time (and in any event no later than five (5) Business Days) before such Other Pre-Closing Returns are due.  Seller Parent has the right to review and provide reasonable comments on any Pre-Closing Separate Return.  All Pre-Closing Separate Returns that relate to the Pre-Closing Period (but not the Straddle Period) to be filed by any Transferred Entity (i) must only be filed after Seller Parent has provided its written consent to the draft of the respective Pre-Closing Separate Return, which shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to be granted if Seller Parent has not provided reasonably detailed, written comments in respect of any Pre-Closing Separate Income Tax Return to Purchaser within ten (10) Business Days of having received such Pre-Closing Separate Income Tax Return or in respect of Other Pre-Closing Returns within three (3) Business Days of having received such Other Pre-Closing Return and (ii) if Seller Parent and Purchaser are required by clause (i) herein to reach an agreement regarding the amendment of the draft of a Tax Return based on the comments provided by Seller Parent and fail to reach such agreement, shall be prepared and filed in accordance with Seller Parent’s instructions unless these instructions are inconsistent with past practice or do not comply with applicable Law.

(b)           Seller Parent shall provide comments on all Pre-Closing Separate Returns that relate to a Straddle Period within the same period specified in Section 7.8(a). Purchaser shall consider such comments in good faith and if Seller Parent and Purchaser are unable to reach an agreement regarding the amendment of the draft of a Pre-Closing Separate Return that relates to such Straddle Period based on comments provided by Seller Parent, (i) with respect to any portion of such return that relates solely to Excluded Taxes, such portion shall be prepared and filed in accordance with Seller Parent’s instructions unless these instructions are inconsistent with past practice or do not comply with applicable Law and (ii) with respect to any portion of such return that relates solely to Taxes for which Purchaser is responsible pursuant to Section 7.2, such portion shall be filed consistent with Purchaser’s position; provided, that in each case, no position shall be taken on any such return that would materially increase the Tax liability of the other party without the other party’s consent (such consent not to be unreasonably withheld, conditioned or delayed). In the event Purchaser and Seller Parent are required herein to reach an agreement on any item with respect to any Pre-Closing Separate Return with respect to a Straddle Period and fail to reach agreement with respect to an item that affects a Tax liability that is allocated to both Seller Parent under Section 7.1 and Purchaser under Section 7.2, the items in dispute will be submitted to the CPA Firm and the dispute resolution mechanics of Section 2.10(d) shall govern. The fees and disbursements of the CPA Firm shall be borne equally by Purchaser and Seller Parent. Any relevant Tax Returns shall be amended to reflect the decision of the CPA Firm.

(c)           Without duplication of any amounts included in the Closing Date Statement that have decreased the Transaction Consideration, Seller Parent shall pay to Purchaser the amount shown as due on any Tax Return for which it has an indemnification obligation under Section 7.1 at least five (5) Business Days before the due date of any payment pursuant to such an applicable Tax Return.

Section 7.9            Amended Tax Returns and Retroactive Elections.  Purchaser shall not, and shall not permit any Affiliate (including after Closing any Transferred Entity) to, (i) amend any Tax Returns filed with respect to any Pre-Closing Period or with respect to any Straddle Period or (ii) make any Tax Election that has retroactive effect to any such Tax year or to any Straddle Period, in each such case without the prior written consent of Seller Parent (not to be unreasonably withheld), or (iii) without the consent of Seller Parent, make any election under Section 338 of the Code with respect to the Contemplated Transactions.  Notwithstanding the foregoing, Purchaser shall be entitled to make an election under Section 338(g) of the Code with respect to any Transferred Entity, provided, however, that if Purchaser or one of its Affiliates makes an election under Section 338(g) of the Code (or any similar applicable provision of state, local or foreign Law) with respect to a Transferred Entity or Subsidiary thereof that is treated as a domestic corporation for purposes of Section 7701(a)(4) of the Code, then notwithstanding any other provision of this Agreement (including Section 7.1), Purchaser and its Affiliates (rather than Seller Parent and its Affiliates) will bear any associated Taxes.

Section 7.10          Information, Cooperation and Instruction Rights of Seller Parent in relation to Taxes.

(a)           Purchaser shall provide Seller Parent with a copy of any document received by Purchaser or its Affiliates (including the Transferred Entities) from any Government Entity or a court in relation to Taxes (including any notices, requests or other documents in connection with a Tax Contest or any Tax assessment notice) and any information regarding a Tax Contest without undue delay if and to the extent that such document or information relates to Excluded Taxes, Taxes to be indemnified pursuant to Section 7.2 or a potential claim by Seller Parent pursuant to Section 7.4.

(b)           Seller Parent and/or one or several Representatives of Seller Parent bound to secrecy by professional code shall be entitled to fully participate (at Seller

Parent’s cost) from the beginning onwards in any Tax Contest including meetings with any Government Entity or court hearings if and to the extent such Tax Contest relates to Excluded Taxes, Taxes to be indemnified pursuant to Section 7.2 or a potential claim by Seller Parent pursuant to Section 7.4 (including, for the avoidance of doubt, any Tax Contest involving the KVP Agreement to the extent relating to the Pre-Closing Period).  Purchaser shall inform Seller Parent of the ongoing process of such Tax Contest and allow Seller Parent and/or one or several Representatives of Seller Parent bound to secrecy by professional code to discuss all actions or measures of the respective Transferred Entity, Purchaser or any Affiliate of Purchaser in connection with such Tax Contest with the respective Transferred Entity, Purchaser or the respective Affiliate of Purchaser, as the case may be.  Any acquiescence or settlement during or at the end of such Tax Contest relating to Excluded Taxes or Section 7.4 shall require the prior written consent of Seller Parent not to be unreasonably withheld, conditioned or delayed for any Tax Contest.

(c)           Upon Seller Parent’s written request Purchaser shall, or shall cause a Transferred Entity or another Affiliate of Purchaser, as the case may be, in accordance with Seller Parent’s instructions, unless such instructions do not comply with applicable Law, to file, withdraw or amend legal remedies in respect of any Tax assessments, any Tax Contest or any other act or measure by any Government Entity or any court in relation to Taxes if and to the extent that such Tax assessment, Tax Contest or other act or measure relate solely to Excluded Taxes, or a potential claim by Seller Parent pursuant to Section 7.4.  Seller Parent shall bear all external costs reasonably incurred by the respective Transferred Entity, the respective Affiliate of Purchaser or Purchaser in connection with the filing, withdrawal or amendments of legal remedies upon Seller Parent’s instructions.  If Seller Parent requests to pursue a Tax Contest in relation solely to Excluded Taxes or a potential claim by Seller Parent pursuant to Section 7.4 (including challenges to Tax assessments or appeals against court decisions) on its own or through a counsel of its choice and at its expense, Purchaser shall, or shall cause its Affiliate to, authorize without undue delay (by power of attorney and such other documentation as may be necessary or appropriate), the designated Representative of Seller Parent to represent Purchaser or its Affiliate, as the case may be, in the relevant Tax Contest.  Seller Parent shall not settle or resolve any Tax Contest in a way that has a material adverse effect on Purchaser or its Affiliates without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed).

(d)           Purchaser shall not, and shall not permit its Affiliates to, submit to any Government Entity, any material document or material information relating solely to Excluded Taxes, or a potential claim by Seller Parent pursuant to Section 7.4, without the prior written consent of Seller Parent, which shall not be unreasonably withheld, conditioned or delayed unless such document or information must be provided to the respective Government Entity under applicable Law.

(e)           For any Tax Contest that relates to both (i) Excluded Taxes or a potential claim by Seller Parent pursuant to Section 7.4 on the one hand and (ii) Taxes for which Purchaser is responsible pursuant to Section 7.2 or a potential claim by Purchaser pursuant to Section 7.4 on the other hand, Seller Parent shall control the portion of the

Tax Contest described in Section 7.10(e)(i) and Purchaser shall control the portion of the Tax Contest described in Section 7.10(e)(ii) (for the avoidance of doubt, without prejudice to the silent participation and information rights of Purchaser under Section 7.11, Seller Parent shall have control of any Tax Contests that exclusively relate to periods prior to the Pre-Closing Period, including Tax audits in Germany for the taxable periods 2013 to 2015, 2016 to 2018 and the portion of any subsequent audit in Germany that relates to the Pre-Closing Period); provided, that neither party shall settle, compromise and/or concede any portion of such Tax Contest in a manner that would materially increase the Tax liability of the other party without the consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).  In the event that the control of any Tax Contest described in this Section 7.10(e) cannot be divided, such Tax Contest shall be jointly controlled by Seller Parent and Purchaser.

Section 7.11          German Tax Audit Issue.

(a)           The Transferred Entities BAH GmbH and KVP GmbH are currently undergoing a Tax audit in Germany for the taxable periods 2013 to 2015 (“German Tax Audit”). With effect from the beginning of the taxable period 2012 neither BAH GmbH nor KVP GmbH have formed part of a Tax group for purposes of German corporate income Taxes and trade Taxes (körperschaftsteuerliche und gewerbesteuerliche Organschaft) and therefore both Transferred Entities have been taxed on a stand-alone basis since then. In the course of the ongoing German Tax Audit, the German tax authorities raised an issue with respect to the payments by KVP GmbH to BAH GmbH under the KVP Agreement. According to the view taken by the German tax authorities, such payments are to be reclassified as deemed dividends (verdeckte Gewinnausschüttungen) by KVP GmbH to BAH GmbH (“German Tax Audit’s Current View”). The business model underlying the KVP Agreement remained unchanged until (and (including) the taxable period 2018 (see Section 7.11(g)), and therefore also payments made or payment obligations incurred by KVP GmbH in the taxable periods 2016 to 2018 could be reclassified as deemed dividends (the potential reclassification of any payments or payments obligations under the KVP Agreement herein the “German Tax Audit Issue”).

(b)           Purchaser shall have, in respect of the German Tax Audit Issue, from the date hereof until the Closing Date the same information and participation rights which are granted to Seller Parent in Section 7.10(a) and the first and second sentences of Section 7.10(b), it being understood that the participation rights shall be limited to the silent participation of one representative bound to secrecy by professional code of Purchaser in meetings with a Government Entity to the extent concerning the German Tax Audit Issue.

(c)           Should a Tax assessment (including, for the avoidance of doubt, an amendment or rescission of a Tax assessment) be issued which is fully or partially in accordance with the German Tax Audit’s Current View, the Parties expect that this would result in Excluded Taxes for the taxable periods concerning the German Tax Audit and the taxable periods 2016 to 2018 (“German Tax Audit Taxes”). For the avoidance of doubt, and without limiting the generality of any clause in this Article VII, the Parties acknowledge that any German Tax Audit Taxes are indemnifiable under Section 7.1(a).

(d)           Should a Tax assessment be issued which is fully or partially in accordance with the German Tax Audit’s Current View, the Parties expect that this would result in Tax Refunds for the taxable periods concerning the German Tax Audit and the taxable periods 2016 to 2018 (“German Tax Audit Tax Refunds”). For the avoidance of doubt, and without limiting the generality of any clause in this Article VII, the Parties acknowledge that any German Tax Audit Tax Refunds are payable under Section 7.4(a).

(e)           Should Tax assessments be issued which are fully or partially in accordance with the German Tax Audit’s Current View, the Parties expect that this would result in loss carryforwards arising for purposes of German corporate income Taxes and German trade Taxes at the level of the Transferred Entities (“German Tax Audit LCFs”). With respect to the German Tax Audit LCFs which have not been utilized by the Closing Date or have not reduced the Tax Indemnity pursuant to Section 7.1(a), the Parties acknowledge that such German Tax Audit LCFs can result in Tax Benefits within the meaning of Section 7.1(b), including, for the avoidance of doubt, the refund of such Tax Benefits, if and to the extent they are not forfeited as a consequence of the consummation of this Agreement.  The German Tax Audit LCFs which, taking into account any potential forfeiture upon consummation of this Agreement, are available immediately after the consummation of this Agreement, shall be computed on the basis of the Straddle Period Tax Returns for BAH GmbH and KVP GmbH in accordance with Section 7.5, provided that any later Tax assessment which deviates from such computation shall be binding on the Parties for purposes of calculating any claims under this Article VII.

(f)            Should the German Tax Audit’s view still be fully or partly in line with the German Tax Audit’s Current View once the German Tax Audit is completed, the Parties acknowledge that BAH GmbH and/or KVP GmbH have to submit disclosure letters to the competent Government Entity concerning the taxable periods 2016 to 2018 which enables the Government Entity to issue amended Tax assessments for any of the taxable periods 2016 to 2018 in accordance with the German Tax Audit’s Current View. The Parties agree that the filing of such disclosure letters does not constitute a breach of any provision set forth in this Article VII and does not exclude or reduce the Tax Indemnity pursuant to Section 7.1(a).

(g)           The Parties understand that actions have been taken which aim at creating a situation in which the German Tax Audit Issue should, in general, no longer be relevant for the taxable periods from 2019 onwards due to a change in the business model of KVP GmbH and BAH GmbH. For the avoidance of doubt, and without limiting the generality of any clause in this Article VII, the Parties acknowledge that any Excluded Taxes resulting from such any such action at the level of BAH GmbH or KVP GmbH is indemnifiable under Section 7.1(a), and the Parties further acknowledge for the avoidance of doubt that, if and to the extent the German Tax Audit Issue should, contrary to the expectation of the Seller Parent, remain relevant also in taxable periods from 2019 onwards until the Closing Date, any Tax resulting therefrom at the level of BAH GmbH or KVP GmbH is indemnifiable under Section 7.1(a).

(h)           Should, e.g. following a decision by a tax court, a Tax assessment which was fully or partially in accordance with the German Tax Audit’s Current View, be fully or partly reversed, the Parties expect that this could result (i) in reimbursements by the German Governmental Entities for German Tax Audit Taxes (plus interest) to the German Transferred Entities (“Reimbursement of German Audit Taxes”) as well as in (ii) repayment obligations by the German Transferred Entities for German Tax Audit Tax Refunds and Tax Benefits resulting from German Tax Audit LCFs (plus interest) (“Repayment of German Audit Tax Refunds and Tax Benefits”) towards the German Governmental Entities.  With respect to these reimbursements and repayment obligations, the Parties agree as follows:

(i)            For the avoidance of doubt, and without limiting the generality of any clause in this Article VII, the Parties acknowledge that any Repayments of German Audit Tax Refunds and Tax Benefits are indemnifiable under Section 7.1(a).

(ii)           For the avoidance of doubt, and without limiting the generality of any clause in this Article VII, the Parties acknowledge that any Reimbursements of German Audit Taxes are payable under Section 7.4(a). The Parties shall cooperate in good faith to agree upon and to implement a mechanism whereby the corresponding reimbursement claim of the relevant German Transferred Entity against the competent Governmental Entity is effectively assigned to Seller Parent (x) if the German Audit Taxes have been paid prior to Closing, promptly after Closing and (y) if the German Audit Taxes have not been paid prior to Closing, as soon as the German Tax Audit Taxes have been indemnified under Section 7.1(a).

Section 7.12          Transfer Taxes and VAT.

(a)           Any Transfer Taxes that are, or become, due and payable as a result of the Contemplated Transactions (including, for the avoidance of doubt, any transaction under any Transaction Agreements), whether such Taxes are imposed on the Transferred Entities, any member of the Seller Parent Group or any Affiliate of Seller Parent, the Transferred Assets or Purchaser (other than VAT), shall be borne by Purchaser.  Purchaser shall pay to Seller Parent the amount of any Transfer Taxes that Purchaser is liable for pursuant to this Section 7.12(a) that are required to be remitted to a Government Entity by Seller Parent or any member of the Seller Parent Group or any other Affiliate of Seller Parent no later than five (5) Business Days prior to the date such Transfer Taxes are due.  Any Tax Returns that must be filed in connection with any Transfer Taxes (“Transfer Tax Returns”) shall be prepared by Purchaser as soon as possible taking the filing deadline for the respective Transfer Tax Return into account.  Purchaser shall provide drafts of any Transfer Tax Returns to Seller Parent a reasonable period of time (and in any event no later than five (5) Business Days) prior to the filing deadline of the relevant Transfer Tax Return.  Purchaser shall consider in good faith any comments provided by Seller Parent on any such Transfer Tax Return by Seller Parent.  Seller Parent shall be entitled to prepare and file the Transfer Tax Returns, to the extent that either (i) such Transfer Tax Returns must be filed by Seller Parent under applicable Law, or (ii) if Purchaser has failed to comply with its obligations set forth in the preceding sentences in connection with the preparation and filing of a Transfer Tax

Return. If Seller Parent prepares a Transfer Tax Return pursuant to clause (i) of the preceding sentence, Seller Parent shall bear any out-of-pocket costs for professional, legal and accounting services in connection with the preparation and/or filing of such Transfer Tax Return; if Seller Parent prepares a Transfer Tax Return pursuant to clause (ii) of the preceding sentence, Purchaser shall compensate and reimburse Seller Parent for any out-of-pocket costs for professional, legal and accounting services in connection with the preparation and/or filing of such Transfer Tax Return.  Seller Parent and Purchaser shall cooperate with each other in minimizing the amount of any Transfer Taxes to the extent permitted by applicable Law (including by providing any information or preparing any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any Transfer Taxes) and with respect to the filing of Transfer Tax Returns.  Seller Parent and Purchaser are aware of their obligation to notify the competent German Tax authorities of the Contemplated Transactions within two (2) weeks after the date hereof pursuant to §§ 19, 20 of the German Real Estate Transfer Tax Act (Grunderwerbsteuergesetz) (“RETT Notification Obligation”).  Seller Parent will use reasonable best efforts to cooperate with Purchaser to provide all information regarding Seller Parent, the Transferred Entities and the relevant real estate which is required to meet the RETT Notification Obligation.

(b)           The Transaction Consideration as well as any amounts owed by Seller Parent under this Agreement shall be exclusive of any VAT properly chargeable on the supply under any applicable Law.

(c)           No Party shall waive any exemption from VAT applicable to any Transaction pursuant to section 9 German VAT Act (Umsatzsteuergesetz - UStG) or any comparable provision of foreign VAT Laws.

(d)           The Parties assume that the sale and transfer of the Seller Shares is exempt from VAT and will treat the sale and transfer of the Seller Shares accordingly (in particular, in their VAT returns).  If and to the extent that, contrary to this assumption, the competent Government Entity holds that VAT is chargeable on the sale and transfer of the Seller Shares despite the fact that neither Seller Parent nor any of its Affiliates has waived any exemption from VAT, Purchaser shall, against issuance of a proper invoice, pay to Seller Parent an amount equal to such VAT falling due on that part of the Transaction Consideration which pursuant to Section 7.3 is allocable to the Seller Shares if and to the extent such VAT is not owed by Purchaser (e.g., under the reverse charge regime).

(e)           The Parties assume that the issuance of the Consideration Shares is exempt from VAT and will treat the issuance of the Consideration Shares accordingly (in particular, in their VAT returns).  If and to the extent that, contrary to this assumption, the competent Government Entity holds that VAT is chargeable on the issuance of the Consideration Shares despite the fact that Purchaser has not waived any exemption from VAT, Seller Parent shall, against issuance of a proper invoice, pay to Purchaser an amount equal to such VAT falling due on the issuance of the Consideration Shares if and to the extent such VAT is not owed by Seller Parent (e.g., under the reverse charge regime).

(f)            With respect to the VAT implications of the sale and transfer of the Transferred Assets and the assumption of the Assumed Liabilities, the Parties agree as follows:

(i)            The Local Asset Purchase Agreements shall provide for the VAT treatment of the respective transaction in accordance with the principles set out in this Section 7.12 and, in particular, Section 7.12(f)(ii) through Section 7.12(f)(vii).

(ii)           The Parties shall determine the VAT treatment of the respective transaction as follows:  As soon as this information is available, but no later than forty-five (45) days prior to the reasonably expected Closing Date, Seller Parent shall send to Purchaser a list of the countries and legal entities involved in the various local sales and transfers of Transferred Assets and assumptions of Assumed Liabilities. As soon as possible thereafter but no later than thirty-five (35) days prior to the reasonably expected Closing Date, Purchaser shall provide to Seller Parent such information on the structuring considerations at the side of the Purchaser which can reasonably be expected by Seller Parent to make an assessment of whether the respective local asset transfer constitutes a non-taxable transfer of a going concern within the meaning of Art. 19 and Art. 29 of the European Council Directive 2006/112/EC as transposed into the applicable Law of the relevant member state or any similar provision under the VAT Laws of any other relevant jurisdiction outside of the European Union (“TOGC”). Within a reasonable time thereafter but no later than twenty-five (25) days prior to the reasonably expected Closing Date, Seller Parent shall provide Purchaser with a first assessment as to whether, in a given transaction, a TOGC is present or not. The Parties shall thereafter enter into a good faith discussion to determine whether additional information on the TOGC treatment of a given transfer is needed and the Purchaser shall provide Seller Parent with such information reasonably requested to make an informed decision about the TOGC status of a given transaction. Once such information is available to Seller Parent, Seller Parent shall provide Purchaser with a reasonable assessment as to whether it is more likely than not that in a given transaction a TOGC is present or not.

(iii)          In the event that according to the Seller Parent’s assessment it is more likely than not that no TOGC is present, Seller Parent shall provide the Purchaser with a reasonably detailed assessment of what the envisaged VAT implications of the respective transaction are (including, the type of the taxable supplies and/or services, any applicable exemptions, the relevant taxpayer, the applicable VAT rates and a good faith estimate of the relevant VAT base) (“Seller Parent’s VAT Notice”).  Subject to the later actual assessment of the VAT by the competent Government Entity, Seller Parent’s VAT Notice shall be binding on the Parties and their respective Affiliates in respect of the VAT treatment of the respective transaction for the purposes of this Agreement and the Local Agreements, unless and to the extent Purchaser has provided Seller Parent at the later of (i) ten (10) days after receipt of Seller Parent’s VAT Notice and (ii) twenty (20) days prior to Closing with a written notice in which Purchaser shall state if and to what extent Purchaser objects to Seller Parent’s VAT Notice (“Purchaser’s VAT Objection Notice”).

(iv)          Seller Parent and Purchaser shall discuss in good faith and use best efforts to resolve any objections raised in Purchaser’s VAT Objection Notice. If the Parties are able to resolve the objection and to agree on a common position on the VAT treatment of the relevant transaction, such agreement shall be, subject to the later actual assessment of the VAT by the competent Government Entity, binding on the Parties and their respective Affiliates in respect of the VAT treatment of the relevant transaction for the purposes of this Agreement and the Local Agreements.

(v)           If the Parties are unable to resolve any objection within a reasonable time prior to but no later than fifteen (15) days prior to the reasonably expected Closing Date, they shall refer any remaining disagreement to a reputable law or accounting firm in the relevant jurisdiction (“Local VAT Counsel”) to be jointly appointed by the Parties. The Local VAT Counsel shall render its written assessment on what VAT treatment is more likely than not within ten (10) days after its appointment (“Local VAT Counsel’s Opinion”), and the Local VAT Counsel’s Opinion shall be, subject to the later actual assessment of the VAT by the competent Government Entity, binding on the Parties and their respective Affiliates in respect of the VAT treatment of the relevant transaction for the purposes of this Agreement and the Local Agreements.  The fees and disbursements of the Local VAT Counsel shall be borne equally by Purchaser and Seller Parent.

(vi)          If the respective transaction does, according to the binding determination pursuant to Section 7.12(f)(ii)-(v), qualify as a TOGC, the relevant Local Agreement shall provide that no VAT shall be chargeable on the respective transactions and no VAT shall be paid by Purchaser to Seller Parent and/or the Seller Ancillary Counterparty in respect of that part of the Transaction Consideration which pursuant to Section 7.3 is allocable to the respective transaction.  The relevant Local Agreement shall, to the extent applicable, further provide for the following: Seller Parent shall indemnify Purchaser and its Affiliates from any VAT payable or any reduction of a claim for a refund of VAT which results from (A) an adjustment of input VAT that has been initially deducted by Seller Parent or any of its Affiliates in respect of any Transferred Asset (for instance, pursuant to section 15a German VAT Act (Umsatzsteuergesetz)) if and to the extent that such adjustment is caused by a change of the relevant circumstances prior to the Closing Date or (B) the treatment of Purchaser or its Affiliates as the successor to Seller Parent or any its Affiliates (for instance, pursuant to section 1 para. 1a 3rd sentence of the German VAT Act (Umsatzsteuergesetz)). Seller Parent shall provide Purchaser within one (1) month after the Closing Date without request with copies of all documents required for any input VAT adjustment (as the case may be) by Purchaser or any of its Affiliates (for instance, pursuant to Section 15a German VAT Act).  If and to the extent that, contrary to the binding determination pursuant to Section 7.12(f)(ii)-(v), the competent Government Entity holds that the relevant transaction does not constitute a TOGC and therefore is subject to VAT, the Parties shall cooperate in good faith in order to mitigate, to the extent legally permissible, any burden associated with such assessment and shall use reasonable efforts to contest the VAT assessment in cooperation with the other Party. In addition, if and to the extent the competent Government Entity holds that the relevant transaction does not constitute a TOGC, Section 7.12(f)(vii) shall apply accordingly.

(vii)         If the relevant transaction does, according to the binding determination pursuant to Section 7.12(f)(ii)-(v), not constitute a as TOGC, the relevant Local Agreement shall provide that any VAT that is chargeable shall be borne by such Party (or any of its Affiliates) which is the recipient of the relevant supply or service in addition to the relevant consideration under any Local Agreement at the time the relevant supply is made and shall be paid to the other Party within ten (10) days after receipt of a proper invoice, if and to the extent (i) the relevant supply or service is not exempt from VAT, (ii) such VAT is not owed by the Party (or any of its Affiliates) which is the recipient of the relevant supply or service under a reverse charge mechanism or as a result of a secondary liability and (iii) such VAT has not become due as a result of a breach of the covenant pursuant to Section 7.12(c) by the other Party (or any of its Affiliates). The relevant Local Agreement shall, to the extent applicable, further provide for the following: if and to the extent that, contrary to the binding determination pursuant to Section 7.12(f)(ii)-(v), the competent Government Entity holds that the relevant transaction is not subject to or is exempt from VAT, the Parties shall cooperate in good faith in order to mitigate, to the extent legally permissible, any burden associated with such assessment and take all steps (including, the correction of invoices and the repayment of the amount which was paid in respect of the VAT to the other Party) in order to put each other (and their respective Affiliates) in the same position in which they were if the Parties had assumed from the beginning that no VAT is chargeable. In addition, if and to the extent the competent Government Entity holds that the relevant transaction is not subject to VAT as it constitutes a TOGC, Section 7.12(f)(vi) shall apply accordingly.

Section 7.13          Tax Treatment of Payments by Purchaser and Seller Parent under this Agreement.  Payments made by Seller Parent (or its Subsidiaries) under this Agreement shall be treated as a reduction of the Transaction Consideration and payments made by Purchaser (or its Subsidiaries) under this Agreement shall be treated as an increase of the Transaction Consideration, each to the extent permitted under any applicable Law.

Section 7.14          Sole and Exclusive Remedy for Taxes.

(a)           Following the Closing, neither Party shall assert against the other Party any claim, cause of action, right or remedy with respect to any Taxes relating to this Agreement, the Contemplated Transactions or any document or instrument delivered in connection herewith or therewith, other than pursuant to this Article VII (subject to the terms, conditions and limitations hereof).

(b)           No Indemnified Party (other than Purchaser or Seller Parent or any of their respective successors or permitted assigns) is entitled to assert any claim, cause of action, right or remedy under this Agreement in connection with Taxes unless and until Purchaser or Seller Parent or any of their respective successors or permitted assigns, as applicable, has provided written consent to the other Party to the assertion of the indemnification claim or the exercise of the other remedy by such Indemnified Party.

Section 7.15                             Applicability of Indemnification with Regard to Tax Matters.

(a)                                 For the avoidance of doubt, except as expressly set forth herein, Article IX shall not apply with respect to claims under this Article VII.

(b)                                 Following the Closing, Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from, against and in respect of all Losses actually imposed on, sustained, incurred or suffered by any of the Seller Indemnified Parties as a result of the breach of any covenant or agreement of Purchaser contained in Section 7.2(c), Section 7.3 or Section 7.5 through Section 7.15.

(c)                                  Following the Closing, Seller Parent shall indemnify, defend and hold harmless the Purchaser Indemnified Parties (including, for the avoidance of doubt, the Transferred Entities) from, against and in respect of all Losses actually imposed on, sustained, incurred or suffered by any of the Purchaser Indemnified Parties (including, for the avoidance of doubt, the Transferred Entities) as a result of the breach of any covenant or agreement of Seller Parent contained in Section 5.26, Section 5.29, Section 7.3 or Section 7.5 through Section 7.15.

Section 7.16                             No Exclusion of Claims.  No claim under this Article VII is excluded or limited for reason of any Party being aware or could have been aware of facts or circumstances underlying the relevant claim; Section 442 of the German Civil Code (Bürgerliches Gesetzbuch — BGB) and section 377 of the German Commercial Code (Handelsgesetzbuch — HGB) do not apply; provided, that any items set forth on the Seller Disclosure Schedules shall not give rise to a claim for a breach of a Seller Parent representation or warranty.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1                                    Conditions to the Obligations of Purchaser and Seller Parent.  The respective obligations of each Party to effect the Closing are subject to the satisfaction (or waiver) at or prior to the Closing of each of the following conditions:

(a)                                 Antitrust Clearances.  The Seller Antitrust Clearances and the Purchaser Antitrust Clearances shall have been obtained.

(b)                                 No Prohibition.  No Law or Order shall be in effect in any of the jurisdictions listed in Annex 13 enjoining or otherwise prohibiting the Transaction.

(c)                                  Consents and Approvals.  All Seller Required Approvals and all Purchaser Required Approvals shall have been obtained, provided that if Purchaser is in material breach of its obligations under Section 5.3 with respect to obtaining one or more of the Purchaser Required Approvals or Seller Parent is in material breach of its obligations under Section 5.3 with respect to obtaining the Seller Required Approvals, then the Party in breach shall be deemed to have waived this closing condition with respect to all applicable Purchaser Required Approvals (in the case Purchaser is the Party in breach) or all applicable Seller Required Approvals (in the case Seller Parent is the Party in breach).

Section 8.2                                    Conditions to the Obligation of Purchaser.  The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

(a)                                 Representations and Warranties.

(i)                                     The representation and warranty made by Seller Parent contained in Section 3.9(c) shall be true and correct as of the Closing Date.

(ii)                                  The Seller Fundamental Representations shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time).

(iii)                               The representations and warranties made by Seller Parent contained in Article III (other than the representation and warranty made by Seller Parent contained in Section 3.9(c) and the Seller Fundamental Representations) shall be true and correct (without giving effect to any “materiality” or “Blue Material Adverse Effect” limitations set forth therein) as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except for any failures of such representations and warranties to be so true and correct as have not had, in the aggregate, a Blue Material Adverse Effect.

(b)                                 Covenants.  Each of the covenants and agreements of Seller Parent to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c)                                  Ancillary Agreements.  Seller Parent and any applicable Seller Ancillary Counterparties shall have executed and delivered the Ancillary Agreements in accordance with Section 2.8(b).

(d)                                 Certificate.  Purchaser shall have received the Seller Closing Certificate, signed by a duly authorized officer of Seller Parent and dated the Closing Date.

Section 8.3                                    Conditions to the Obligation of Seller Parent.  The obligation of Seller Parent to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

(a)                                 Representations and Warranties.

(i)                                     The representation and warranty made by Purchaser contained in Section 4.8(c) shall be true and correct as of the Closing Date.

(ii)                                  The Purchaser Fundamental Representations shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time).

(iii)                               The representations and warranties made by Purchaser contained in Article IV (other than the representation and warranty made by Purchaser contained in Section 4.8(c) and the Purchaser Fundamental Representations) shall be true and correct (without giving effect to any “materiality” or “Emerald Material Adverse Effect” limitations set forth therein) as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except for any failures of such representations and warranties to be so true and correct as have not had, in the aggregate, an Emerald Material Adverse Effect.

(b)                                 Covenants.  Each of the covenants and agreements of Purchaser to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c)                                  Ancillary Agreements.  Purchaser and any applicable Purchaser Ancillary Counterparties shall have executed and delivered the Ancillary Agreements in accordance with Section 2.8(a).

(d)                                 Listing.  The Consideration Shares shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e)                                  Certificate.  Seller Parent shall have received the Purchaser Closing Certificate, signed by a duly authorized officer of Purchaser and dated the Closing Date.

ARTICLE IX

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 9.1                                    Survival.  All representations and warranties contained in this Agreement (other than representations and warranties contained in Section 3.17(a) (Title to and Sufficiency of Transferred Assets) and Section 3.17(c) (Title to and Sufficiency of Transferred Assets), Seller Fundamental Representations and Purchaser Fundamental Representations) and all claims with respect thereto shall survive the Closing until the date which is fifteen (15) months following the Closing Date, whereupon they shall terminate and be without any further effect.  All representations and warranties contained in Section 3.17(a) (Title to and Sufficiency of Transferred Assets) and Section 3.17(c) (Title to and Sufficiency of Transferred Assets) and all claims with respect thereto shall survive the Closing until the date which is two (2) years following the Closing Date, whereupon they shall terminate and be without any further effect.  All Seller Fundamental Representations and Purchaser Fundamental Representations and all claims with respect thereto shall survive the Closing Date until the date which is five (5) years following the Closing Date, whereupon they shall terminate and be without any further effect.  All covenants and agreements (other than the covenants and agreements contained in Section 5.26 (Tax Sharing Agreements), Section 5.29 (Dissolution of Silent Partnership between BAH GmbH and Bayer Intellectual Property GmbH) and Article VII (Tax Matters)) contained in this Agreement that contemplate performance:  (a) on or prior to the Closing, and all claims with respect thereto, shall survive the Closing until the date which is one (1) year following the Closing Date, whereupon they shall terminate and be without any further effect; and (b) that contemplate performance following the Closing, and all claims with respect thereto, shall survive the Closing until the date on which the statute of limitations (taking into account any extension, suspension, tolling or interruption of the statute of limitation) applicable to the breach thereof expires, whereupon they shall terminate and be without any further effect.  The covenants and agreements contained in Section 5.26 (Tax Sharing Agreements), Section 5.29 (Dissolution of Silent Partnership between BAH GmbH and Bayer Intellectual Property GmbH) and Article VII (Tax Matters) shall survive the Closing until the date that is specified for their termination in Article VII.  Neither Party shall have any liability to any Person with respect to any provision of this Agreement following the applicable survival date specified in this Section 9.1, which supersedes any statute of limitations that would otherwise apply, and neither Party shall thereafter assert any claim, cause of action, right or remedy, or commence any Proceeding, with respect to such provision or the subject matter thereof; provided that in the event notice of any claim for indemnification under Section 9.2(a)(i) or (ii) or Section 9.3(a)(i) or (ii) shall have been given (within the meaning of Section 11.1) prior to the survival date applicable to the representation, warranty, covenant or agreement allegedly breached, the representation, warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to, and only with respect to, such indemnification claim until such indemnification claim is finally resolved.  Section 203 of the German Civil Code (Bürgerliches Gesetzbuch — BGB) shall not apply with respect to the suspension (Hemmung) of the periods set out within this Section 9.1.

Section 9.2                                    Indemnification by Seller Parent.

(a)                                 Following the Closing, until the applicable survival dates provided in Section 9.1, Seller Parent shall indemnify, defend and hold harmless Purchaser, its Affiliates and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Purchaser Indemnified Parties”), from, against and in respect of any damages, losses, claims, charges, Liabilities, Proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and fees, costs and expenses (including reasonable attorneys’ fees and other reasonable out-of-pocket disbursements) (collectively, “Losses”) actually imposed on, sustained, incurred or suffered by any of the Purchaser Indemnified Parties as a result of:

(i)                                     the breach of any representation and warranty of Seller Parent contained in Article III (other than a breach of representation and warranty of Seller Parent contained in Section 3.21); provided that, for purposes of this Article IX, the representations and warranties contained in Section 3.12 (Compliance with Laws) shall be deemed to have been made both as of the date of this Agreement and as of the Closing Date;

(ii)                                  the breach of any covenant of Seller Parent contained in this Agreement (other than a breach of any covenant or agreement contained in Article VII); or

(iii)                               any of the Excluded Assets or Excluded Liabilities.

(b)                                 Seller Parent shall not be liable to the Purchaser Indemnified Parties for any Losses resulting from any of the matters described in Section 9.2(a)(i) that arise from any individual item, occurrence, circumstance, act or omission (or series of related items, occurrences, circumstances, acts or omissions) unless and until the amount of all Losses resulting therefrom exceeds two hundred thousand Euro (€200,000) (the “De Minimis Deductible”), and then only for such Losses in excess of the De Minimis Deductible.  Seller Parent shall not be liable to the Purchaser Indemnified Parties with respect to any Losses resulting from the matters described in Section 9.2(a)(i) unless the aggregate amount of such Purchaser Indemnified Party Losses (without taking into account any Losses that do not exceed the De Minimis Deductible) exceeds an amount equal to the product of 0.005 multiplied by the Enterprise Value (such product, the “Deductible”), and then only to the extent that the aggregate amount of such Purchaser Indemnified Party Losses exceeds the Deductible, as applicable, and does not exceed an amount equal to (i) the product of 0.10 multiplied by the Enterprise Value, minus (ii) the amount of Purchaser Indemnified Party Losses previously recovered by the Purchaser Indemnified Parties pursuant to this Article IX; provided, that the De Minimis Deductible and the Deductible shall not apply to Losses resulting from the breach of the representations and warranties contained in Section 3.17(a) (Title to and Sufficiency of Transferred Assets) or Section 3.17(c) (Title to and Sufficiency of Transferred Assets).  The limitations set forth in the previous sentence shall not apply to Losses resulting from Fraud or breaches of any Seller Fundamental Representations, but Seller Parent shall not be liable to the Purchaser Indemnified Parties for any Losses resulting from breaches of any Seller Fundamental Representations that exceed an amount equal to (x) the Enterprise Value (the “Fundamental Cap”) minus (y) the amount of Purchaser Indemnified Party Losses previously recovered by the Purchaser Indemnified Parties pursuant to this Article IX.

(c)                                  To the extent this Section 9.2 imposes or gives rise to obligations on the part of Seller Parent with regards to Purchaser Indemnified Parties other than Purchaser, Purchaser shall be entitled to bring any and all claims on behalf of such Purchaser Indemnified Party under this Agreement (Liquidation eines Drittschadens).

Section 9.3                                    Indemnification by Purchaser.

(a)                                 Following the Closing, until the applicable survival dates provided in Section 9.1, Purchaser shall indemnify, defend and hold harmless Seller Parent, its Affiliates and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties” and, collectively with the Purchaser Indemnified Parties, the “Indemnified Parties”), from, against and in respect of any Losses actually imposed on, sustained, incurred or suffered by, any of the Seller Indemnified Parties as a result of:

(i)                                     the breach of any representation and warranty of Purchaser contained in Article IV; provided that, for purposes of this Article IX, the representations and warranties contained in Section 4.10 (Compliance with Laws) shall be deemed to have been made both as of the date of this Agreement and as of the Closing Date;

(ii)                                  the breach of a covenant of Purchaser contained in this Agreement (other than a breach of any covenant or agreement contained in Article VII); or

(iii)                               any of the Transferred Assets or Assumed Liabilities.

(b)                                 Purchaser shall not be liable to the Seller Indemnified Parties for any Losses resulting from any of the matters described in Section 9.3(a)(i) that arise from any individual item, occurrence, circumstance, act or omission (or series of related items, occurrences, circumstances, acts or omissions) unless and until the amount of all Losses resulting therefrom exceeds the De Minimis Deductible, and then only for such Losses in excess of the De Minimis Deductible.  Purchaser shall not be liable to the Seller Indemnified Parties with respect to any Losses resulting from the matters described in Section 9.3(a)(i) unless the aggregate amount of such Seller Indemnified Party Losses (without taking into account any Losses that do not exceed the De Minimis Deductible) exceeds the Deductible, and then only to the extent that the aggregate amount of such Seller Indemnified Party Losses exceeds the Deductible, and does not exceed an amount equal to (i) the Share Consideration Value minus (ii) the amount of Seller Indemnified Party Losses previously recovered by the Seller Indemnified Parties pursuant to this Article IX or otherwise.  The limitations set forth in the previous sentence shall not apply to Losses resulting from Fraud or breaches of any Purchaser Fundamental Representations, but Purchaser shall not be liable to the Seller Indemnified Parties for any Losses resulting from breaches of any Purchaser Fundamental Representations that exceed an amount equal to (x) the Fundamental Cap, minus (y) the amount of Seller Indemnified Party Losses previously recovered by the Seller Indemnified Parties pursuant to this Article IX or otherwise.

(c)                                  To the extent this Section 9.3 imposes or gives rise to obligations on the part of Purchaser with regards to Seller Indemnified Parties other than Seller Parent, Seller Parent shall be entitled to bring any and all claims on behalf of such Seller Indemnified Party under this Agreement (Liquidation eines Drittschadens).

Section 9.4                                    Third Party Claim Indemnification Procedures.

(a)                                 In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) Business Days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim.  The Indemnifying Party shall have fifteen (15) Business Days (or such fewer number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim.

(b)                                 In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall be entitled to defend the Indemnified Party by appropriate proceedings and shall have the power to direct and control such defense at its expense.  The Indemnified Party shall be entitled to, but not have any obligation to, participate in any such defense and to employ separate counsel of its choosing.  If the Indemnified Party elects to participate and employ separate counsel, the fees and expenses of such counsel shall not constitute Losses unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests or defenses between them or (ii) the Indemnified Party assumes the defense of a Third Party Claim pursuant to the first sentence of Section 9.4(c).  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of an Order that would materially restrict or otherwise materially adversely affect the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Law by the Indemnified Party or any of its Affiliates, (iii) except to the extent within the Deductible, any monetary Liability of the Indemnified Party that will not be fully and promptly indemnified hereunder by the Indemnifying Party, or (iv) such Indemnified Party not being completely and unconditionally released from any and all Liabilities claimed in such Third Party Claim.

(c)                                  If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its election to so defend or otherwise, or (ii) after assuming the defense of a

Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) Business Days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall be entitled to, but shall not be obligated to, assume such defense; provided that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming such defense.  The Indemnified Party shall not settle, compromise or offer to settle or compromise any Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.

(d)                                 The Indemnified Party and the Indemnifying Party shall cooperate reasonably in the defense of a Third Party Claim, including by providing reasonable access to each other’s relevant information, business records and other documents, and employees; provided that any costs and expenses related to the defense of a Third Party Claim incurred by the Indemnified Party shall be counted as Losses.

(e)                                  The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause employees, counsel and others representing any party to a Third Party Claim to avoid production or disclosure of information that would reasonably be expected to cause the loss or waiver of the protection of any attorney-client privilege, attorney work product privilege or other relevant legal privilege.

Section 9.5                                    Direct Claims.  If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto as soon as reasonably practicable, but in any event no more than twenty (20) Business Days after the Indemnified Party becomes aware of circumstances indicating that the Indemnified Party has incurred or could reasonably be expected to incur Losses in respect of which it is entitled to indemnification hereunder; provided, however, that the failure timely to give notice of a Direct Claim pursuant to this Section 9.5 shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Direct Claim.  If the Indemnifying Party rejects all or any part of the Direct Claim or fails to respond within twenty (20) Business Days of such notice, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

Section 9.6                                    Mitigation.  Each Indemnified Party shall act in good faith and in a commercially reasonable manner to mitigate any Losses for which indemnification is provided pursuant to this Article IX upon and after becoming aware of any event which would reasonably be expected to give rise to any such Losses; provided, that the reasonable costs and expenses of such mitigation shall be included in the calculation of Losses subject to indemnification hereunder.  The Parties agree that the provisions of Section 254 German Civil Code (Bürgerliches Gesetzbuch - BGB) shall not apply to this Agreement.

Section 9.7                                    No Consequential Damages.  Notwithstanding anything to the contrary contained in this Agreement, following the Closing, other than with respect to claims arising from Fraud, no Person shall be entitled to recover from any Party, and Losses shall not include, any consequential, punitive, special, incidental or indirect damages, including lost profits, loss of future revenue or income, loss of business reputation or brand value, diminution of value or any damages based on any type of business valuation multiple, whether based on statute, contract, tort or otherwise, except as reimbursement to the extent such damages are awarded by a court of competent jurisdiction to a third party in connection with a Third Party Claim.

Section 9.8                                    Adjustments to Losses.

(a)                                 Insurance.  In calculating the amount of any Loss for which indemnification is provided pursuant to this Article IX, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person in each case relating to the Third Party Claim or the Direct Claim, net of any actual costs, expenses, deductibles, co-payments or increase premiums reasonably incurred in connection with securing or obtaining such proceeds, shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss; provided that such Indemnified Party shall, and shall cause its Affiliates to, use reasonable best efforts to recover such proceeds under any such insurance policy or pursuant to any such claim, recovery, settlement or payment by or against any other Person.  In the event that an Indemnified Party has any rights against a third party with respect to any occurrence, claim or loss that results in a payment by an Indemnifying Party under this Article IX, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided that until the Indemnified Party recovers full payment of the Loss related to any such Direct Claim, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment are hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party.  Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(b)                                 Cash Adjustment.  In calculating the amount of any Loss for which Purchaser is entitled to indemnification pursuant to this Article IX, the amount of any such Loss that has been included in the calculation of the Cash Consideration Amount pursuant to Section 2.10 shall be deducted.

(c)                                  Net Financial Benefit.  The amount of any and all Losses for which indemnification is provided pursuant to this Article IX shall be net of any Tax Benefit to which an Indemnified Party is entitled by reason of payment of such Loss (taking into account any Tax cost or reduction in such Tax Benefits by reason of receipt of the indemnification payment).  Such Tax Benefits shall be calculated based on the principles set forth in Section 7.1(b) unless such Tax Benefit has already reduced an indemnity claim of Purchaser against Seller Parent pursuant to Section 7.1(b) or has been compensated by Purchaser pursuant to Section 7.4(a)(iii) or Section 7.4(a)(iv).

(d)                                 No Duplication.  No Indemnified Party shall be entitled to recover more than once in respect of the same Loss (notwithstanding that such Loss may result from more than one of the matters described in Section 9.2 or Section 9.3, as the case may be).

Section 9.9                                    Payments.  The Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than three (3) Business Days following any final determination of such Loss and the Indemnifying Party’s liability therefor.  A “final determination” shall exist when (a) the Parties have reached an agreement in writing, or (b) a final and non-appealable Order with respect to such Loss or any dispute in respect thereof has been entered.

Section 9.10                             Sole and Exclusive Remedy; No Recourse Against Non-Parties.

(a)                                 In case any of a breach by any of the Parties to comply with its representations and warranties under this Agreement or a failure to comply with any of the covenants and undertakings set forth herein, other than in case of Fraud or willful misconduct (Vorsatz), the claims set forth in this Agreement shall be the Parties’ exclusive remedy and shall be exclusively governed by the stipulations of this Agreement, and the Parties hereby exclude and waive all other statutory, contractual, quasi-contractual or other claims, including, for the avoidance of doubt, on the grounds of Sections 434 et seq. of the German Civil Code (Bürgerliches Gesetzbuch — BGB) and agree that the representations and warranties made herein shall not qualify as guarantees (Beschaffenheitsgarantien) within the meaning of Sections 443 and 444 of the German Civil Code (Bürgerliches Gesetzbuch — BGB), against the one another and any of their current, former or future directors, managers, officers, liquidators, employees, shareholders, agents and advisors, including any right to issue a challenge (Anfechtung) or withdrawal (Rücktritt), reduce the purchase price (Minderung), or bring claims based on tort (Delikt), breach of contractual and pre-contractual duties (positive Forderungsverletzung, culpa in contrahendo) and frustration of contract (Störung der Geschäftsgrundlage), to the extent such liability may be excluded pursuant to applicable Law.  The statutory restrictions of Purchaser’s claims under this Agreement, including those pursuant to Section 442 German Civil Code (Bürgerliches Gesetzbuch - BGB) and Section 377 German Commercial Code (Handelsgesetzbuch - HGB) shall not apply under any circumstances (and for the avoidance of doubt, except for the matters specifically disclosed in the Seller Disclosure Schedule (subject to the limitations set forth therein), no knowledge or potential knowledge of Purchaser or any of its Representatives shall affect the rights of the Purchaser hereunder).  Following the Closing, neither Party shall assert against the other Party any claim, cause of action, right or remedy relating to this Agreement, the Contemplated Transactions or any document or instrument delivered in connection herewith or therewith, other than (i) claims, causes of action, rights or remedies pursuant to this Article IX or Article VII (subject to the terms, conditions and limitations hereof and thereof), (ii) claims, causes of action, rights or remedies on the basis that a Party has committed Fraud, (iii) claims, causes of action, rights or remedies pursuant to Section 11.9 with respect to covenants to be performed at or following the Closing and (iv) claims pursuant to the terms of any Ancillary Agreement.  Following the Closing, the claims, causes of action, rights and remedies enumerated in the previous sentence shall constitute the sole and exclusive claims, causes of action, rights and remedies available to the Indemnified Parties for any and all Losses or other claims relating to or arising out of this Agreement, the Contemplated Transactions and any document or instrument delivered in connection herewith or therewith, and shall supersede all other claims, causes of action, rights or remedies available at law or in equity (including any right of rescission).  Accordingly, effective as of the Closing, each Party hereby irrevocably waives and discharges, and releases each other Party, to the fullest extent permitted under applicable Law, from, all other claims, causes of action, rights or remedies relating thereto.

(b)                                 In addition to the provisions set forth in Section 9.10(a), and notwithstanding anything to the contrary in this Agreement (but subject to the final sentence of this Section 9.10(b)), this Agreement may only be enforced against, and any claims or causes of action and Proceedings that may be based on, arise out of or relate to this Agreement or the Contemplated Transactions, or the negotiation, execution or performance of this Agreement, may only be made against, the Parties, and no former, current or future Affiliates, directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives or employees of any Party, or any Debt Financing Sources (other than in connection with the Debt Commitment Letter) or any heirs, successors or permitted assigns of any of the foregoing (each, a “Non-Party”) shall have any liability for any obligations or liabilities of such Party or for any claim (whether in tort, contract or otherwise) based upon, arising out of, or relating to, this Agreement or the Contemplated Transactions or in respect of any representations and warranties made or alleged to be made in connection herewith.  Without limiting the rights of any Party against the other Party, in no event shall any Party or any of its Affiliates seek to enforce this Agreement, or assert any claims or causes of action based on, arising out of or relating to this Agreement or the Contemplated Transactions, or the negotiation, execution or performance of this Agreement, against any Non-Party, in each case subject to the final sentence of this Section 9.10(b).  Notwithstanding the foregoing, nothing in this Section 9.10(b) shall preclude any party to any Ancillary Agreement or the Confidentiality Agreement, from making any claim thereunder, to the extent permitted therein.

ARTICLE X

TERMINATION

Section 10.1                             Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written agreement of Purchaser and Seller Parent;

(b)                                 by either Purchaser or Seller Parent, upon written notice thereof, if the Closing shall not have occurred on or prior to August 20, 2020 (the “Outside Date”) so long as the terminating party is not in material breach of its obligations under this Agreement where such material breach is the principal cause of the failure of the Closing to have occurred by such date; provided, however, that the Outside Date shall be automatically extended for up to a maximum of two (2) additional periods of three (3) months each (each, a “Renewal Period”) if the condition to Closing set forth in Section 8.1 (Conditions to the Obligations of Purchaser and Seller Parent) has not been satisfied or waived prior to the original Outside Date or the end of the first Renewal Period, as the case may be, and such date, as so extended to the end of the first or second Renewal Period, as the case may be, shall be the “Outside Date”; and provided, further, that if (i) the Conditions Satisfaction Date has occurred prior to the Outside Date as it may have been extended pursuant to this Section 10.1(b) and (ii) the Closing Date shall not have occurred prior to such Outside Date, then the Outside Date shall be automatically extended to date on which the Closing is required to occur pursuant to Section 2.7.

(c)                                  by either Purchaser or Seller Parent, upon written notice thereof, if any Law or Order in any of the jurisdictions listed in Annex 13 permanently enjoining or otherwise prohibiting consummation of the Transaction shall have become final and non-appealable;

(d)                                 by Seller Parent, upon written notice to Purchaser, if there shall have been a breach by Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Purchaser set forth in this Agreement shall have become untrue, in each case such that any condition set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied, and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, Purchaser shall not have cured such breach within sixty (60) days after receipt of written notice thereof from Seller Parent stating Seller Parent’s intention to terminate this Agreement pursuant to this Section 10.1(d); provided, that Seller Parent shall not be entitled to terminate this Agreement pursuant to this Section 10.1(d) if there has been a breach by Seller Parent of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Seller Parent shall have become untrue, in each case such that any condition set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied; or

(e)                                  by Purchaser, upon written notice to Seller Parent, if there shall have been a breach by Seller Parent of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Seller Parent set forth in this Agreement shall have become untrue, in each case such that any condition set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, Seller Parent shall not have cured such breach within sixty (60) days after receipt of written notice thereof from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 10.1(e); provided, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 10.1(e) if there has been a breach by Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Purchaser shall have become untrue, in each case such that any condition set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied.

Section 10.2                             Effect of Termination.  In the event of the termination of this Agreement in accordance with Section 10.1, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to the other Party or their respective Affiliates, or their respective directors, officers or employees, except for the obligations of the Parties contained in this Section 10.2 and in Section 5.4(c), Section 5.13, Section 11.1, Section 11.3, Section 11.4, Section 11.6, Section 11.8, Section 11.10, Section 11.14 and Section 11.15 (and the related definitional provisions of Article I); provided, however, that nothing in this Section 10.2 shall relieve any Party from liability for any willful breach of this Agreement that arose prior to such termination.

ARTICLE XI

MISCELLANEOUS

Section 11.1                             Notices.  All notices, requests, instructions or other communications or documents to be given or made hereunder by any Party to the other Party shall be in writing and (a) served by personal delivery upon the Party for whom it is intended, (b) sent by an internationally recognized overnight courier service to the Party for whom it is intended or (c) sent by email, provided, that in the case of clause (c), the transmission of the email is promptly confirmed to the receiving party by telephone and is followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein:

to Purchaser:

Elanco Animal Health Incorporated
2500 Innovation Way
Greenfield, Indiana 46140
Attention:	Michael Bryant-Hicks
Telephone:	+1-877-352-6261
Email:	hicksmb@elanco.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:	Ariel Deckelbaum
Tarun Stewart
Telephone:	+1-212-373-3000
Email:	ajdeckelbaum@paulweiss.com
tstewart@paulweiss.com

and to:

Hengeler Mueller
Benrather Strasse 18-20
40213 Dusseldorf
Germany
Attention:	Dr. Maximilian Schiessl
Telephone:	+49 211 8304 435
Email:	maximilian.schiessl@hengeler.com

to Seller Parent:

Bayer Aktiengesellschaft
Kaiser-Wilhelm-Allee, Building Q26
D-51368 Leverkusen
Germany
Attention:	Dr. Christian Bank
Telephone:	+49 214 30-56428
Email:	christian.bank@bayer.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
1 New Fetter Lane
London EC4A 1AN
United Kingdom
Attention:	Matthew G. Hurd
Evan S. Simpson
Telephone:	+44 (0) 20 7959 8900
Email:	hurdm@sullcrom.com
simpsone@sullcrom.com

Sullivan & Cromwell LLP
Neue Mainzer Strasse 52
60311 Frankfurt am Main
Germany

Attention:	Carsten Berrar
Telephone:	+49 694 2725 200
Email:	berrarc@sullcrom.com

or to such other Person or address as has been designated in writing by the Party to receive such notice provided above.  Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving party (x) upon actual receipt, if delivered personally, (y) on the second (2nd) Business Day after deposit with an overnight courier, if sent by an overnight courier, or (z) upon confirmation of successful transmission if sent by email and followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein.  Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 11.1.

Section 11.2                             Amendment; Waiver.  Subject to Section 11.15, any provision of this Agreement (including this Section 11.2) may be amended or waived if and only if such amendment or waiver is in writing and signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law except as otherwise specifically provided in Article IX hereof.

Section 11.3                             No Assignment or Benefit to Third Parties.

(a)                                 This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Subject to the provisions of Section 2.14, no Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party, except that (i) either Party may assign any and all of its rights under this Agreement or any Ancillary Agreement to one or more of its wholly owned Subsidiaries (but no such assignment shall relieve such Party of any of its obligations hereunder or thereunder); (ii) subject to Section 11.3(b), Seller Parent may transfer or retain its rights and obligations as a Holder under Annex 27 (in whole or in part) with respect to any Registrable Securities to any transferee who is a Holder (and any transferee may transfer or retain such rights and obligations with respect to any Registrable Securities to any subsequent transferee who is a Holder) without the prior written consent of Purchaser; provided, however, that the transferee shall have agreed to be bound by the applicable terms of Annex 27 with respect to such Registrable Securities; and (iii) any obligation of any Party to any other Party under this Agreement, or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.  Any attempted assignment or delegation of this Agreement not effected in accordance with this Section 11.3 shall be null and void.

(b)                                 Any assignment to a transferee of Registrable Securities pursuant to Section 11.3(a) shall be effective upon receipt by Purchaser of written notice from the transferring Holder stating the name and address of any transferee and identifying the number of shares of Registrable Securities with respect to which the rights under this Agreement are being transferred together with such Registrable Securities and the nature of the rights so transferred.

(c)                                  Subject to Section 11.15, each Party hereby agrees that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Party and its successors and permitted assigns and this Agreement is not intended to, and does not, confer upon any Person other than the Parties and such successors and permitted assigns any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, however, that the Affiliates of each Party and its and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives and employees and their heirs, successors and permitted assigns, shall be third party beneficiaries of, and shall be entitled to rely on, Section 9.10 (Sole and Exclusive Remedy; No Recourse Against Non-Parties) and the Affiliates of each Party which are parties to any Local Agreement shall be third party beneficiaries of, and entitled to rely on, Section 5.9(b) (Local Agreements).

Section 11.4                             Entire Agreement.  This Agreement and the Ancillary Agreements (in each case, together with the annexes, schedules and exhibits thereto) collectively contain the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing and is hereby amended accordingly.  No Party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein.  The Parties expressly disclaim reliance on any information, statements, representations or warranties made by any Party regarding the subject matter of this Agreement other than the terms of this Agreement.  In the event of any conflict between the terms of this Agreement and the terms of any Ancillary Agreement, the terms of this Agreement shall prevail.  Neither Party shall, or permit its respective Affiliates to, enforce or attempt to enforce, or otherwise use or introduce into evidence, the “entire agreement” clause in any Ancillary Agreement in any manner which could challenge, question or impair the validity or enforceability of this Agreement or any Ancillary Agreement, or, in each case, any terms hereof or thereof.

Section 11.5                             Payments.  Except as otherwise expressly provided in this Agreement, any payment to be made by one Party to the other Party in connection with this Agreement shall be made in Euro.

Section 11.6                             Expenses.  Except as otherwise expressly provided in this

Agreement, whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement shall be borne by the Party incurring such costs and expenses.

Section 11.7                             Bulk Sales.  Each Party hereby waives compliance with any applicable bulk sale or bulk transfer Laws of any jurisdiction in which any of the Transferred Assets are located to the extent that such Law is applicable to the Contemplated Transactions.

Section 11.8                             Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a)                                 Subject to Section 11.15, this Agreement shall be governed by and construed in accordance with the Laws of the Federal Republic of Germany excluding its conflict of laws provisions and excluding the UN Convention on the International Sale of Goods (CISG).

(b)                                 Subject to Section 11.15, any controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be settled by arbitration administered by the International Chamber of Commerce in accordance with its Rules of Arbitration excluding any Expedited Procedure Provisions (as defined in the Rules of Arbitration), which shall not apply.  The number of arbitrators shall be three, one of whom shall be appointed by each of the Parties and the third of whom, who shall act as chairperson, shall be selected by mutual agreement of the co-arbitrators, if possible, within thirty (30) days of the selection of the second arbitrator and thereafter by the administering authority and the place of arbitration shall be Paris, France.  The language of the arbitration shall be English and the award shall be rendered in English, but documents or testimony may be submitted in another language if a translation is provided.  The arbitration award rendered by the arbitrator(s) shall be final and binding on the Parties.  The arbitrator(s) may make an award of the costs of the arbitration, including any legal fees.  Judgment on the award may be entered in any court having jurisdiction thereof.  Except as may be required by law, neither a Party nor its representatives nor a witness nor an arbitrator may disclose the existence, contents or results of any arbitration hereunder without the prior written consent of both Parties, except to the extent necessary to the conduct of the arbitration or permitted court proceedings, or as required by law (including securities laws).  Each Party hereby irrevocably agrees that service of all pleadings or process in connection with any proceedings, wherever brought, for the recognition and enforcement of any award resulting from an arbitration brought pursuant to this Section 11.8(b), or any judgment, of any jurisdiction, resulting therefrom may be made in accordance with Section 11.1.

Section 11.9                             Specific Performance.  Notwithstanding any of the indemnification obligations of the Parties under this Agreement, the Parties acknowledge and agree that the rights of each Party to consummate the Contemplated Transactions are unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy.  The Parties therefore agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

Section 11.10                      Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.  The preceding sentence shall also apply in the event the Agreement contains any unintended gaps (Regelungslücken).  Section 139 German Civil Code (Bürgerliches Gesetzbuch — BGB) shall not apply to this Agreement.

Section 11.11                      Waiver of Conflicts Regarding Representations.  Purchaser hereby waives, and shall cause its Affiliates (including the Transferred Entities after Closing) to waive, and shall not, and shall cause its Affiliates (including the Transferred Entities after Closing) not to, assert any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Share Sellers any of their respective Affiliates, or any of their respective officers, employees or directors (any such person or entity, a “Designated Person”) in any matter involving this Agreement, the Ancillary Agreements or the Contemplated Transactions, by any legal counsel, including Sullivan & Cromwell LLP (“Prior Company Counsel”), currently representing any Designated Person in connection with this Agreement, the Ancillary Agreements or the Contemplated Transactions (the “Current Representation”).  Without limiting the foregoing, Purchaser, on behalf of itself and its Affiliates (including the Transferred Entities following the Closing) agrees that, following the Closing, Prior Company Counsel may serve as counsel to any Designated Person in connection with any matters related to this Agreement, the Ancillary Agreements and the Contemplated Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement, the Ancillary Agreements or the Contemplated Transactions notwithstanding any representation by Prior Company Counsel prior to the Closing, and Purchaser, on behalf of itself and its Affiliates (including the Transferred Entities following the Closing), hereby agrees that, in the event that a dispute arises after the Closing between Purchaser or any Transferred Entity, on the one hand, and any Designated Person, on the other hand, Prior Company Counsel may represent one or more Designated Persons in such dispute even though the interests of such Person(s) may be directly adverse to Purchaser or any Transferred Entity and even though Prior Company Counsel may have represented a Transferred Entity in a matter substantially related to such dispute.

Section 11.12                      Non-Assertion of Attorney-Client Privilege.  Purchaser hereby waives, and shall cause its Affiliates (including the Transferred Entities following the Closing) to waive, and shall not, and shall cause its Affiliates (including the Transferred Entities following the Closing) not to, assert any attorney-client privilege with respect to any communication between any Prior Company Counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Purchaser, the Transferred Entities and their respective Affiliates, it being the intention of the Parties that all rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by Share Sellers.  Furthermore, Purchaser acknowledges and agrees that any advice given to or communication with any of the Designated Persons with respect to the Current Representation shall not be subject to any joint privilege and shall be owned solely by the applicable Share Seller.  Notwithstanding any other provision in this Agreement or the Ancillary Agreements, the portion of the Books and Records of the Transferred Entities containing any such privileged communications shall be excluded from the Transaction, and shall be distributed to the applicable Share Sellers (on behalf of the applicable Designated Persons) immediately prior to the Closing with no copies retained by the Transferred Entities.  If any such communications are thereafter discovered in the Books and Records of the Transferred Entities, they shall be promptly tendered to the Share Sellers, without retaining copies, and Purchaser agrees (including on behalf of its Affiliates) that any applicable privilege shall remain intact notwithstanding.  Purchaser hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel.  This Section 11.12 shall be irrevocable, and no term of this Section 11.12 may be amended, waived or modified, without the prior written consent of Share Sellers and their Affiliates and Prior Company Counsel affected thereby.

Section 11.13                      Fulfillment of Obligations.  Whenever this Agreement requires a Subsidiary or an Affiliate of a Party to take any action, such requirement shall be deemed to include an undertaking on the part of such Party to cause such Subsidiary or Affiliate to take such action.

Section 11.14                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 11.15                      Debt Financing Sources.  Notwithstanding anything in this Agreement to the contrary, but in all cases subject to and without in any way limiting the rights and claims of Purchaser or its Affiliates under and pursuant to any Debt Commitment Letter or the rights of Seller Parent to seek specific performance of the obligations of Purchaser hereunder, including under Section 11.9, or for Seller Parent to otherwise enforce its rights hereunder, each Party hereby:

(a)                                 agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, in any way arising out of or relating to this Agreement, any Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of, and shall be brought and heard and determined exclusively in, the Federal and New York State courts located in the Borough of Manhattan within the City of New York;

(b)                                 agrees that any such Proceeding contemplated by Section 11.15(a) shall be governed by the Laws of the State of New York without giving effect to any conflicts of Law principles of such state that would apply the Laws of another jurisdiction, except as otherwise expressly provided in the Debt Commitment Letter;

(c)                                  agrees not to bring, or support any person to bring, or permit any of its Affiliates to bring or support any person to bring, any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to this Agreement, any Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than the Federal and New York State courts located in the Borough of Manhattan within the City of New York;

(d)                                 agrees that service of process upon it in any such Proceeding contemplated by Section 11.15(a) shall be effective if notice is given in accordance with Section 11.1;

(e)                                  irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any such Proceeding contemplated by Section 11.15(a) in any such court;

(f)                                   knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, any Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder;

(g)                                  agrees that none of the Debt Financing Sources will have any liability to Seller Parent, any of its Subsidiaries or any of their respective Representatives (in each case, other than Purchaser or its Subsidiaries) in any way relating to or arising out of this Agreement, any Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise;

(h)                                 agrees that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, this Section 11.15 and any of the provisions in this Agreement reflecting the agreements in this Section 11.15; and

(i)                                     agrees that the provisions in this Section 11.15 and the definition of “Debt Financing Sources” (and any other provisions of this Agreement to the extent a modification thereof would adversely modify the substance of any of the foregoing as it affects the Debt Financing Sources) shall not be amended, waived or otherwise modified, in each case, in any way adverse to the Debt Financing Sources without the prior written consent of each of the Debt Financing Sources constituting “arrangers” in respect of the Debt Financing.

“Debt Financing Sources” means the agents, arrangers, bookrunners, underwriters, lenders and other entities that have committed to provide the Debt Financing, and the parties to any Debt Commitment Letters, joinder agreements, credit agreements, purchase agreements or indentures related to any Debt Financing, together with their respective Affiliates and their and their respective Affiliates’ current or future general or limited partners, stockholders, managers, members, agents, officers, directors, employees, advisors, partners, members, managers, controlling persons and representatives and their respective successors and assigns.

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Definitions

“2018 Elanco Stock Plan” means the stock plan of Purchaser adopted by its board of directors on September 5, 2018 and as filed with the SEC on September 20, 2018.

“401(k) Plan” means a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code.

“Accounts Payable” has the meaning specified in the Seller Accounting Guideline.

“Accounts Receivable” has the meaning specified in the Seller Accounting Guideline.

“Active Ingredient” means any active ingredient to be supplied by Seller Parent or a Retained Subsidiary to the Business pursuant to a Supply Agreement.

“Additional Clearance” means any filing or approval under any Antitrust Laws applicable to the Contemplated Transactions or any other notice or filing required or requested by any Government Entity in relation thereto.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.  For clarity, the Transferred Entities shall be deemed to be Affiliates of Purchaser, and not Affiliates of Seller Parent, following the Closing.

“Agreement” means this Share and Asset Purchase Agreement, including the Annexes, Schedules and Exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Agriculture Exclusion Field” means the research, development, breeding, propagation, manufacturing, commercialization, regulatory approval and registration, processing, distribution, marketing, licensing and commercial sale (as applicable) of (i) agricultural crop seeds, (ii) genetic events that cause any plant to be tolerant of any product containing an agricultural chemical or to better resist insects and other pests and (iii) agricultural products to control, deter and/or prevent diseases and the growth of or kill undesired plants, insects and nematodes in any or all developmental forms and in any or all application modes.

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“Ancillary Agreements” means those agreements the forms of which are set forth in Exhibits 2 through 19 and each other agreement required to be entered into pursuant hereto or thereto.

“Animal Health Environmental Products” means the products set forth on Annex 21.

“Animal Health Field” means the diagnosis, prevention, palliation, mitigation, cure or treatment of any disease, disorder, syndrome, or condition (including pest infestation) in, or the enhancement or protection of the health and productivity of, non-human animals (and not, for clarity, humans), including the treatment of non-human animals that may indirectly impact the health of humans, including uses for food safety, nutrition and/or environmental and vector-borne disease control where such disease control may impact non-human animals or humans.  For clarity, the Animal Health Field does not include (i) uses in non-human animals for the research, development, manufacture or commercialization of any products to diagnose, prevent, palliate, or treat any disease, disorder, syndrome or condition in humans or (ii) the Agriculture Exclusion Field.

“Anti-Bribery Law” means (i) the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations issued thereunder, (ii) any other applicable Law enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (iii) any other statutory Law enacted in any of the jurisdictions listed in Annex 13 to punish or prohibit bribery.

“Anti-Money Laundering Law” means all applicable Laws relating to money laundering, terrorist financing or transactions involving the proceeds of illegal activities.

“Antitrust Laws” means RoW Antitrust Laws and U.S. Antitrust Laws, collectively.

“Applicable Ancillary Agreements” means, with respect to any Person, the Ancillary Agreements to which such Person is contemplated to be a party.

“Applicable Authority” means, with respect to any Regulatory Clearance, the Government Entity charged with reviewing or analyzing the related Regulatory Notice, granting or withholding such Regulatory Clearance or supervising the regulatory process with respect to such Regulatory Clearance.

“Assumed Environmental Liabilities” means any and all Environmental Liabilities, other than the Excluded Environmental Liabilities, whether arising before, on or after the Closing Date, and whether or not known as of the date of this Agreement, relating to, resulting from or arising out of the Business Assets, the conduct of the Business or, with respect to the Business’s operations, the present or past use of the Business Owned Real Property or the Business Leased Real Property.

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“Assumed Rebate Liabilities” means any Liabilities of Seller Parent and the Retained Subsidiaries arising under the Rebate Programs from the sale of the Business Products by or on behalf of Seller Parent or any of its Subsidiaries or any Transferred Entity prior to or after Closing.

“BAH GmbH” means Bayer Animal Health GmbH.

“Base Cash Consideration Amount” means an amount equal to five billion three hundred and twenty million Dollars ($5,320,000,000).

“Baseline Share Number” equals the quotient of (x) the Share Consideration Value divided by (y) the Initial Share Price.

“Bayer Marks” means anywhere in the world, all Trademarks comprising  “BAYER-CROSS” (name BAYER in form of a cross within a circle) and any Trademarks that contain the BAYER-CROSS, or the word “Bayer,” or the syllables “BAY” or “BAI” either as prefix, infix or suffix that is used by Seller Parent to designate “Bayer” (but not otherwise the sequence of such letters or any word that constitutes or contains such letters), as well as any orthographic or phonetic equivalent of them in countries where different alphabets or transliterations are used.

“Bayer Restructuring Principles” means the principles of the “Gemeinsame Erklärung des Vorstandes der Bayer AG und der Arbeitnehmervertreter im Aufsichtsrats der Bayer AG zur Zukunftssicherung Bayer 2025,” dated November 29, 2018, as set forth in Annex 32.

“Benefit Plan” means each written collective employee benefit or compensation plan, contract, policy or arrangement  sponsored or maintained, or required to be contributed to, by Seller Parent or any of its Subsidiaries covering Business Employees, including any trust instruments and insurance contracts forming a part thereof, any medical, health, deferred compensation, retirement, pension, supplemental retirement, stock option, stock purchase, stock appreciation rights, stock based incentive, bonus, disability, life, vacation and severance plans and all severance, retention, employment and change in control agreements, and all amendments thereto, but excluding any plans sponsored by a Government Entity pursuant to applicable Law.

“Blue Material Adverse Effect” means a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole; provided, however, that, except as expressly set forth below, none of the following, and no change, effect, event, occurrence or development resulting from or arising out of the following, shall constitute or be taken into account in determining whether a Blue Material Adverse Effect has occurred:

(A)                               changes in the economy or financial, debt, credit or securities markets generally in the United States, the United Kingdom, the European Union, or elsewhere, including changes in interest or exchange rates;

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(B)                               changes generally affecting the industries in the United States, the United Kingdom, the European Union or elsewhere in which the Business operates;

(C)                               changes or proposed changes in IFRS, German or United States generally accepted accounting principles or other accounting standards or interpretations thereof or in any Law of general applicability, or interpretations thereof;

(D)                               changes in any political conditions (including tariffs, trade barriers or other changes in trade policy), acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing;

(E)                                weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics, floods or other natural disasters);

(F)                                 the effect of seasonal changes on the assets, liabilities, results of operations or financial condition of the Business;

(G)                               any failure by the Business to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by Seller Parent or any of its Subsidiaries or by independent third parties) for any period; provided that the exception in this clause (G) shall not prevent or otherwise affect a determination that any underlying change, effect, event, occurrence or development that is the cause of such failure has resulted in a Blue Material Adverse Effect;

(H)                              the announcement, pendency or consummation of this Agreement or the Contemplated Transactions, including the impact thereof on relationships with employees and labor unions and relationships with customers, suppliers and distributors or other Persons; provided that the exception in this clause (H) shall not apply to references to “Blue Material Adverse Effect” in the representations and warranties set forth in Section 3.6; and

(I)                                   the failure on the part of Seller Parent or any of its Subsidiaries to take any action as a result of the restrictions set forth in Section 5.2(a) if Seller Parent in good faith requested that Purchaser consent to such action and Purchaser unreasonably withheld, delayed or conditioned its consent to such requested action;

provided, however, that with respect to clauses (A), (B), (D) and (E) above, such change, effect, event, occurrence or development does not have a disproportionate adverse effect on the Business, taken as a whole, relative to participants in the industries or geographic locations in which the Business operates.

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“Books and Records” means all books, ledgers, files, reports, plans, records, manuals, Data, correspondence and other materials (in any form or medium) of, or maintained for, the Business but excluding any such items to the extent (i) they are included in the Business Product Authorization Data or the Business Employees’ records, (ii) they are primarily related to any Excluded Assets or Excluded Liabilities, (iii) any Law prohibits their transfer or (iv) any transfer thereof otherwise would subject Seller Parent or any Retained Subsidiary to any material liability.

“Business” means Seller Parent’s and its Subsidiaries business in the Territory, as of the date of this Agreement, of discovery, research, development, registration, manufacturing, formulating, packaging, distributing, marketing, promotion, licensing sale and/or commercialization for use in the Animal Health Field of pharmaceuticals (including parasiticides, antimicrobials, anti-inflammatories, analgesics, hormones, psychotropic), specialty products (including immunomodulators, cardiovascular, antiemetics, bile and liver therapy, functional gastrointestinal disorders, laxatives and metabolic disorder treatments), nutritionals (including vitamins, feed supplements, feed additives, medicinal feed additives), performance enhancers, cosmetics (such as shampoos), disinfectants (including water and surface treatments), biologicals (vaccines), diagnostics, the Animal Health Environmental Products and other products and their constituents, but not including (i) the Distribution Products or (ii) any Other Environmental Products.

“Business Assets” means (i) the Transferred Assets and (ii) all assets owned by the Transferred Entities other than Excluded Assets.

“Business Contracts” means (i) the Transferred Contracts and (ii) each Contract to which a Transferred Entity is a party and which is not an Excluded Asset.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the County of New York, the State of Indiana or Frankfurt am Main, Germany are authorized or obligated by applicable Law or executive order to close.

“Business Employee” means each (i) employee of Seller Parent or any of its Subsidiaries including the Transferred Entities who, as of the date of this Agreement, dedicates more than fifty percent (50%) of his business time to the Business, which employees are listed in Annex 14A; (ii) employee who is mutually agreed as between Seller Parent and Purchaser at least five (5) Business Days prior to the Closing to be a replacement for any employee originally identified in the preceding clauses, as a result of such replaced employee’s termination of employment with Seller Parent or any of its Subsidiaries; and (iii) employee mutually agreed by Purchaser and Seller Parent after the date of this Agreement.  The term “employee” shall include executive employees and persons comparable to executive employees who are listed in Annex 14A, even if not considered employees under applicable Law.

“Business Fixtures and Equipment” means (i) the Transferred Fixtures and Equipment and (ii) all furniture, furnishings, vehicles, equipment, computers, tools and

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other tangible personal property of the Transferred Entities (other than Business Inventory or Excluded Assets), wherever located, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person.

“Business Intellectual Property” means (i) the Transferred Intellectual Property and (ii) the Business Patents (other than the Transferred Patents), the Business Trademarks (other than the Transferred Trademarks) and all other Intellectual Property (other than the Transferred Intellectual Property) owned by the Transferred Entities. For the avoidance of doubt, “Business Intellectual Property” includes all technical know-how and other technical Trade Secrets, Copyrights and Data (other than Product Authorization Data) that is (a) (1) owned by Seller Parent or any of its Subsidiaries; and (2) directed to the synthesis, formulation, research, development, testing, manufacturing or other production of (A) the Seresto® collars, or (B) chewable technology for any chewable Business Products; provided, that such know-how, other Technical Trade Secrets, Copyrights or Data shall not include any know-how, other Technical Trade Secrets, Copyrights or Data that are generic or generally applicable to products other than such Business Products, or (b) (1) owned by Seller Parent or any of its Subsidiaries; and (2) exclusively related to or dedicated to the synthesis, formulation, research, development, testing, manufacturing or other production of any of the following Active Ingredients: (A) Butaphosphan, Enrofloxacin, Pradofloxacin Anhydrate, Flumethrin, or Pradofloxacin Trihydrate, (the “Exclusive APIs”), or (B) the specific grades of Imidacloprid or of Permethrin, in each case, that meet the specifications to be set forth in the applicable Supply Agreement (the “Exclusive Grade APIs”); provided, that such know-how, other technical Trade Secrets, Copyrights or Data shall not include any know-how, technical Trade Secrets, Copyrights or Data that are (x) generic or (y) generally applicable to active ingredients other than the Exclusive APIs or Exclusive Grade APIs.

“Business Inventory” means the Transferred Inventory and the Transferred Entity Business Inventory.

“Business Leased Real Property” means all real property that is the subject of the Business Leases.

“Business Leases” means (i) the Transferred Leases and (ii) those leases and subleases governing the real property used or leased by the Transferred Entities, owned by Persons other than Seller Parent or any of its Subsidiaries and listed in Annex 15.

“Business Owned Real Property” means (i) the Transferred Owned Real Property and (ii) the real property which is owned by the Transferred Entities and listed in Annex 17.

“Business Patents” means only (i) the Transferred Patents and (ii) all Patents owned by the Transferred Entities as of  the  date hereof, including as listed in Part B of Annex 18, together with all Patents filed by, issued to or acquired by any Transferred Entity between the date hereof and the Closing, in each

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case, including (x) Patents issuing from patent applications included in the foregoing or otherwise claiming priority from, sharing priority with or from which priority is claimed by any such patent applications and (y) counterparts thereof.

“Business Permits” means (i) the Transferred Permits and (ii) all Permits (other than Product Authorizations) held by the Transferred Entities which are Related to the Business.

“Business Pipeline Products” means (i) the Grandfathered Compounds, (ii) the Compounds licensed to Purchaser pursuant to the Late Stage License Agreements (within the scope of such licenses), (iii) any Compounds that are the subject of an existing research and development collaboration with a third party pursuant to a Business Contract and (iv) any research pipeline project(s) of the Business that is conducted solely by a Transferred Entity (i.e., not in collaboration with Seller Parent or any of its Subsidiaries, or any third party) existing as of the date hereof, or commenced between the date hereof and the Closing.

“Business Plan” means the Project Explorer — Business Case Model made available to Purchaser prior to the date of this Agreement and as attached hereto as Exhibit 25.

“Business Product Authorization Data” means (i) the Transferred Product Authorization Data and (ii) all Product Authorization Data in the possession of the Transferred Entities, whether in tangible or electronic form, and all technical and other information contained therein.  For the avoidance of doubt, “Business Product Authorization Data” includes all Product Authorization Data exclusively related to or dedicated to (i) the Exclusive APIs or (ii) the Exclusive Grade APIs (excluding any Product Authorization Data that is (x) generic or (y) generally applicable to active ingredients other than the Exclusive APIs or Exclusive Grade APIs) ((x) and (y) collectively, the “Exclusive API Data”).  For clarity and without limitation, the “Business Product Authorization Data” includes the Product Authorization Data listed on Annex 30, together with any foreign equivalents thereof.

“Business Product Authorizations” means (i) the Transferred Product Authorizations and (ii) all Product Authorizations and pending applications for Product Authorizations owned by the Transferred Entities and any amendments or supplements thereto.

“Business Products” means all commercialized products which are Related to the Business, including the Animal Health Environmental Products.

“Business Rebate Liabilities” means any Liabilities of the Transferred Entities arising under the Rebate Programs from the sale of the Business Products by or on behalf of Seller Parent or any of its Subsidiaries or any Transferred Entity prior to or after Closing.

“Business Trademarks” means only (i) the Transferred Trademarks and (ii) all Trademarks owned by the Transferred Entities as of the date of this Agreement,

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including as listed in Part B of Annex 19, together with all Trademarks filed by, issued to or acquired by any Transferred Entity between the date hereof and the Closing.

“Butaphosphan” means the compound 2-(butylamino)propan-2-yl-hydroxy-oxophosphanium.

“Cash Consideration Amount” means an amount in Dollars equal to the sum of:

(A)                               the Base Cash Consideration Amount;

(B)                               plus the Closing Working Capital Adjustment Amount;

(C)                               plus the Closing Intercompany Trade Accounts;

(D)                               plus the Closing Net Financial Indebtedness;

(E)                                plus the Closing Net Pension Liabilities; and

(F)                                 plus the Closing Net Tax Position;

provided that, in calculating the Cash Consideration Amount, the amounts set forth in (B) through (F) above shall be converted from Euro into Dollars using the Reference Exchange Rate as of the date which is one (1) day prior to the Closing Date.

“Change of Control and Retention Payments” means all change of control and retention bonuses that are payable to any Business Employee solely upon the consummation of the Transaction pursuant to any arrangements entered into by Seller Parent and its Subsidiaries prior to the Closing.

“Closing” means the consummation of the Transaction as described in Section 2.1.

“Closing Accounts Time” means 12:01 a.m. (Central European time) on the Closing Date.

“Closing Intercompany Trade Accounts” means an amount in Euro in respect of Accounts Payable and Accounts Receivable among the Transferred Entities, on the one hand, and Seller Parent and the Retained Subsidiaries, on the other hand, in each case calculated as of the Closing Accounts Time and in accordance with the Intercompany Accounts Provisions.

“Closing Net Financial Indebtedness” means an amount in Euro, which may be positive or negative, equal to the aggregate cash of the Transferred Entities minus the aggregate financial indebtedness of the Transferred Entities as of the Closing Accounts Time, calculated in accordance with the Net Financial Indebtedness Provisions.

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“Closing Net Pension Liabilities” means an amount in Euro, which may be positive or negative, equal to the Closing Pension Assets minus the Closing Pension Liabilities.

“Closing Net Tax Position” means the net amount in Euro, as of the Closing Accounts Time, of those items which are to be accounted for in the relevant accounts as indicated in Tax Provisions.

“Closing Pension Assets” means an amount in Euro in respect of the Pension Arrangements calculated as of the Closing Accounts Time and in accordance with the Pension Assets and Liabilities Provisions.

“Closing Pension Liabilities” means an amount in Euro in respect of the Pension Arrangements calculated as of the Closing Accounts Time and in accordance with the Pension Assets and Liabilities Provisions.

“Closing Share Price” means, with respect to any Trading Day, the volume weighted average trading price of Purchaser Common Shares on the NYSE composite transactions reporting system for twenty (20) consecutive Trading Days ending on and including such Trading Day.

“Closing Working Capital Adjustment Amount” means an amount in Euro, which may be positive or negative, equal to (i) the Closing Working Capital Amount minus (ii) the Closing Working Capital Target.

“Closing Working Capital Amount” means an amount in Euro, which may be positive or negative, equal to the working capital of the Business as calculated as of the Closing Accounts Time and in accordance with the Working Capital Provisions.

“Closing Working Capital Target” means an amount equal to two hundred and eighty-one million Euro (€281,000,000); provided that if any amendment to the BKA Policy between the date of this Agreement and the Closing Date results in a material change in the method of calculation of the Closing Working Capital Amount, the amount of the Closing Working Capital Target set forth above shall be replaced by a suitable and equitable amount in order to reflect the effect of such amendment.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Completion of Regulatory Process” means, with respect to any Regulatory Clearance, that any of the following shall have occurred:

(A)                               the Applicable Authority shall have determined that there are no unresolved concerns with respect to the Transaction that are within the scope of the Applicable Authority’s authority, and Seller Parent and Purchaser shall have received written notice from the Applicable Authority that governmental or regulatory review or other action with respect to such Regulatory Clearances has been concluded and that, subject to any conditions that may be required by the

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Applicable Authority, no action will be taken to suspend or prohibit the Transaction;

(B)                               Seller Parent and Purchaser shall have received written notice from the Applicable Authority that the Transaction is not a transaction covered by the Law applicable to such Regulatory Clearance; or

(C)                               The Applicable Authority shall have sent a report to another Government Entity or executive thereof (an “Applicable Executive”) requesting a decision, determination or action provided for by the Law applicable to such Regulatory Clearance, and either (i) the period during which such Applicable Executive may announce his, her or its decision to take action to suspend, prohibit or place any limitations on the Transaction shall have expired without any action to suspend or prohibit the Transaction being threatened, announced or taken, or (ii) such Applicable Executive shall have announced a decision, subject to any conditions that may be required by the Applicable Authority or the Applicable Executive, not to, or otherwise declined to, take any action to suspend or prohibit the Transaction.

“Compound” shall have the meaning set forth in the R&D Collaboration Agreement.

“Compound Set” shall have the meaning set forth in the R&D Collaboration Agreement.

“Confidentiality Agreement” means the confidentiality agreement between Seller Parent and Purchaser, dated May 7, 2019, attached hereto as Annex 29, as amended from time to time.

“Consent” means any consent, license, permit, waiver, approval, authorization or order of, or filing or registration with, or notification to, any Person that is not a Government Entity or an Affiliate of Seller Parent or Purchaser.

“Consideration Allocation” means the allocation of the Transaction Consideration specified in Annex 24.

“Consideration Shares” means such number of duly authorized, validly issued, fully paid and non-assessable Purchaser Common Shares, rounded upward to the next whole number, equal to the sum of (A) the quotient of (i) the Share Consideration Value, divided by (ii) the Closing Share Price on the Trading Day immediately preceding the Closing Date (such quotient, the “Base Consideration Share Number”) plus (B) the Dividend Equalization Number; provided that (x) if the Base Consideration Share Number is greater than or equal to the Maximum Share Number, then the number of Consideration Shares shall be equal to the Maximum Share Number plus the Dividend Equalization Number, and (y) if the Base Consideration Share Number is less than or equal to the Minimum Share Number, then the number of Consideration Shares shall be equal to the Minimum Share Number plus the Dividend Equalization Number.

Annex 1-10

“Contract” means any contract, agreement, lease, easement, license, sales order, purchase order, or any other binding contractual or quasi-contractual obligation, commitment or understanding, whether oral or written, other than Permits, Consents or any Benefit Plan.

“Covered Ancillary Agreement” means those agreements the forms of which are set forth in Exhibits 2 through 4 and 11 through 17B.

“CPA Firm” means KPMG, or another firm of independent certified public accountants as to which Seller Parent and Purchaser shall mutually agree.

“Current Employment Terms” means, for any Business Employee (a) salary (or wages) no less than the salary (or wages) provided to such Business Employee immediately prior to the Closing Date, (b) incentive bonus opportunities (including, without limitation, commission, bonus, short-term, long-term, cash-based and equity-based opportunities but excluding retention bonuses and transaction-based compensation) that are no less favorable in the aggregate than the incentive bonus opportunities provided to such Business Employee immediately prior to the Closing Date, (c) employee benefits (including benefits pursuant to defined benefit pension plans and retiree welfare benefits or any true-up payments in lieu thereof but excluding severance benefits) that are no less favorable in the aggregate than those provided to such Business Employee immediately prior to the Closing Date, (d) severance benefits that are no less favorable than those provided under the severance policy or practice applicable to such Business Employee immediately prior to the Closing Date, (e) the same work location (or such other work location no more than a thirty-five (35) kilometer driving distance from the current work location) applicable to such Business Employee immediately prior to the Closing Date, and (f) the same or substantially similar position and the continued sponsorship of existing visas applicable to such Business Employee immediately prior to the Closing Date.

“Data” means all data of any and all types and all databases, compilations and collections of data in any forms or mediums, whether machine readable or otherwise.

“date of this Agreement” or “date hereof” means August 20, 2019.

“Deferred Cash Adjustment Amount” means, with respect to any Interim Commercialization Country, an amount in Dollars calculated only with respect to the Transferred Assets, Assumed Liabilities and Transferred Employees in such Interim Commercialization Country as of the applicable Deferred Closing Date equal to the sum of:

(A)                               the Closing Working Capital Amount;

(B)                               plus the Closing Intercompany Trade Accounts; and

(C)                               plus the Closing Net Pension Liabilities;

Annex 1-11

provided that, in calculating any Deferred Cash Adjustment Amount, the amounts set forth in (A) through (C) above shall be converted from Euro into Dollars using the Reference Exchange Rate as of the date which is one (1) day prior to the applicable Deferred Closing Date.

“Defined Explorer Competitors” means the parties set forth on Annex 31 and their respective Affiliates.

“Disclosing Party” means (i) with respect to any confidential information described in Section 5.13(a), Purchaser, and (ii) with respect to any confidential information described in Section 5.13(b), Seller Parent.

“Distribution Products” means the products of Seller Parent and its Retained Subsidiaries which will be distributed by the Business pursuant the distribution agreements in all material respects in the form attached hereto as Exhibit 17A and Exhibit 17B.

“Divestiture Action” means any of the following actions: (i) agreeing to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of Purchaser or any of its Affiliates contemporaneously with or subsequent to the Closing, including terminating existing relationships, contractual rights or obligations of Purchaser or its Affiliates or creating any relationship, contractual right or obligation of Purchaser or its Affiliates; (ii) Seller Parent and its Subsidiaries agreeing to (or committing or agreeing to) sell, divest or otherwise convey or hold separate any assets of the Business pursuant to and in accordance with Section 5.3(a) of the Seller Disclosure Schedule; (iii) Seller Parent and its Subsidiaries terminating (or committing or agreeing to terminate) existing relationships, contractual rights or obligations that are or would become assets of the Business pursuant to and in accordance with Section 5.3(a) of the Seller Disclosure Schedule; (iv) Seller Parent and its Subsidiaries creating (or committing or agreeing to create) any relationship, contractual right or obligation that would become Assumed Liabilities pursuant to and in accordance with Section 5.3(a) of the Seller Disclosure Schedule; or (v) entering into agreements or stipulating to the entry of any Order by, or filing any applications with, any Government Entity in connection with any of the foregoing.

“Dividend Equalization Number” means such number of Purchaser Common Shares, rounded upward to the next whole number, equal to (i) the aggregate dividends declared, in Dollars, per Purchaser Common Share, with a record date on or after the date of this Agreement and on or prior to the Closing Date multiplied by (ii) the Baseline Share Number divided by (iii) the Initial Share Price.

“EC” means the European Commission.

“Economic Sanctions Laws” means any economic or financial sanctions Laws administered by the Office of Foreign Assets Control of the United States Department of the Treasury, the United States State Department, any other agency of the

Annex 1-12

United States federal government, the United Nations, the European Union or any member state of the European Union.

“Emerald Material Adverse Effect” means a material adverse effect on the assets, liabilities, financial condition or results of operations of the business and operations of Purchaser and its Subsidiaries, taken as a whole; provided, however, that, except as expressly set forth below, none of the following, and no change, effect, event, occurrence or development resulting from or arising out of the following, shall constitute or be taken into account in determining whether an Emerald Material Adverse Effect has occurred:

(A)                               changes in the economy or financial, debt, credit or securities markets generally in the United States, the United Kingdom, the European Union or elsewhere, including changes in interest or exchange rates;

(B)                               changes generally affecting the industries in the United States, the United Kingdom, the European Union or elsewhere in which the business of Purchaser and its Subsidiaries operates;

(C)                               changes or proposed changes in United States generally accepted accounting principles or other accounting standards or interpretations thereof or in any Law of general applicability, or interpretations thereof;

(D)                               changes in any political conditions (including tariffs, trade barriers or other changes in trade policy), acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing;

(E)                                weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics, floods or other natural disasters);

(F)                                 the effect of seasonal changes on the assets, liabilities, results of operations or financial condition of the business and operations of Purchaser and its Subsidiaries;

(G)                               any failure by Purchaser and its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by Purchaser or any of its Subsidiaries or by independent third parties) for any period; provided that the exception in this clause (G) shall not prevent or otherwise affect a determination that any underlying change, effect, event, occurrence or development that is the cause of such failure has resulted in an Emerald Material Adverse Effect;

(H)                              the announcement, pendency or consummation of this Agreement or the Contemplated Transactions, including the impact thereof on relationships with employees and labor unions and relationships with customers, suppliers and

Annex 1-13

distributors or other Persons; provided, that the exceptions in this clause (H) shall not apply to any of Section 4.5 or Section 4.6; and

(I)                                   the failure on the part of Purchaser or any of its Subsidiaries to take any action as a result of the restrictions set forth in Section 5.2(b) if Purchaser in good faith requested that Seller Parent consent to such action and Seller Parent unreasonably withheld, delayed or conditioned its consent to such requested action;

provided, however, that with respect to clauses (A), (B), (D) and (E) above, such change, effect, event, occurrence or development does not have a disproportionate adverse effect on the business and operations of Purchaser, taken as a whole, relative to participants in the industries or geographic locations in which the business of Purchaser operates.

“Employee Representative Body” means any union, works council, employee forum or other body recognized by Seller Parent or any of its Subsidiaries for any information, consultation or collective bargaining purposes.

“Encumbrance” means any lien, pledge, charge, claim, security interest, option, mortgage, easement, restrictive covenant, right of first offer or right of first refusal, title defect or other restriction or encumbrance of any kind.

“Enrofloxacin” means the compound 1-cyclopropyl-7-(4-ethylpiperazin-1-yl)-6-fluoro-4-oxoquinoline-3-carboxylic acid.

“Enterprise Value” means an amount in Euro equal to the sum of (i) the Base Cash Consideration Amount, converted into Euro at the applicable Reference Exchange Rate as of the date which is one (1) day prior to the date of this Agreement, plus (ii) the Share Consideration Value, converted into Euro at the applicable Reference Exchange Rate as of the date which is one (1) day prior to the date of this Agreement.

“Environment” means soil, land surface and subsurface strata, surface waters, ground waters, drinking water supply, stream sediments, ambient air (including indoor air), buildings and structures (whether above or below ground), plant and animal life and any other environmental medium or natural resource.

“Environmental Law” means any Law relating to (i) the protection of the Environment or the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, management, release or disposal of, any Hazardous Substance, or (ii) worker health and safety as it relates to exposure to or handling of Hazardous Substances, but in each case excluding any Laws relating to products liability.

“Environmental Liability” means any Liability relating to: (i) any Environmental Law; (ii) any condition with respect to the Environment; or (iii) the Release, or threatened Release, storage of or exposure to any Hazardous Substance.

Annex 1-14

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ES Exclusion Field” means (i) the prevention and/or control of crawling and/or flying insects including flies, cockroaches, ants, wasps, weevils, lice and silverfish in private homes and dwellings, offices, shops, hotels, restaurants, food storage premises and warehouses, factories, other commercial buildings and the treatment of farm facilities by pest control operators including animal premises but excluding use on animals or humans; (ii)  the prevention and/or control of the vectors of diseases of humans such as malaria, dengue and chagas diseases, including all uses of insecticides for personal protection application (e.g., treated materials, treated clothes, bednets), professional pest control and consumer products for the control of mosquitoes and other nuisance insects and (iii) use for the prevention and/or control of locusts and grasshoppers.

“Estimated Cash Consideration Amount” means an amount in Dollars equal to the sum of:

(A)                               the Base Cash Consideration Amount;

(B)                               plus the Estimated Closing Working Capital Adjustment Amount;

(C)                               plus the Estimated Closing Intercompany Trade Accounts;

(D)                               plus the Estimated Closing Net Financial Indebtedness;

(E)                                plus the Estimated Closing Net Pension Liabilities; and

(F)                                 plus the Estimated Closing Net Tax Position;

provided that, in calculating the Estimated Cash Consideration Amount, the amounts set forth in (B) through (F) above shall be converted from Euro into Dollars using the Reference Exchange Rate as of the last day of the calendar month prior to the calendar month in which the Estimated Cash Consideration Amount is being calculated.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Environmental Liabilities” means (i) any and all Environmental Liabilities relating to, resulting from or arising out of the operation and use of (A) the Seller Leased Property located at Belford Roxo, Brazil, and (B) the Business Leased Real Property located at Santa Clara, Mexico and (ii) any and all Environmental Liabilities relating to, resulting from or arising out of sites formerly operated by Seller Parent and its Subsidiaries in connection with the Business or formerly owned, leased, operated or used by the Transferred Companies or their predecessors in interest, including the Socorro, Brazil; Epernon, France and Hillcrest, New Zealand sites.  For the avoidance of doubt, the Excluded Environmental Liabilities do not include any Environmental Liabilities to the extent resulting from or arising out of the operation and use by the Purchaser or its Subsidiaries (including the Transferred Entities following the Closing) of the Seller

Annex 1-15

Leased Property at Belford Roxo, Brazil, or the Business Leased Real Property located at Santa Clara, Mexico, in each case following the Closing Date.

“Excluded Taxes” means the following: (i) all Taxes relating to the Transferred Assets and/or the Business that are allocable to any Pre-Closing Period (including any successor liability as, for instance, provided under § 75 German General Tax Code (Abgabenordnung)); (ii) all Taxes relating to any Transferred Entity that are allocable to any Pre-Closing Period; (iii) all Taxes of any member of a consolidated, affiliated, combined or unitary Tax group or similar Tax consolidation scheme or VAT Group of which a Transferred Entity (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date; (iv) any Transfer Taxes other than those mentioned in  Section 7.12 or borne by Purchaser pursuant to Section 5.3(d) relating to a taxable event occurring on or before the Closing Date; (v) any Taxes related or allocable to the Excluded Assets; (vi) any Taxes resulting from a breach of any of the representations and warranties in Section 3.21(e); and (vii) any Income Taxes attributable to the disposition by Seller Parent and its Affiliates of the Transferred Entities and Transferred Assets (excluding, for the avoidance of doubt, any Income Taxes imposed on the Transferred Entities as a result of the inability of the Transferred Entities to use any tax attributes in a taxable period after the Closing Date as a result of the transactions under this Agreement) except to the extent such Taxes are specifically allocated to the Purchaser or its Affiliates (including pursuant to Section 5.3) in this Agreement.

“Flumethrin” means the compound [cyano-(4-fluoro-3-phenoxyphenyl)methyl] 3-[(Z)-2-chloro-2-(4-chlorophenyl)ethenyl]-2,2-dimethylcyclopropane-1-carboxylate.

“Fraud” means fraud (Arglist) under the Laws of the Federal Republic of Germany in the making of any representation and warranty contained in Article III or Article IV.

“German Conciliation Board” means the committee (Einigungsstelle) required to be formed in accordance with section 76 and section 112 of the German Works Constitution Act (Betriebsverfassungsgesetz).

“German Social Plan” means the reconciliation of interests and social plan (Interessenausgleich und Sozialplan) required pursuant to the German Works Constitution Act (Betriebsverfassungsgesetz - BetrVG) in connection with the consummation of the Transaction.

“German Works Council” means the incumbent works council, joint works council or group works council acting within its responsibility pursuant to the German Works Constitution Act (Betriebsverfassungsgesetz - BetrVG).

“German Works Council Completion” means Seller Parent either (i) entering into the German Social Plan with the German Works Council or (ii) obtaining a final decision of the German Conciliation Board on the establishment of the German Social Plan which shall replace an agreement with the German Works Council.

Annex 1-16

“Government Entity” means any national, supranational, federal, state or local governmental entity or authority, including any court, administrative body, self-regulatory body or quasi-governmental entity, in each case, with competent jurisdiction to enforce or interpret any Law.

“Grandfathered Compounds” has the meaning set forth in the R&D Collaboration Agreement (including as may be amended pursuant to Section 5.24 hereof).

“Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous, toxic or a pollutant under applicable Environmental Law including petroleum products and byproducts, asbestos-containing material, polychlorinated biphenyls and lead-containing products in any regulated quantity.

“IFRS” means IFRS-EU or IFRS-IASB, as applicable.

“IFRS-EU” means the International Financial Reporting Standards issued by the International Accounting Standards Board, London, and the interpretations of the IFRS Interpretations Committee, in each case as endorsed by the European Union.

“IFRS-IASB” means the International Financial Reporting Standards issued by the International Accounting Standards Board, London, and the interpretations of the IFRS Interpretations Committee.

“Imidacloprid” means the compound (NE)-N-[1-[(6-chloropyridin-3-yl)methyl]imidazolidin-2-ylidene]nitramide.

“Income Taxes” means any United States federal, state, local or non-United States tax, charge, fee, impost, levy or other assessment which is based upon, measured by, or calculated with respect to net income or profits or gross receipts together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Government Entity with respect thereto.

“Initial Share Price” means an amount equal to thirty-three Dollars and sixty cents ($33.60).

“Intellectual Property” means all rights in or to the following, anywhere in the world: (i) trademarks (including common law trademarks), service marks, brand names, certification marks, collective marks, d/b/a’s, domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing and all renewals of same, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (ii) patents, patent applications and registrations, design patents, community designs and all other supra-national or national design rights, whether registered or unregistered, and other patent rights, including all divisions, continuations, continuations-in-part, renewals, reissues, extensions, certificates of reexamination, utility models and supplementary protection certificates (collectively, “Patents”); (iii) trade secrets, confidential information and know-how, including unpatented inventions, processes, schematics,

Annex 1-17

algorithms, R script packages, business methods, formulae, drawings, prototypes, models, and designs (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (v) Software; (vi) Data; and (vii) any other similar intellectual property or proprietary rights.

“Intellectual Property Agreement” means the intellectual property agreement in all material respects in the form attached hereto as Exhibit 7.

“Intercompany Accounts Provisions” means the provisions specified in Annex 20C.

“Interim Commercialization Agreement” means the agreement in all material respects in the form attached hereto as Exhibit 18B.

“Interparty Lease Agreements” mean those Ancillary Agreements which are lease and sublease agreements relating to the sites on Annex 16.

“Inventory Provisions” means the provisions specified Annex 20D.

“IT Assets” means information technology assets, including computers, tangible embodiments of Software and Data, servers, workstations, end-user devices, routers, hubs, switches, and data communications lines.  For clarity, “IT Assets” excludes any Intellectual Property and excludes the IT & BPS Infrastructure.

“Key Term” means, with respect to any Covered Ancillary Agreement, any provision specifying (i) prices or charges; (ii) service or supply volumes (including safety stock); or (iii) grade and specifications of a supplied active ingredient or product (if applicable); or (iv) forecasting and ordering requirements.

“Knowledge” or any similar phrase means, in respect of Seller Parent, the actual knowledge, after having made due inquiry, of any of the Persons listed in Part A of Annex 22, or, in respect of Purchaser, the actual knowledge of any of the Persons listed in Part B of Annex 22, after having made due inquiry; provided, however, that, with respect to matters related to Intellectual Property, such due inquiry does not require Seller Parent, its Subsidiaries or any of the foregoing individuals to perform any clearance searches, seek any freedom to operate or other legal opinions or otherwise conduct any similar investigations with respect to any third party Intellectual Property.

“KVP Agreement” means the agreement, dated August 14, 2008 between KVP GmbH and BAH GmbH providing for payments from KVP GmbH to BAH GmbH.

“KVP GmbH” means KVP Pharma+Veterinär Produkte GmbH.

Annex 1-18

“Labor Obligations” means (i) any information, consultation, negotiation or consent processes with any Employee Representative Body which Seller Parent or its Subsidiaries are required to comply with in connection with the Transaction, (ii) any obligations under the Business Labor Agreements and (iii) any other legal or administrative requirements in relation to the transfer of the Business Employees’ employment in connection with the Transaction.

“Late Stage Compounds” means, collectively, (i) Molidustat (as defined in the Late Stage License Agreement (Molidustat)), (ii) sGC (as defined in the Late Stage License Agreement (sGC)), (iii) the Licensed Compound (as defined in the Late Stage License Agreement (FAP Fly)), and (iv) IRAK4 (as defined in the Late Stage License Agreement (IRAK4)).

“Late Stage License Agreements” means those agreements the forms of which are attached hereto as Exhibits 9A, 9B, 9C and 9D.

“Late Stage Licensed Products” means any product utilizing, containing or incorporating a Late Stage Compound, whether or not as the sole active ingredient.

“Law” means any law, common law, statute, ordinance, rule, regulation, code, Order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Government Entity.

“Leadership Circle” means the Business Employees with the titles set forth in Annex 14B.

“Liabilities” means any and all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, due or to become due, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same is reflected on a balance sheet or would be required by IFRS-IASB to be reflected in financial statements or disclosed in the notes thereto.

“Licensed Intellectual Property” means the Intellectual Property licensed (or sublicensed), or subject to a covenant not to assert, to Purchaser or any of its Subsidiaries by Seller Parent or any Retained Subsidiary pursuant to any Ancillary Agreement.

“Mark-Up” has the meaning set forth in the Transition Services Agreement.

“Maximum Share Number” means such number of Purchaser Common Shares equal to the product of one hundred seven and one half percent (107.5%) multiplied by the Baseline Share Number.

Annex 1-19

“Minimum Share Number” means such number of Purchaser Common Shares equal to the product of ninety two and one half percent (92.5%) multiplied by the Baseline Share Number.

“Mixed Contracts” means the Contracts listed on Annex 23.

“Net Financial Indebtedness Provisions” means the provisions set forth in Annex 20B.

“NYSE” means the New York Stock Exchange, Inc.

“Order” means any order, writ, judgment, award, injunction or decree of any Government Entity, arbitrator or arbitral tribunal.

“Ordinary Course” means, with respect to Seller Parent and its Subsidiaries the conduct of the Business and the operation of the Business Assets in accordance with Seller Parent’s and its Subsidiaries’ normal day-to-day customs, practices and procedures, consistent with past practice, taking into account actions taken in connection with Seller Parent’s pursuit and implementation of its divestiture of the Business and, with respect to Purchaser and its Subsidiaries, the conduct of their business and operations and the operation of their assets in accordance with the normal day-to-day customs, practices and procedures of Purchaser and its Subsidiaries and their respective predecessors in interest, consistent with past practice, taking into account actions taken in connection with Purchaser’s pursuit and implementation of its acquisition of the Business.

“Organizational Documents” means, with respect to (i) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (v) with respect to any other Person that is not an individual, its comparable organizational documents.

“Other Environmental Products” means all products and treatments related to the ES Exclusion Field, other than the Animal Health Environmental Products.

“Parties” means the parties to this Agreement.

“Pension Arrangements” means the pension arrangements listed in Annex 11.

“Pension Assets and Liabilities Provisions” means the provisions specified in Annex 12.

Annex 1-20

“Permethrin” means the compound (3-phenoxyphenyl)methyl 3-(2,2-dichloroethenyl)-2,2-dimethylcyclopropane-1-carboxylate.

“Permit” means any consent, license, permit, action, waiver, approval, authorization, certificate, registration or filing issued by, obtained from or made with a Government Entity.

“Permitted Encumbrances” means (i) Encumbrances to the extent specifically reflected or specifically reserved against or otherwise disclosed in the Financial Information; (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, builders’ or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course and that secure either (A) amounts not yet due and payable or (B) amounts that are being contested in good faith by appropriate proceedings and (in either case) for which adequate reserves have been established in the Financial Information; (iii) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Financial Information; (iv) with respect to real property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions and minor imperfections of title, including any  items that would be shown by a current title report or other similar report or listing or implied by law, including easements for streets, alleys, highways, telephone lines, power lines, and railways, and all similar matters of public record, (B) any conditions that would be apparent or revealed by a current survey or physical inspection that (in the case of both (A) and (B)) do not secure payment of a sum of money and do not and would not be expected to, individually or in the aggregate, materially impair the present use and operation of such property and (C) zoning, building, subdivision or other similar requirements or restrictions; (v) deed restrictions limiting the use of real property to commercial, industrial or non-residential uses in each case that are consistent with such real property’s present use; (vi) licenses, covenants not to sue or other rights under Intellectual Property, IT Assets or Product Authorization Data granted by Seller Parent or its Subsidiaries; (vii) Encumbrances in Purchaser’s favor arising out of this Agreement or any Ancillary Agreement; (viii) immaterial non-monetary Encumbrances incurred in the Ordinary Course; (ix) Encumbrances that will be discharged prior to or in conjunction with the Closing; (x) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good-faith deposits in connection with bids, tenders, contracts or leases, or deposits to secure public or statutory obligations or to secure customs or appeal bonds to which such entity is a party, in each case incurred or made in the Ordinary Course; and (xi) Encumbrances disclosed in Section 1.1 of the Seller Disclosure Schedule.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Government Entity, a trust or other entity or organization.

“Pradofloxacin Anhydrate” means the compound 7-[(4aS,7aS)-1,2,3,4,4a,5,7,7a-octahydropyrrolo[3,4-b]pyridin-6-yl]-8-cyano-1-cyclopropyl-6-fluoro-4-oxo-1,4-dihydroquinoline-3-carboxylic acid.

Annex 1-21

“Pradofloxacin Trihydrate” means the compound 7-[(4aS,7aS)-1,2,3,4,4a,5,7,7a-octahydropyrrolo[3,4-b]pyridin-6-yl]-8-cyano-1-cyclopropyl-6-fluoro-4-oxo-1,4-dihydroquinoline-3-carboxylic acid-trihydrate.

“Pre-Closing Period” means any taxable period ending at or before the Closing Accounts Time or in case of a Straddle Period the portion of the Straddle Period which ends at the Closing Accounts Time, provided, however, that any transaction relating to the Transferred Assets, the Business or the Transferred Entities that is initiated by Seller Parent or its Affiliates and occurs on the Closing Date before the Closing outside the Ordinary Course (other than a Divestiture Action for which Purchaser is responsible for the relevant Tax under Section 5.3(d)) shall also be treated as occurring during the Pre-Closing Period.

“Proceeding” means any civil, criminal or administrative claim, hearing, action, arbitration, litigation, suit, demand, investigation or other proceeding.

“Product Authorization” means a Permit that is necessary for the manufacturing, import, export, distribution, use, promotion or sale of veterinary medicinal products (small molecules, biological entities and vaccines), pesticides, biocides, nutritionals, crop pesticides, vaccines, biologics and other veterinary products, including medical devices, in the Animal Health Field for one or more indications (if applicable) or that is otherwise applicable to any Business Product in a country or other regulatory jurisdiction, including approval of New Animal Drug Applications (as such term is defined in the United States Food, Drug and Cosmetic Act) or any corresponding foreign application, including, with respect to the European Union, the approval of a marketing authorization application filed with the European Medicines Agency pursuant to the centralized approval procedure or with the applicable Government Entity of a country in the European Economic Area with respect to the decentralized procedure or mutual recognition or any other national approvals.

“Product Authorization Data” means any Data (including biological trial Data and raw Data), information, reports or studies, summaries and dossiers relating to the product authorized by a Product Authorization or its excipients or active ingredients (including its metabolites, impurities and degradates) that have been submitted or prepared for submission, or used or retained for the support of submissions, to any relevant Government Entity in order to obtain or maintain any Permit necessary for the manufacturing, import, export, distribution, use, promotion or sale of a product, and any written correspondence from a Government Entity in respect of such Permit or submission.

“Purchaser Ancillary Counterparty” means any Purchaser or Affiliate of Purchaser contemplated to be a party to an Ancillary Agreement.

“Purchaser Antitrust Clearances” means those approvals or clearances under the Antitrust Laws listed in Section 4.4 of the Purchaser Disclosure Schedule.

“Purchaser Board” means the board of directors of Purchaser.

Annex 1-22

“Purchaser Closing Certificate” means the closing certificate in all substantive respects in the form attached hereto as Exhibit 22 to be delivered to Seller Parent pursuant to Section 8.3(e).

“Purchaser Common Shares” means the shares of common stock, no par value, of Purchaser.

“Purchaser Disclosure Schedule” means the disclosure schedule referring to the Agreement as attached to this Agreement.

“Purchaser Fundamental Representations” means the representations and warranties made by Purchaser in Section 4.1 (Organization and Qualification) (first sentence only), Section 4.2 (Corporate Authorization), Section 4.3 (Capitalization of Purchaser); Section 4.6 (Binding Effect); and Section 4.14 (Finders’ Fees).

“Purchaser Local Closing Cash Payment” means a Local Closing Cash Payment made by Purchaser or any of its Affiliates.

“Purchaser Required Approvals” means the Purchaser Required Consents and the Purchaser Required Permits.

“Purchaser Required Consents” means the Consents listed in Section 4.4 of the Purchaser Disclosure Schedule.

“Purchaser Required Permits” means the Permits listed in Section 4.4 of the Purchaser Disclosure Schedule.

“R&D Collaboration Agreement” means the form of R&D Collaboration Agreement attached as Exhibit 8 hereto.

“Rebate Programs” means all discount, rebate, bonus payment and other sales incentive programs of Seller Parent and its Subsidiaries which are Related to the Business.

“Receiving Party” means (i) with respect to any confidential information described in Section 5.13(a), Seller Parent, and (ii) with respect to any confidential information described in Section 5.13(b), Purchaser.

“Reference Exchange Rate” means, with respect to any day, the exchange rate (a) as published by Reuters (WMR Reuters fixing) referring to the exchange rate at 2:00 p.m. Central European Time on such day or (b) if no rates are published on such day, on the latest day before that day for which such rates are published.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Intellectual Property registrar, including any patent or trademark office or Internet domain name registrar.

Annex 1-23

“Registered Business Intellectual Property” means each item of Business Intellectual Property and Seller Licensed Intellectual Property that is, in each case, Registered.

“Regulatory Clearance” means the Seller Antitrust Clearances, the Purchaser Antitrust Clearances, the Additional Clearances and the Purchaser Required Permits.

“Regulatory Notice” means any notice, filing or other documentation required to be submitted to an Applicable Authority with respect to any Regulatory Clearance.

“Related to the Business” means exclusively related to or dedicated to the Business as conducted by Seller Parent and its Subsidiaries prior to the Closing.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, migration, seepage or leaching (including the abandonment or discarding of barrels, containers and other closed receptacles) into the Environment, whether sudden or non-sudden and whether accidental or non-accidental.

“Representative” means, with respect to a Person, the directors, managers, partners, members, officers, employees, agents, advisors (including attorneys, accountants, consultants, bankers and financial advisors) or other authorized representatives of such Person or any of its Affiliates.

“Retained Benefit Plan Liabilities” means the Retained Defined Benefit Pension Plans, as defined in Annex 12.

“Retained Subsidiaries” means the Subsidiaries of Seller Parent other than the Transferred Entities.

“RoW Antitrust Laws” means any applicable antitrust, competition or merger control Laws (other than U.S. Antitrust Laws) promulgated by any Government Entity.

“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Accounting Guideline” means the “BKA Policy” providing mandatory rules for the Seller Parent group financial reporting in accordance with IFRS-EU as of the Closing Date, the most recent version of which prior to the date of this

Annex 1-24

Agreement is dated October 1, 2018 and has been made available to Purchaser prior to this Agreement.

“Seller Ancillary Counterparty” means Seller Parent or any Subsidiary of Seller Parent contemplated to be a party to an Ancillary Agreement.

“Seller Antitrust Clearances” means those approvals or clearances under the Antitrust Laws listed in Section 3.5 of the Seller Disclosure Schedule.

“Seller Closing Certificate” means the closing certificate in all substantive respects in the form attached hereto as Exhibit 21, to be delivered to Purchaser pursuant to Section 8.2(d).

“Seller Disclosure Schedule” means the disclosure schedule referring to this Agreement as attached to this Agreement.

“Seller Fundamental Representations” means (a) the representations and warranties made by Seller Parent in Section 3.1 (Organization and Qualification) (first sentence only), Section 3.2 (Subsidiaries) (first sentence only), Section 3.3 (Capitalization of Transferred Entities), Section 3.4 (Corporate Authorization), Section 3.7 (Binding Effect), and Section 3.24 (Finders’ Fees).

“Seller Leased Property” means those assets or rights not included in the Business Assets that are to be leased, licensed or otherwise provided by Seller Parent and/or any Retained Subsidiary to Purchaser and/or any of its Affiliates pursuant to this Agreement or any Ancillary Agreement, including the Licensed Intellectual Property but excluding the Business Leased Real Property.

“Seller Licensed Intellectual Property” means, collectively, all Licensed Intellectual Property that is (i) owned or purported to be owned by Seller Parent or one of its Subsidiaries; and (ii) exclusively licensed to Purchaser or any of its Subsidiaries.

“Seller Parent Group” means Seller Parent, each of the Share Sellers, and each of the Retained Subsidiaries.

“Seller Required Approvals” means the Permits and Consents listed in Annex 25.

“Seller Transaction Expenses” means all direct and indirect expenses (including all fees and expenses of counsel, accountants, investment bankers, advisors, experts and consultants to Seller Parent and to its Affiliates) incurred by Seller Parent and the Retained Subsidiaries before, on or after the Closing and in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement or the authorization, preparation, negotiation and execution of the Ancillary Agreements, as well as any such expenses incurred by Seller Parent and the Retained Subsidiaries in the pursuit or consideration of any alternative transaction with respect to the Business, the Transferred Entities, the Business Assets or the Assumed Liabilities.

Annex 1-25

“Share Consideration Value” means an amount equal to two billion two hundred and eighty million Dollars ($2,280,000,000).

“Software” means all computer programs and other software and databases, together with, as applicable, object code, source code, libraries, subroutines and other components thereof, and documentation related to the foregoing.

“Straddle Period” means any taxable period that begins prior to and ends following the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person (i) whose securities or other ownership interests having by their terms the power to elect a majority of the board of directors or other persons performing similar functions are owned or controlled, directly or indirectly, by such Person and/or one or more Subsidiaries, or (ii) whose business and policies such Person and/or one or more Subsidiaries have the power to direct.  For clarity, the Transferred Entities shall be deemed to be Subsidiaries of Purchaser, and not Subsidiaries of Seller Parent, following the Closing.

“Supply Agreement” means any Ancillary Agreements the form or term sheet for which is attached hereto in Exhibits 14A through 16C.

“Tax Benefit” means any benefit with respect to Taxes (including any Tax reductions, Tax credits, Tax loss carryforwards, Tax reliefs or other Tax advantages due to, for example, the utilization of Tax loss carryforwards, the lengthening of depreciation periods or higher depreciation allowances); provided, that the term Tax Benefit shall not include any higher amortization or depreciation as a result in the step-up of the Tax base of the Transferred Assets as a result of this Transaction.

“Tax Contest” means an audit, investigation, examination, claim, appeal, dispute or controversy relating to Taxes.

“Tax Election” means any claim, election, application, disclaimer, the giving of notice or consent, or any similar action under the provision of any law relating to Tax.

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of September 24, 2018, between the Purchaser and Eli Lilly and Company.

“Tax Provisions” means the provisions set forth on Annex 20E.

“Tax Returns” means all reports, returns, declarations, computations, forms, statements or other information required to be supplied to a Government Entity with respect to any Tax (and any attachments thereto or amendment thereof) including any information return, claim for refund, estimated tax return, advance tax return, self-assessments, amended withholding tax return, amended return or declaration of estimated Tax.

Annex 1-26

“Taxes” means (i) all federal, state, county, local and foreign taxes and similar charges of any kind imposed (including by way of pre-payment) by any Government Entity, including but not limited to those on, or measured by or referred to as income, gross receipts, financial operation, sales, use, value added, franchise, profits, license, withholding, payroll, excise, severance, stamp, real or personal property, transfer, registration, environmental, escheat or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner; customs, duties, social security contributions or similar fees; (ii) any statutory successor or secondary liability (e.g. Haftungsschuld within the meaning of Sec. 191 German General Tax Code) for or in respect of any item described in clause (i); and (iii) any interest, penalties, fines and additions to tax imposed by such Government Entity with respect to any amounts within the meaning of (i) or (ii), but excluding deferred taxes and notional tax losses (e.g. reductions of losses carry forward or future depreciation).

“Temporary Employee” means any employee of Seller Parent or any of its Subsidiaries identified as a Temporary Employee in Annex 14A.

“Territory” means the countries set forth in Annex 9.

“Third Party Business Product Authorization” means any Product Authorization held by a third party pursuant to which Seller Parent or any of its Subsidiaries markets, distributes and sells the Business Products as of the date of this Agreement.

“Trading Day” means any day on which the Purchaser Common Shares are traded on the NYSE.

“Transaction” means (i) the purchase and sale of the Seller Shares and the Transferred Assets and the assumption of the Assumed Liabilities and (ii) the issuance of the Consideration Shares to Seller Parent, in each case pursuant to this Agreement.

“Transaction Consideration” means the Cash Consideration Amount and the Consideration Shares.

“Transfer of Undertakings” means European Council Directive 2001/23/EC or similar Laws applicable in any jurisdiction.

“Transfer Tax” means any and all statutory, governmental, federal, state, local, municipal, foreign and other sales, excise, use, transfer, gross receipts, documentary, filing, recordation, stamp duty, stamp duty reserve tax, stamp duty land tax, mortgage tax, real estate tax, real estate transfer tax, and all other similar taxes, duties or other like charges, however denominated (including any conveyance and recording fees), incurred or that may be payable in connection with the sale or purchase of the Seller Shares, the Business or the Transferred Assets, together with interest, penalties, and additional amounts imposed with respect thereto, but for the avoidance of doubt,

Annex 1-27

“Transfer Taxes” shall not include (i) any Tax charged on, in respect of or calculated by reference to a Person’s net income or profits or gains or (ii) any VAT.

“Transferred Books and Records” means all Books and Records in the possession of Seller Parent or any Retained Subsidiary immediately prior to the Closing.

“Transferred Contracts” means (i) any Contract (other than this Agreement, an Ancillary Agreement, or a Contract governing Seller Leased Property) to which Seller Parent or any Retained Subsidiary is a party and that is Related to the Business as of the Closing, or to which any of the Business Assets are subject, whether written or oral, except to the extent included in Excluded Assets and (ii) such portion of each Mixed Contract as is required to be transferred to Purchaser pursuant to Section 2.13.

“Transferred Employees’ Records” means all personnel files in the possession of, or under control of, Seller Parent and the Retained Subsidiaries related to the Business Employees, which shall include, without limitation, with respect to each Business Employee, to the extent applicable, his or her employer, title, hire date, location, full- or part-time status, leave status (and, if on leave, the nature of the leave and the expected return date), annual salary or wage rate, most recent annual bonus received, current annual bonus opportunity, and special status, if any (including membership of works councils and disability status), disciplinary history, historical performance ratings and reviews, and historical talent assessment/leadership potential ratings; provided that Transferred Employees’ Records shall not include any files the transfer of which is prohibited by applicable Law.

“Transferred Entity” means each Transferred Company and each Person which is a Subsidiary of a Transferred Company, as set forth on Annex 4.  For the avoidance of doubt, CritiTech Inc. shall not be deemed to be a Transferred Entity.

“Transferred Entity Benefit Plan” means any Benefit Plan sponsored or maintained by a Transferred Entity.

“Transferred Entity Employee” means an employee of a Transferred Entity to the extent that such employee continues to be employed by such Transferred Entity immediately before the Closing.

“Transferred Fixtures and Equipment” means all furniture, furnishings, vehicles, equipment, computers, tools and other tangible personal property (other than Business Inventory) of Seller Parent and the Retained Subsidiaries which are Related to the Business, wherever located, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person.

“Transferred Intellectual Property” means the Transferred Patents, and the Transferred Trademarks and all other Intellectual Property (other than Registered Intellectual Property) which is Related to the Business and owned by Seller Parent or any Retained Subsidiary, in each case, together with the right from and after the Closing Date

Annex 1-28

to sue and recover damages or other compensation for any past, present or future infringement or violation thereof.

“Transferred Intellectual Property Records” means (a) invention disclosures included in the Transferred Intellectual Property; and (b) records, files and documents with regard to the preparation, filing, prosecution, granting, maintenance and defense of (i) any Transferred Patents, Transferred Trademarks, or other Registered Transferred Intellectual Property or (ii) any other material Transferred Intellectual Property not covered by clause (i), in each case, to the extent such invention disclosures, records, files and documents are in the possession of Seller Parent or any Retained Subsidiary; provided that “Transferred Intellectual Property Records” shall not include any notifications of invention, laboratory notebooks or research and development information (in the latter case except as such information is specifically included in such records, files and documents).

“Transferred IT Assets” means the IT Assets owned by Seller Parent or any Retained Subsidiary which are Related to the Business.

“Transferred Leases” means those leases and subleases governing the real property used or leased in relation to the Business by Seller Parent or the Retained Subsidiaries, owned by Persons other than Seller Parent or any of its Subsidiaries and listed in Annex 15.

“Transferred Materials” means all Compounds and associated Compound Sets, cell lines and other materials, together with all associated data, that are (a) owned by Seller Parent or any Retained Subsidiary; and (b) Related to the Business (including all research and development pipeline activities thereof).

“Transferred Owned Real Property” means the real property owned by Seller Parent or the Retained Subsidiaries listed in Annex 17.

“Transferred Patents” means all Patents of Seller Parent and the Retained Subsidiaries Related to the Business, as listed in Part A of Annex 18.

“Transferred Permits” means all Permits (other than Product Authorizations) held by Seller Parent or the Retained Subsidiaries which are Related to the Business; provided that the Transferred Permits shall not include any Permits which may not be transferred in accordance with applicable Law.

“Transferred Product Authorization Data” means all Product Authorization Data which has been sponsored, commissioned or generated by the Business and is in the possession of Seller Parent and the Retained Subsidiaries, whether in tangible or electronic form, and all technical and other information contained therein.

“Transferred Product Authorizations” means the Product Authorizations and pending applications for Product Authorizations which are Related to the Business and owned by Seller Parent or any Retained Subsidiary and any amendments or

Annex 1-29

supplements thereto; provided that the Transferred Product Authorizations shall not include any Product Authorizations or pending applications the transfer of which would be prohibited by applicable Law.

“Transferred Trademarks” means all Trademarks of Seller Parent and the Retained Subsidiaries Related to the Business, as listed in Part A of Annex 19.

“Transition Services Agreement” means the transition services agreement in all material respects in the form attached hereto as Exhibit 2.

“Unavailable Product” means any active ingredient or product which (i) is not manufactured by the Business; (ii) is not contemplated to be supplied to the Business pursuant to an Ancillary Agreement; (iii) has been supplied to or manufactured on behalf of the Business by Seller Parent and its Subsidiaries during the twelve (12) month period prior to the date of this Agreement; (iv) is not related to any of the functions or services set forth in Section 5.27 of the Seller Disclosure Schedule and (v) would be required to be supplied to Purchaser in order for it to be possible for Purchaser and its Subsidiaries (taking into account the assets, services, products, real property and Intellectual Property to be provided, acquired, leased, licensed, sublicensed or subject to a covenant not to assert pursuant to any Ancillary Agreement and taking into consideration Purchaser’s and its Subsidiaries’ assets and businesses (including the Business Assets)) to conduct the Business immediately following the Closing in substantially the same manner as the Business was conducted and operated by Seller Parent and its Subsidiaries prior to the date of this Agreement.

“Unavailable Service” means any service which: (i) Seller Parent and the Retained Subsidiaries have provided to the Business in the twelve (12) month period prior to the date of this Agreement; (ii) Purchaser and its Subsidiaries cannot reasonably provide to the Business directly or procure to be provided to the Business from a third party on reasonable terms; (iii) is not related to any of the functions or services set forth in Section 5.27 of the Seller Disclosure Schedule; and (iv) would be required to be provided to Purchaser in order for it to be possible for Purchaser and its Subsidiaries (taking into account the assets, services, products, real property and Intellectual Property to be provided, acquired, leased, licensed, sublicensed or subject to a covenant not to assert pursuant to any Ancillary Agreement and taking into consideration Purchaser’s and its Subsidiaries’ assets and businesses (including the Business Assets)) to conduct the Business immediately following the Closing in substantially the same manner as the Business was conducted and operated by Seller Parent and its Subsidiaries prior to the date of this Agreement.

“Unfavorable Term” means (i) with respect to the Transition Services Agreement, any Key Term which is not insignificantly (nicht unwesentlich) less favorable to Purchaser from the manner in which the relevant services were provided during the twelve (12) month period prior to the date of this Agreement and (ii) with respect to any other Covered Ancillary Agreement, any Key Term which is not

Annex 1-30

insignificantly (nicht unwesentlich) inconsistent with the assumptions, estimates, projections and forecasts underlying the Business Plan.

“U.S. Antitrust Laws” means, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Sherman Anti-Trust Act of 1890, as amended, and all other United States federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“U.S. GAAP” means United States generally accepted accounting principles.

“VAT” means any value added Tax, goods and services Tax or similar Taxes, including any value added Tax within the meaning of European Council Directive 2006/112/EC as transposed into the applicable Law of the relevant member state and any other similar turnover Tax in any other relevant jurisdiction outside of the European Union, together with all interest, penalties and additions imposed with respect to such amounts.

“Working Capital Provisions” means the provisions specified in Annex 20A.

Annex 1-31

Annex 2
Defined Terms

TERM	SECTION
Accrued Vacation	Section 6.6
Additional Explorer Patents	Section 5.23(b)
Additional Service	Section 5.27(b)
Additional Supply Agreement	Section 5.27(b)
Affiliate Purchaser	Section 2.14
Alternative Financing	Section 5.4(g)
Applicable Executive	“Completion of Regulatory Process” definition
Assumed Employee Liabilities	Section 6.5
Assumed Liabilities	Section 2.4
Audited Financial Statements	Section 3.8(a)
Bankruptcy and Equity Exception	Section 3.7
Basis of Preparation	Section 3.8(b)
Belgian Consultation	Annex 10
Belgian Consultation Completion	Annex 10
Belgian Works Council	Annex 10
Belgian Works Council Laws	Annex 10
Beneficial Ownership	Annex 27
Beneficially Own	Annex 27
Bridging Service	Section 5.25(g)
Business Labor Agreements	Section 3.15(a)
Business Personal Information	Section 3.14(k)
Business Privacy Policy	Section 3.14(k)
Cash Adjustment Amount	Section 2.10(g)
Central Transfer Plan	Section 5.15(a)
Claim Notice	Section 9.4(a)
Closing Date	Section 2.7
Closing Date Statement	Section 2.10(b)
Closing Pension Assets	Annex 12
Closing Pension Liabilities	Annex 12
Competing Business	Section 5.18(a)
Conditions Satisfaction Date	Section 2.7
Consideration Allocation	Section 7.3(a)
Contemplated Transactions	Section 2.7
Current Representation	Section 11.11
De Minimis Deductible	Section 9.2(b)
Debt Commitment Letter	Section 4.12(a)
Debt Financing	Section 4.12(a)
Debt Financing Sources	Section 11.15
Deductible	Section 9.2(b)
Deferred Closing	Section 2.9(a)

Annex 2-1

TERM	SECTION
Deferred Closing Date	Section 2.9(a)
Deferred Closing Date Statement	Section 2.9(c)
Designated Person	Section 11.11
Direct Claim	Section 9.5
Distribution Agreements (Importer of Record)	Section 2.8(a)(v)
Dollars	Section 1.2(c)
Domination Agreements	Section 5.11(a)
Electronic File System	Section 5.30
Emerald IPO Date	Section 4.7(a)
Employee Vehicle Leases	Section 6.11(a)
Employee Vehicles	Section 6.11(a)
Estimated Closing Intercompany Trade Accounts	Section 2.10(a)(iii)
Estimated Closing Net Financial Indebtedness	Section 2.10(a)(ii)
Estimated Closing Net Pension Liabilities	Section 2.10(a)(iv)
Estimated Closing Net Tax Position	Section 2.10(a)(v)
Estimated Closing Working Capital Adjustment Amount	Section 2.10(a)(i)
Euro	Section 1.2(d)
Excluded Assets	Section 2.3
Excluded French Assets	Annex 10
Excluded French Business Employees	Annex 10
Excluded Liabilities	Section 2.5
Excluded Tax Threshold	Section 7.1(c)
Exclusive APIs	“Business Product Authorization Data” definition
Exclusive Grade APIs	“Business Product Authorization Data” definition
Fee Letter	Section 4.12(a)
Financial Information	Section 3.8(b)
Financing	Section 5.4(a)
Financing Documentation	Section 5.4(e)
Financing Failure Event	Section 5.4(g)
French Consultation	Annex 10
French Consultation Completion	Annex 10
Full Transfer Country	Section 5.15(a)
Fundamental Cap	Section 9.2(b)
German Consultation	Annex 10
German Tax Audit	Section 7.11(a)
German Tax Audit’s Current View	Section 7.11(a)
German Tax Audit Issue	Section 7.11(a)
German Tax Audit LCFs	Section 7.11(a)
German Tax Audit Taxes	Section 7.11(c)
German Tax Audit Tax Refunds	Section 7.11(d)

Annex 2-2

TERM	SECTION
German Transferred Entities	Section 7.6
Holdback Period	Annex 27
Holder	Annex 27
Holder Indemnified Parties	Annex 27
IBCL	Section 3.23
Importer of Record Country	Section 5.15(a)
Indemnified Loss	Annex 27
Indemnified Losses	Annex 27
Indemnified Parties	Section 9.3(a)
Indemnifying Party	Section 9.4(a)
Indemnitee	Annex 27
Interim Commercialization Country	Section 5.15(a)
Interim Financial Information	Section 3.8(b)
IT & BPS Infrastructure	Section 5.25(a)
Joinder Agreement	Annex 27
KVP Agreement Tax Benefit	Section 7.1(b)
Local Agreement	Section 5.9(a)
Local Asset Purchase Agreements	Section 2.8(a)(vii)
Local Closing Cash Payments	Section 2.11(b)
Local Consideration	Section 2.11(a)
Local Payment Countries	Section 2.11(b)
Local Share Transfer Agreements	Section 2.8(a)(viii)
Local VAT Counsel’s Opinion	Section 7.12(f)(v)
Lock-Up Period	Annex 27
Losses	Section 9.2(a)
Material Benefit Plans	Section 3.11(a)
Material Contract	Section 3.16(a)
Migration Agreement	Section 5.25(a)
New Plans	Section 6.7
Non-Party	Section 9.10(b)
Non-Transferring Contract	Section 2.12
Notice Period	Section 9.4(a)
Old Plans	Section 6.7
Other Pre-Closing Returns	Section 7.8(a)
Outside Date	Section 10.1(b)
Patents	“Intellectual Property” definition
Post-Closing Representation	Section 11.11
Pre-Closing Separate Income Tax Returns	Section 7.8(a)
Pre-Closing Separate Returns	Section 7.8(a)
Prior Company Counsel	Section 11.11
Prohibited Transferee	Annex 27
Public Offering	Annex 27
Purchaser	Preamble
Purchaser Indemnified Parties	Section 9.2(a)

Annex 2-3

TERM	SECTION
Purchaser Plans	Section 6.3(a)
Purchaser Refund Claim	Section 7.1(f)
Purchaser SEC Filings	Section 4.7
Purchaser Tax Claim Notice	Section 7.1(d)
Purchaser Tax Indemnification Period	Section 7.2(d)
Purchaser Tax Indemnitee	Section 7.1(a)
Purchaser U.S. Consolidation Claims	Section 7.6(a)
Purchaser VAT Group Claims	Section 7.6(c)
Purchaser’s Objection	Section 2.10(c)
Purchaser’s VAT Objection Notice	Section 7.12(f)(iii)
Registrable Securities	Annex 27
Registration Expenses	Annex 27
Registration Statement	Annex 27
Reimbursement of German Audit Taxes	Section 7.11(h)
Related Litigation	Section 5.6
Renewal Period	Section 10.1(b)
Repayment of German Audit Tax Refunds and Tax Benefits	Section 7.11(h)
Required Payment Amount	Section 4.12(b)
RETT Notification Obligation	Section 7.12(a)
Sales Force Agreement Italy	Section 5.8(d)
Seller Indemnified Parties	Section 9.3(a)
Seller Parent	Preamble
Seller Parent Insurance Policies	Section 5.12(a)
Seller Parent Refund Claim	Section 7.2(d)
Seller Parent Tax Claim Notice	Section 7.2(b)
Seller Parent’s VAT Notice	Section 7.12(f)(iii)
Seller Shares	Recitals
Seller Tax Indemnification Period	Section 7.1(f)
Seller Tax Indemnitee	Section 7.2(a)
Seller U.S. Consolidation Claims	Section 7.6(b)
Seller VAT Group Claims	Section 7.6(d)
Service Agreement	Section 5.25(a)
Services Matrix	Section 5.25(a)
Share Seller	Recitals
Share Sellers	Recitals
Shelf Registration Statement	Annex 27
Solvent	Section 4.13
Subsequent Financial Statements	Section 5.4(a)(i)
Suspension Period	Annex 27
Takeover Statute	Section 4.2(b)
Tata Consultancy	Section 5.25(a)
Tax Benefit	Section 7.1(b)
Tax Group	Section 7.4(a)(iii)

Annex 2-4

TERM	SECTION
Tax Indemnity	Section 7.1(a)
Tax Refund	Section 7.4(a)(i)
Third Party Claim	Section 9.4(a)
TOGC	Section 7.12(f)(ii)
Trade Secrets	“Intellectual Property” definition
Trademarks	“Intellectual Property” definition
Transfer	Annex 27
Transfer Tax Return	Section 7.12(a)
Transferred Advance Payment Assets	Annex 20A
Transferred Advance Payment Liabilities	Annex 20A
Transferred Assets	Section 2.2
Transferred Company	Recitals
Transferred Employee	Section 6.2
Transferred Entity Business Inventory	Inventory Provisions
Transferred Inventory	Inventory Provisions
VAT Group	Section 7.6
Works Council Completions	Annex 10

Annex 2-5